     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 11, 1997


                                                      REGISTRATION NO. 333-25223
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                               AMENDMENT NO. 4 TO


                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               ------------------

                            CRESCENT OPERATING, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


              DELAWARE                             6531/9999                            75-2701931
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL                  (IRS EMPLOYER
           INCORPORATION)                 CLASSIFICATION CODE NUMBER)               IDENTIFICATION NO.)


                                                                    GERALD W. HADDOCK, ESQ.
                  777 MAIN STREET                                       777 MAIN STREET
              FORT WORTH, TEXAS 76102                               FORT WORTH, TEXAS 76102
             TELEPHONE: (817) 877-0477                             TELEPHONE: (817) 877-0477
           (ADDRESS AND TELEPHONE NUMBER                      (NAME, ADDRESS AND TELEPHONE NUMBER
   OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)                      OF AGENT FOR SERVICE)

                               ------------------
                                   Copies to:

                            ROBERT B. ROBBINS, ESQ.
                            SYLVIA M. MAHAFFEY, ESQ.
                       SHAW, PITTMAN, POTTS & TROWBRIDGE
                              2300 N STREET, N.W.
                             WASHINGTON, D.C. 20037
                            TELEPHONE: (202)663-8000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as possible after the effective date of this registration statement

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                               ------------------

                        CALCULATION OF REGISTRATION FEE



=======================================================================================================================
                                                                 PROPOSED            PROPOSED
                                                                  MAXIMUM             MAXIMUM
        TITLE OF EACH CLASS OF             AMOUNT TO BE       OFFERING PRICE         AGGREGATE           AMOUNT OF
      SECURITIES TO BE REGISTERED           REGISTERED           PER UNIT        OFFERING PRICE(1)   REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value..........         (2)                 (2)             $14,101,000        $4,274.00(3)
=======================================================================================================================



(1) Computed based on the book value as of March 31, 1997 of the net assets to be contributed to the Registrant in accordance with Rule 457 under the Securities Act. The book value of the net assets to be contributed as of December 31, 1996, on which the registration fee was calculated at the time of the initial filing of the Form S-1, was $12,160,000.



(2) Omitted pursuant to Rule 457(o) under the Securities Act.



(3) Of this amount, $589.00 has been paid in connection with this Amendment No. 4 to Form S-1 and $3,685.00 was paid in connection with the initial filing of the Form S-1 on April 15, 1997.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE AS SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


PROSPECTUS                             SUBJECT TO COMPLETION DATED JUNE 11, 1997


                            CRESCENT OPERATING, INC.


                                  COMMON STOCK
                        PREFERRED SHARE PURCHASE RIGHTS


     This Prospectus is being furnished to both the shareholders of Crescent Real Estate Equities Company, a Texas real estate investment trust ("Crescent"), and the limited partners (the "Limited Partners") of Crescent Real Estate Equities Limited Partnership, a Delaware limited partnership ("Crescent Operating Partnership"), in connection with the distribution (the "Distribution") by Crescent Operating Partnership and Crescent of all of the outstanding shares of common stock, par value $.01 per share (the "Crescent Operating Common Stock"), of Crescent Operating, Inc., a Delaware corporation ("Crescent Operating" or the "Company").


     SEE "RISK FACTORS" BEGINNING ON PAGE 11 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS RELEVANT TO THE OWNERSHIP OF CRESCENT OPERATING COMMON STOCK.



     It is expected that the Distribution will be made on                , 1997.
For Limited Partners, the Distribution will be made on the basis of one share of Crescent Operating Common Stock for every 5 units of limited partner interest (the "Units") in Crescent Operating Partnership held on May 30, 1997 (the "Partnership Record Date"), and for shareholders of Crescent, the Distribution will be made on the basis of one share of Crescent Operating Common Stock for every 10 common shares of beneficial interest, $.01 par value, of Crescent (the "Crescent Common Shares") held on May 30, 1997 (the "Crescent Record Date" and, together with the Partnership Record Date, the "Record Date"). No certificates representing fractional shares of Crescent Operating will be issued in connection with the Distribution. In lieu of fractional shares, the distribution agent will pay to any holder who would be entitled to a fractional share of Crescent Operating Common Stock an amount of cash (without interest) equal to $.99 per share.


     No payment need be made by, or will be accepted from, Crescent shareholders or Limited Partners for the Crescent Operating Common Stock to be received by them in the Distribution. Crescent shareholders will not be required to surrender or exchange Crescent Common Shares, and Limited Partners will not be required to surrender or exchange Units, in order to receive Crescent Operating Common Stock. Each share of Crescent Operating Common Stock issued in the Distribution will be accompanied by one Preferred Share Purchase Right.


     There is currently no public market for Crescent Operating Common Stock. Crescent Operating has applied for quotation of the Crescent Operating Common Stock on the Nasdaq National Market and expects to apply for quotation of the Crescent Operating Common Stock on the OTC Bulletin Board, although there is no assurance that shares of Crescent Operating Common Stock will be approved for listing on any national securities exchange, automated quotation system or over-the-counter market.


     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES. ANY SUCH OFFERING MAY ONLY BE MADE BY MEANS OF A SEPARATE PROSPECTUS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND OTHERWISE IN COMPLIANCE WITH APPLICABLE LAW.

             The date of this Prospectus is                , 1997.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Available Information.......................................    1
Summary.....................................................    2
  The Distribution..........................................    2
  Crescent Operating........................................    4
  Summary Pro Forma Financial Data..........................    9
  Summary Selected Financial Data...........................   10
Risk Factors................................................   11
  Lack of Operating History.................................   11
  Risks Associated with the Carter-Crowley Assets...........   11
  Risks Associated with the CBHS Interest...................   11
  Restrictions on Crescent Operating's Business and Future
     Opportunities..........................................   13
  Dependence upon Crescent; Limited Resources for Growth
     through New Opportunities..............................   13
  Potential Conflicts of Interest...........................   14
  Risks Associated with Unrelated Investments and Ability to
     Manage Unrelated Investments; Competition..............   14
  Limited Financial Resources; Obligations under Financing
     Arrangements; Limited Future Funding Commitments; Need
     for Future Capital.....................................   15
  Absence of a Public Market for Crescent Operating Common
     Stock..................................................   15
  Absence of Dividends on Crescent Operating Common Stock
     Following the Distribution.............................   15
  Reliance on Key Personnel.................................   16
  Certain Antitakeover Provisions...........................   16
  Federal Income Tax Risks..................................   17
The Distribution............................................   17
  Background of and Reasons for the Distribution............   17
  Manner of Effecting the Distribution......................   18
  Federal Income Tax Consequences...........................   18
  Listing and Trading of Crescent Operating Common Stock....   22
  Shares Available for Future Sale..........................   22
Dividend Policy.............................................   23
Management's Discussion and Analysis of Financial Condition
     and Results of Operations..............................   23
Business....................................................   27
  Overview..................................................   27
  Strategy..................................................   27
  The Intercompany Agreement................................   28
  The Carter-Crowley Assets.................................   29
  The CBHS Interest.........................................   30
  Property..................................................   38
  Employees.................................................   38
Management..................................................   39
  Directors and Executive Officers of Crescent Operating....   39
  Committees of the Board of Directors......................   40
  Compensation of Directors.................................   41
  Annual Meeting............................................   41
  Security Ownership of Certain Beneficial Owners and
     Management After the Distribution......................   41
  Executive Compensation....................................   42
  Crescent Operating Stock Incentive Plan...................   43
Certain Transactions........................................   44
  Interests Relating to Crescent Operating Partnership......   44
  Crescent..................................................   45

                                                              PAGE
                                                              ----
  Interests Relating to Magellan............................   45
  Contract with Affiliate of Director.......................   46
Description of Crescent Operating Capital Stock.............   47
  Authorized Capital Stock..................................   47
  Common Stock..............................................   47
  Preferred Stock...........................................   47
  Series A Junior Preferred Stock...........................   48
  Warrants..................................................   49
Certain Antitakeover Provisions.............................   50
  Staggered Board of Directors..............................   50
  Number of Directors; Removal; Filling Vacancies...........   50
  No Stockholder Action by Written Consent; Special
     Meetings...............................................   50
  Advance Notice Provisions for Stockholder Nominations and
     Stockholder Proposals..................................   50
  Relevant Factors To Be Considered by the Crescent
     Operating Board........................................   51
  Amendment.................................................   51
  Rights Plan...............................................   52
  Delaware Business Combination Statute.....................   54
  Control Share Acquisitions................................   54
  Liability of Directors and Officers; Indemnification......   55
Experts.....................................................   56
Legal Matters...............................................   56
Index to Financial Statements...............................  F-1

                             AVAILABLE INFORMATION

     Crescent Operating has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to Crescent Operating Common Stock and Preferred Share Purchase Rights described herein. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information, reference is made hereby to the Registration Statement, exhibits and schedules. Statements contained herein concerning any documents are not necessarily complete and, in each instance, reference is made to the copies of such documents filed as exhibits to the Registration Statement. Each such statement is qualified in its entirety by such reference. Copies of these documents may be inspected without charge at the principal office of the Commission at 450 5th Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at 7 World Trade Center, Suite 1300, New York, New York 10048, at Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661, and at 5670 Wilshire Boulevard, Suite 1100, Los Angeles, California 90036, and copies of all or any part thereof may be obtained from the Commission upon payment of the charges prescribed by the Commission. Copies of such material may also be obtained from the Commission's Web Site (http://www.sec.gov).

     Following the Distribution, Crescent Operating will be required to comply with the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and will file annual, quarterly and other reports with the Commission. The Company will also be subject to the proxy solicitation requirements of the Exchange Act and, accordingly, will furnish audited financial statements to its stockholders in connection with its annual meetings of stockholders.


     NO PERSON IS AUTHORIZED BY CRESCENT OR CRESCENT OPERATING TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                    SUMMARY

     This summary is qualified by the more detailed information set forth elsewhere in this Prospectus, which should be read in its entirety, including the discussion of certain factors set forth under "Risk Factors." Unless the context requires otherwise, reference to "Crescent" herein includes Crescent Real Estate Equities Company; its predecessor, Crescent Real Estate Equities, Inc.; and its direct and indirect subsidiaries, including Crescent Real Estate Equities Limited Partnership (the "Crescent Operating Partnership"), Crescent Real Estate Equities, Ltd. ("Crescent Ltd."), which is the general partner of Crescent Operating Partnership, and the other subsidiaries of Crescent.

                                THE DISTRIBUTION

Distributing Companies       Crescent Real Estate Equities Limited Partnership,
                             a Delaware limited partnership, and Crescent Real
                             Estate Equities Company, a Texas real estate investment trust.


Shares to be Distributed     Approximately 11,025,547 shares of Crescent
                             Operating Common Stock, representing all of the outstanding shares of Crescent Operating Common
                             Stock (subject to reduction to the extent that cash payments are made in lieu of the issuance of fractional shares of Crescent Operating Common
                             Stock).



Distribution Ratio           One share of Crescent Operating Common Stock for
                             every 10 Crescent Common Shares held on the Record
                             Date (as defined below), and one share of Crescent
                             Operating Common Stock for every 5 Units held on the Record Date. The difference in the distribution ratios reflects a two-for-one stock split with respect to Crescent Common Shares, effective as of March 26, 1997, for which there was not a corresponding split of Units. No certificates representing fractional shares of Crescent
                             Operating will be issued in connection with the Distribution. In lieu of fractional shares, the Distribution Agent (as defined below) will pay to any holder who would be entitled to a fractional share of Crescent Operating Common Stock an amount of cash (without interest) equal to $.99 per share.
                             No payment need be made by, or will be accepted from, Crescent shareholders or Limited Partners for Crescent Operating Common Stock to be received by them in the Distribution. Crescent shareholders will not be required to surrender or exchange
                             Crescent Common Shares and Limited Partners will not be required to surrender or exchange Units, in order to receive Crescent Operating Common Stock.
                             See "The Distribution -- Manner of Effecting the
                             Distribution."


Federal Income Tax
  Consequences               For Crescent shareholders, the Distribution
                             generally should only result in additional taxable income to the extent the value of the Crescent
                             Operating Common Stock distributed by Crescent exceeds the basis of Crescent's share of the assets contributed by Crescent Operating Partnership to Crescent Operating. Management anticipates that the amount of such income will be nominal. As a result, management anticipates that, for a typical Crescent shareholder, the result of the Distribution, as compared to what would occur in the absence of the Distribution, will be to increase the shareholder's tax-free return of capital, but this result cannot be assured. The Distribution will generally be taxable to Limited Partners only if and to the extent the value of the Crescent Operating Common
                             Stock distributed to them exceeds their respective bases in their partnership interests. See "The
                             Distribution -- Federal Income Tax Consequences."

Risk Factors                 Shareholders and Limited Partners should consider
                             certain factors discussed under "Risk Factors," including risks associated with the assets that Crescent Operating will acquire and own, Crescent
                             Operating's lack
                             of operating history, potential conflicts of interest and Crescent Operating's dependence on Crescent.


Background of and Reasons
for the Distribution         Crescent Operating has been formed to become a
                             lessee and operator of various assets and to perform an agreement between Crescent Operating and Crescent Operating Partnership (the "Intercompany
                             Agreement") pursuant to which Crescent Operating and Crescent Operating Partnership have agreed to provide each other with rights to participate in certain transactions. In particular, Crescent
                             Operating will have the right to become the lessee under a "master" lease arrangement of any property owned or subsequently acquired by Crescent
                             Operating Partnership if Crescent Operating
                             Partnership determines that, consistent with the status of Crescent as a real estate investment trust for federal income tax purposes (a "REIT"), Crescent Operating Partnership is required to enter into such a lease and certain other conditions are met. For example, Crescent generally would be required, consistent with its status as a REIT, to enter into a master lease arrangement as to hotels and behavioral healthcare facilities. In general, a master lease arrangement is an arrangement pursuant to which an entire property or project (or a group of related properties or projects) is leased to a single lessee.


                             The formation of Crescent Operating and the execution of the Intercompany Agreement will permit stockholders of Crescent Operating who also own Crescent Common Shares to participate in the benefits both of the real estate operations of Crescent (including ownership of real property) and of the lease of certain of such assets and the ownership of other non-real estate assets. No such opportunities to benefit from the lease of any assets or the ownership of any non-real estate assets other than those identified herein have been identified at this time (see "-- Crescent Operating," below), and there can be no assurance that any such opportunities will arise in the future. In the case of opportunities for Crescent Operating to become the lessee of any assets under a master lease arrangement, the Intercompany Agreement provides that Crescent Operating Partnership must provide Crescent Operating with written notice of the lessee opportunity. During the 30 days following such notice, Crescent Operating has a right of first refusal with regard to the offer to become a lessee and the right to negotiate with Crescent Operating Partnership on an exclusive basis regarding the terms and conditions of the lease. If a mutually satisfactory agreement cannot be reached within the 30-day period, Crescent Operating Partnership may offer the opportunity to others for a period of one year thereafter. Any investment opportunity other than a lessee opportunity may be offered by Crescent Operating Partnership to Crescent Operating in the discretion of Crescent Operating Partnership, upon such notice and other terms as Crescent Operating Partnership may determine. See "Business -- The Intercompany Agreement."


                             Richard E. Rainwater, John C. Goff and Gerald W. Haddock will serve as Chairman of the Board, Vice Chairman and President and Chief Executive Officer, respectively, of both Crescent and Crescent Operating. Messrs. Rainwater, Goff and Haddock all are limited partners in Crescent Operating Partnership and shareholders of Crescent, and Mr. Haddock also serves as President and Chief Executive Officer and the sole director of Crescent Ltd., which is the general partner of Crescent Operating Partnership. Messrs. Rainwater, Goff and Haddock therefore will be subject to conflicts of interest in connection with the business relationships, and the allocation of investment opportunities, between Crescent Operating, on the one hand, and Crescent and Crescent Operating Partnership, on the other.

                             Crescent Operating is intended to function principally as an operating company, in contrast to Crescent's principal focus on investment in real estate assets. The operating activities and operating assets made available to Crescent Operating by Crescent are designed to provide Crescent's existing shareholders with the long-term benefits of ownership in an entity devoted to the conduct of operating business activities in addition to their principal investment interest in Crescent itself. A small number of REITs, operating under tax provisions that no longer are available to newly formed REITs, have shares that are "paired" or "stapled" with shares of a related operating company, and therefore cannot be owned or transferred independently. The shares of Crescent and Crescent Operating are not, and will not be, paired or stapled in any manner. Because the shares of Crescent and Crescent Operating can be owned and transferred separately and independently of each other, Crescent and Crescent Operating will not provide a paired investment on an ongoing basis to investors who purchase shares of only one company or the other.


                             The Distribution of Crescent Operating Common Stock will provide Crescent shareholders and the Limited Partners as of the Record Date with the ability to benefit from both the real estate operations of Crescent and the business operations of Crescent Operating.


Distribution Agent           BankBoston, N.A. will be the Distribution Agent for
                             the Distribution.


Record Date                  May 30, 1997 (the "Record Date").


Distribution Effective Date                 , 1997 (the "Distribution Effective
                             Date"). Commencing on or about the Distribution Effective Date, the Distribution Agent will begin mailing account statements reflecting ownership of Crescent Operating Common Stock to holders of Crescent Common Shares and Units as of the Record Date. Crescent shareholders and Limited Partners will not be required to make any payment or to take any other action to receive the Crescent Operating Common Stock to which they are entitled in the Distribution. See "The Distribution -- Manner of Effecting the Distribution."



Trading Market               There is currently no public market for Crescent
                             Operating Common Stock. Crescent Operating has applied for quotation of the Crescent Operating
                             Common Stock on the Nasdaq National Market and expects to apply for quotation of the Crescent
                             Operating Common Stock on the OTC Bulletin Board, although there is no assurance that the Crescent
                             Operating Common Stock will be approved for listing on any national securities exchange, automated quotation system or over-the-counter market or that a public market will develop. See "Risk Factors --
                             Absence of a Public Market for Crescent Operating
                             Common Stock" and "The Distribution -- Listing and
                             Trading of Crescent Operating Common Stock."


                               CRESCENT OPERATING


Crescent Operating           Crescent Operating has been formed to become a
                             lessee and operator of various types of assets, including real property owned by Crescent and others, and to perform the Intercompany Agreement between Crescent Operating and Crescent Operating
                             Partnership. In connection with the formation and capitalization of Crescent Operating, Crescent
                             Operating Partnership contributed approximately
                             $14.1 million in cash and agreed to advance to Crescent Operating an aggregate of approximately
                             $35.9 million in the form of loans (approximately
                             $15.3 million of which was funded on May 8, 1997), which Crescent Operating has used or expects to use to purchase the following assets
                             (collectively, the "Assets"):


                             - assets acquired from Carter-Crowley Properties,
                               Inc., an unaffiliated entity, ("Carter-Crowley"), consisting of (i) Moody-Day, Inc. ("Moody-Day"), a construction equipment sales, leasing and servicing company acquired for approximately $4.1 million; and (ii) a 1.21% limited partner interest in Hicks Muse Tate & Furst Equity Fund II, LP ("Hicks-Muse"), a private venture capital fund acquired for approximately $9.6 million, through which Crescent Operating has invested in companies operating in a variety of industries, including manufacturing, communications, real estate, financial services and food (collectively, the "Carter-Crowley Assets"); and



                             - a 50% member interest (the "CBHS Interest"), to
                               be acquired for approximately $7.5 million, in Charter Behavioral Health Systems, LLC ("CBHS"), a newly formed limited liability company which will operate approximately 90 behavioral healthcare facilities (the "Facilities") which Magellan Health Services, Inc. ("Magellan"), an unaffiliated entity, and its wholly owned subsidiaries are expected to sell to Crescent as a part of a transaction with Magellan (the "Magellan Transaction"), and certain warrants to acquire up to 1,283,311 shares of Magellan common stock valued by Crescent Operating at approximately $12.5 million. See "Business -- The CBHS Interest." Richard E. Rainwater, John C. Goff and Gerald W. Haddock, who will serve as the Chairman of the Board, the Vice Chairman of the Board and the President and Chief Executive Officer of Crescent Operating and Crescent, respectively, and each of whom will serve as directors of Crescent and Crescent Operating, beneficially own shares of Magellan common stock. Mr. Rainwater beneficially owns, directly (including shares held directly or indirectly by his spouse and children) and indirectly through a limited partnership of which a corporation owned by Mr. Rainwater is the sole general partner, approximately 19.1% of the outstanding Magellan common stock. Each of Messrs. Goff and Haddock beneficially owned less than one percent of the common stock of Magellan as of December 31, 1996. Darla D. Moore, the spouse of Mr. Rainwater, is a director of Magellan.



                             Crescent Operating obtained the rights to purchase the Assets from Crescent Operating Partnership, and on May 9, 1997, Crescent Operating, utilizing funds contributed to Crescent Operating by Crescent Operating Partnership, purchased (i) the Carter-Crowley Assets for approximately $13.7 million and (ii) a 12.38% limited partner interest in Dallas Basketball Limited, the partnership that holds the National Basketball Association franchise for the Dallas Mavericks, for approximately $12.4 million.



                             As of June 11, 1997, Crescent Operating sold, for approximately $12.55 million, the limited partner interest in the partnership that owns the Dallas Mavericks to a newly formed corporation wholly owned by Crescent Operating Partnership. Richard E. Rainwater, John C. Goff and Gerald W. Haddock, each of whom will serve as a director of Crescent Operating, also are limited partners of Crescent Operating Partnership. As of May 30, 1997, Messrs. Rainwater, Goff and Haddock beneficially owned Units representing approximately 6.2%, 1.1% and .9%, respectively, of the partnership interests in Crescent Operating Partnership outstanding as of such date. In addition, Mr. Haddock serves as President and Chief Executive Officer and the sole director of Crescent Ltd., which is the general partner of Crescent Operating Partnership, and will serve in the same capacities in the newly formed corporation. See "-- Interests of Richard E. Rainwater and Affiliates," below, and "Certain Transactions." Crescent Operating had purchased the limited partner interest in the partnership that owns the Dallas Mavericks from Carter-Crowley for approximately $12.4 million utilizing a combination of cash payments and proceeds of borrowings from Crescent Operating Partnership. Crescent Operating used the proceeds of the sale of the interest (i) to pay all accrued interest under the term loan from Crescent Operating Partnership, in the amount of approximately $.2 million, (ii) to make a payment of principal under the term loan of approximately $9.9 million, and (iii) to pay a dividend to its sole stockholder, Crescent Operating Partnership, of approximately $2.4 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



                             An additional approximately $20.6 million will be advanced to Crescent Operating by Crescent Operating Partnership in the form of loans. Crescent Operating will use approximately $20.0 million to acquire the CBHS Interest and the warrants to acquire Magellan common stock. Crescent Operating will use approximately $1.5 million in cash and the remaining $.6 million in loans to fund certain obligations to purchase construction equipment of Moody-Day.



                             Crescent Operating participates in Hicks-Muse on an investment-by-investment basis and does not own an interest in all investments included in the Hicks-Muse portfolio. The purchase price of the 1.21% limited partner interest in the Hicks-Muse fund does not include Crescent Operating's obligation to invest an additional $2.2 million in the fund. This amount is required to be paid when called.



                             Crescent Operating's certificate of incorporation, as amended and restated (the "Charter"), provides that one of Crescent Operating's corporate purposes is to perform the Intercompany Agreement, pursuant to which Crescent Operating and Crescent Operating Partnership have agreed to provide each other with rights to participate in certain transactions. In addition, the Charter generally prohibits Crescent Operating, for so long as the Intercompany Agreement remains in effect, from engaging in activities or making investments that a REIT could make, unless Crescent Operating Partnership was first given the opportunity but elected not to pursue such activities or investments.


                             The principal executive offices of Crescent
                             Operating are located at 777 Main Street, Forth Worth, Texas 76102, and its telephone number at that location is (817) 877-0477. Crescent Operating was incorporated in Delaware in April 1997.

Business Strategy            Crescent Operating intends to manage the Assets,
                             enter into certain of the businesses to which the Assets relate and pursue additional opportunities.
                             Crescent Operating believes that it has, or will have access to, sufficient liquidity and management expertise to manage the Assets successfully.

                             Crescent Operating's investment and operating strategies are to acquire and operate a complementary group of businesses which are aligned with certain of the investments and businesses of Crescent. To pursue additional opportunities, Crescent Operating plans to capitalize on its relationship with Crescent and Crescent's ability to structure transactions creatively. Crescent Operating also plans to explore the possibility of providing to Crescent certain lessee and operational services currently provided by others to Crescent. In this regard, Crescent Operating plans to enter into negotiations to acquire or replace the current tenants of certain hotels and resorts owned by Crescent and leased to third parties. No such negotiations are currently ongoing, however, and there is no assurance that any such agreements will be reached. The additional opportunities Crescent Operating may pursue are expected to be varied and may be unrelated to any business in which Crescent Operating will be engaged initially. Accordingly, Crescent Operating expects that, in the future, it may sell existing assets that are inconsistent with its long-term strategies.


Management of Crescent
  Operating                  Richard E. Rainwater, John C. Goff and Gerald W.
                             Haddock will serve as Chairman of the Board, Vice
                             Chairman and the President and Chief Executive
                             Officer, respectively, of Crescent Operating. Each currently serves in the same capacity at Crescent.
                             See "Management."



Preferred Share Purchase
Rights Crescent Operating expects to adopt a Preferred Share Purchase Rights Plan (the "Rights Plan") on or prior to the Distribution Effective Date. If so adopted, certificates issued in the Distribution representing Crescent Operating Common Stock will also initially represent an equivalent number of associated Preferred Share Purchase Rights of Crescent Operating (the "Rights"). See "Certain Antitakeover Provisions -- Rights Plan."



Certain Antitakeover
Provisions                   Certain provisions of Crescent Operating's Charter
                             and Crescent Operating's bylaws, as amended and restated (the "Bylaws"), as each will be in effect as of the Distribution, and of the Delaware General
                             Corporation Law (the "DGCL"), have the effect of making more difficult an acquisition of control of Crescent Operating in a transaction not approved by the Crescent Operating Board of Directors. These provisions include (i) a provision for a classified
                             Board, with only approximately one-third of the Board to be elected in any year, to serve for three-year terms, (ii) a requirement that directors be removed only for cause upon the affirmative vote of holders of at least 80% of the total voting power, (iii) a requirement that actions of stockholders be taken at a meeting of stockholders, rather than by written consent, (iv) a prohibition on the stockholders' ability to call a special meeting, (v) an advance notice requirement for stockholders to make nominations of candidates for directors or to bring other business before an annual meeting of stockholders, and (vi) a requirement that certain amendments to the Charter be approved by the affirmative vote of 80% of the total voting power. See "Description of Crescent
                             Operating Capital Stock" and "Certain Antitakeover
                             Provisions." The Rights Plan will also make more difficult an acquisition of control of Crescent
                             Operating in a transaction not approved by the Crescent Operating Board. The Rights Plan and certain provisions of the Charter do not apply to Crescent and its affiliates. See "Certain
                             Antitakeover Provisions -- Rights Plan."

Post-Distribution Dividend
Policy Following the Distribution, Crescent Operating intends to use its available funds to pursue investment and business opportunities and, therefore, does not anticipate the payment of any cash dividends on Crescent Operating Common Stock in the foreseeable future. Payment of dividends on Crescent Operating Common Stock is prohibited under loans from Crescent Operating Partnership until all amounts outstanding thereunder are paid in full and will also be subject to such limitations as may be imposed by any other credit facilities that Crescent Operating may obtain from time to time. As of June 11, 1997, the outstanding principal balance of loans from Crescent Operating Partnership to Crescent Operating was approximately $5.4 million. The declaration of dividends will be subject to the discretion of the Crescent Operating Board. See "Dividend Policy."



Interests of Richard E.
Rainwater
  and Affiliates             Richard E. Rainwater, John C. Goff and Gerald W.
                             Haddock will serve as Chairman of the Board, Vice
                             Chairman and the President and Chief Executive
                             Officer, respectively, of Crescent Operating and Crescent. Each also will serve as a director of Crescent Operating and Crescent. Mr. Rainwater has a significant interest in Crescent, Crescent
                             Operating and Magellan through Mr. Rainwater's positions as an officer or director of Crescent and Crescent Operating and through his direct and indirect ownership of common equity of each of these entities and his ownership of Units of Crescent Operating Partnership. Mr. Haddock is the sole director of Crescent Ltd., which is the sole general partner of Crescent Operating Partnership.
                             Crescent Ltd. is a wholly owned subsidiary of Crescent. As of May 30, 1997, Messrs. Rainwater,
                             Goff and Haddock beneficially owned approximately
                             12.5%, 2.0%, and 1.5% of Crescent, respectively, which interests consist of Crescent Common Shares and Units of Crescent Operating Partnership, a portion of which may be held by partnerships or trusts as to which Messrs. Rainwater, Goff and Haddock have voting control. Immediately following the Distribution, each of Messrs. Rainwater, Goff and Haddock is expected to beneficially own approximately 12.5%, 2.0%, and 1.5% of the then-outstanding shares of Crescent Operating
                             Common Stock. See "Management -- Security Ownership of Certain Beneficial Owners and Management After the Distribution." In addition, Mr. Rainwater beneficially owns approximately 19.1% of the outstanding Magellan common stock, the substantial portion of which is attributable to his ownership of 100% of the stock of the sole general partner of a limited partnership that beneficially owned
                             3,885,832 shares of Magellan common stock as of December 31, 1996. See "Risk Factors -- Potential
                             Conflicts of Interest" and "Certain Transactions."



Transfer Agent and
Registrar                    BankBoston, N.A. will be the Transfer Agent and
                             Registrar for Crescent Operating after the Distribution.

                        SUMMARY PRO FORMA FINANCIAL DATA

     The following tables set forth certain unaudited summary financial information for the Company on a combined pro forma basis. This summary information is qualified by, and should be read in conjunction with, the financial statements and notes thereto included elsewhere in this Prospectus.


     The pro forma information for the year ended December 31, 1996, assumes completion, in each case as of January 1, 1996 in determining operating data, of
(i) the formation and capitalization of Crescent Operating, (ii) the acquisition of the Carter-Crowley Assets and the recording of the transaction under the purchase method of accounting, (iii) the purchase and subsequent sale of the 12.38% limited partner interest in the partnership that owns the Dallas Mavericks, and (iv) the acquisition of the CBHS Interest, which is a 50% interest in CBHS.



                                                                                CRESCENT
                                                                             OPERATING, INC.
                                                                             AS ADJUSTED FOR
                                            CRESCENT       ACQUISITION OF    ACQUISITION OF    ACQUISITION OF
                                         OPERATING, INC.   CARTER-CROWLEY    CARTER-CROWLEY     50% INTEREST     PRO FORMA
                                           HISTORICAL      ASSET GROUP(1)    ASSET GROUP(1)      IN CBHS(2)     CONSOLIDATED
                                         ---------------   --------------    ---------------   --------------   ------------
                                                                       (DOLLARS IN THOUSANDS)
Operating Data:
  Revenues.............................       $ --            $10,394            $10,394          $    --       $    10,394
  Gross Profit.........................         --              1,857              1,857               --             1,857
  Equity in loss of CBHS...............         --                 --                 --            7,659             7,659
  Income (loss) from Operations........         --                109               (397)          (7,659)           (8,056)
  Net loss.............................         --               (111)            (3,162)          (7,659)          (10,821)
  Weighted average shares
    outstanding........................                                                                          11,025,547
  Net loss per share...................                                                                         $      (.98)


---------------


(1) For purposes of this table, the "Carter-Crowley Asset Group" consists of Moody-Day and Hicks-Muse.



(2) Represents Crescent Operating's share of the pro forma loss of CBHS primarily as a result of the anticipated $78.2 million franchise fee and the $63.0 million payable under lease arrangements with Crescent, reduced by depreciation relating to the Facilities. See "Business -- The CBHS Interest."



     The pro forma information for the three months in the period ended March 31, 1997, assumes completion, in each case as of January 1, 1997 in determining operating data, and, in each case as of December 31, 1996, in determining balance sheet data, of (i) the formation and capitalization of Crescent Operating, (ii) the acquisition of the Carter-Crowley Assets and the recording of the transaction under the purchase method of accounting, and (iii) the purchase and subsequent sale of the 12.38% limited partner interest in the partnership that owns the Dallas Mavericks, (iv) the acquisition of the CBHS Interest, which is a 50% interest in CBHS, and the related acquisition of warrants to purchase 1,283,311 shares of Magellan common stock.



                                                                                   CRESCENT
                                                                                OPERATING, INC.
                                                               ACQUISITION OF   AS ADJUSTED FOR
                                                CRESCENT          CARTER-       ACQUISITION OF    ACQUISITION OF
                                             OPERATING, INC.      CROWLEY       CARTER-CROWLEY     50% INTEREST     PRO FORMA
                                               HISTORICAL      ASSET GROUP(1)   ASSET GROUP(1)      IN CBHS(2)     CONSOLIDATED
                                             ---------------   --------------   ---------------   --------------   ------------
                                                                           (DOLLARS IN THOUSANDS)
Operating Data:
  Revenues.................................       $ --            $ 3,039           $ 3,039          $    --       $     3,039
  Gross Profit.............................         --                577               577               --               577
  Equity in loss of CBHS...................         --                 --                --            2,416             2,416
  Income (loss) from Operations............         --                139                13           (2,416)           (2,403)
  Net income (loss)........................         --                 23              (715)          (2,416)           (3,131)
  Weighted average shares outstanding......                                                                         11,025,547
  Net loss per share.......................                                                                        $      (.28)
Balance Sheet Data:
  Total assets.............................       $  1                 NA           $37,364               --       $    37,364
  Total debt...............................         --                 NA            24,226               --            24,226
  Total stockholder equity.................          1                 NA            11,721               --            11,721


---------------


(1) For purposes of this table, the "Carter-Crowley Asset Group" consists of Moody-Day and Hicks-Muse.



(2) Represents Crescent Operating's share of the pro forma loss of CBHS primarily as a result of the anticipated $78.2 million franchise fee and the $63.0 million payable under lease arrangements with Crescent, reduced by depreciation relating to the Facilities. See "Business -- The CBHS Interest."

                        SUMMARY SELECTED FINANCIAL DATA



     The following table sets forth certain summary historical financial information for the Carter-Crowley Asset Group. This summary information is qualified by and should be used in conjunction with the Carter-Crowley Asset Group financial statements and notes thereto included elsewhere in this Prospectus. For purposes of this table, the "Carter-Crowley Asset Group" consists of Moody-Day and Hicks-Muse.



                                                              MARCH 31,                        DECEMBER 31,
                                                          -----------------   -----------------------------------------------
                                                           1997      1996      1996      1995      1994      1993      1992
                                                          -------   -------   -------   -------   -------   -------   -------
                                                             (UNAUDITED)                                       (UNAUDITED)
                                                                                (DOLLARS IN THOUSANDS)
Operating Data:
  Revenues..............................................  $ 3,039   $ 2,723   $10,394   $ 9,147   $ 7,671   $ 6,979   $ 5,831
  Gross Profit..........................................      577       458     1,857     1,698     1,457     1,303     1,206
  Income (loss) from Operations.........................      139        68       109        89        83        89       (45)
  Net income (loss).....................................       23        13      (111)       79        43        36       (90)
Balance Sheet Data:
  Total assets..........................................  $18,677   $14,475   $17,483   $13,230   $ 5,348   $ 4,578   $ 4,017
  Total debt............................................    4,863     3,127     5,405     3,121     1,375       850       466
  Total stockholder equity..............................   12,397    10,476    10,925     9,358     3,338     3,289     3,661

                                  RISK FACTORS

     Shareholders and Limited Partners should carefully consider and evaluate all of the information set forth in this Prospectus, including the risk factors listed below. Crescent Operating also cautions readers that, in addition to the historical information included herein, this Prospectus includes certain forward-looking statements and information that are based on management's beliefs as well as on assumptions made by and information currently available to management. When used in this Prospectus, the words "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate," and similar expressions are intended to identify such forward-looking statements. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including but not limited to the following factors, which could cause the Company's future results and stockholder values to differ materially from those expressed in any forward-looking statements made by or on behalf of Crescent Operating. Many of such factors are beyond the Company's ability to control or predict. Readers are cautioned not to put undue reliance on forward-looking statements.

LACK OF OPERATING HISTORY

     The Company is newly formed and has no operating history. The financial information relating to the Assets that is presented elsewhere in this Prospectus is not necessarily indicative of future operations of Crescent Operating.

RISKS ASSOCIATED WITH THE CARTER-CROWLEY ASSETS


     The Carter-Crowley Assets consist of a construction equipment sales, leasing and service company and a 1.21% limited partner interest in a private venture capital fund purchased from Carter-Crowley. The Carter-Crowley Assets are unrelated to one another and possibly unrelated to any future business in which Crescent Operating will invest. The Carter-Crowley Assets are relatively illiquid. See "Business -- The Carter-Crowley Assets."


     Construction Equipment Sales, Leasing and Service Company. Moody-Day sells, leases and services construction equipment primarily to the construction and utility industries in Texas. An economic downturn or recession in these industries may adversely affect Moody-Day's operating results. Moody-Day has several competitors, some of which are larger or better capitalized and may be better-positioned to acquire a larger share of the market. Moreover, equipment shortages have and may continue to have a negative impact on operations. Moody-Day also faces exposure for claims of injury incurred in connection with the use of the equipment it sells, leases and services.


     Limited Partner Interest in Private Venture Capital Fund. Hicks-Muse is a private venture capital fund in which Crescent Operating owns a 1.21% limited partner interest. The unpaid principal balance due on the original commitment by Carter-Crowley to invest $10 million in Hicks-Muse was $2.2 million as of December 31, 1996, and Crescent Operating has assumed this obligation in connection with the acquisition of its interest in Hicks-Muse. Investments of Crescent Operating through Hicks-Muse consist of, among other things, investments in a manufacturer of wire and cable and a cable television operator (which investments account for approximately 56% of Crescent Operating's investments through Hicks-Muse). In addition to such investments in the manufacturing and communications industries, Crescent Operating has investments, through Hicks-Muse in the real estate, financial services and food industries. Volatility in the securities markets, interest rate increases and unfavorable conditions in the economy generally, and in the manufacturing and communications industries in particular, may have a negative impact on Hicks-Muse's performance.


RISKS ASSOCIATED WITH THE CBHS INTEREST

     The Magellan Transaction cannot be consummated, and therefore the CBHS Interest cannot be acquired, until the Distribution is effective and customary closing conditions have been satisfied. See "Business -- The CBHS Interest." On May 30, 1997, the requisite percentage of the Magellan stockholders approved the Magellan Transaction. In addition, the Magellan Transaction is conditioned upon the closing of each component transaction, including the purchase of the Facilities by Crescent.

     If acquired, the CBHS Interest presents the following risks to stockholders of Crescent Operating.


     Franchise Agreement Risks. The Master Franchise Agreement to be entered into between CBHS and Magellan, through a wholly owned subsidiary, is for an initial term of 12 years, and CBHS will have the right to renew the Master Franchise Agreement for four additional five-year terms, for a maximum of 32 years. At the end of the initial term and each renewal term the franchise fees will be adjusted to reflect the fair market value of the franchise. Notwithstanding that the Master Franchise Agreement provides for an appraisal mechanism for determining the fair market value of the franchise fees, Magellan will have the right not to consent to the fee adjustment, and can terminate the Master Franchise Agreement, at the end of the initial or any renewal term. If Magellan terminates the Master Franchise Agreement prior to the full 32-year term, CBHS will be subject to a three-year covenant not to engage in the hospital-based behavioral healthcare business except pursuant to a written agreement with Magellan. Accordingly, Magellan could extract franchise fees in excess of the fair market value of the franchise, or CBHS could be precluded from being in the hospital-based behavioral healthcare business for a significant period of time. Either result could materially adversely affect the value of Crescent Operating's investment in CBHS.



     Reliance of CBHS on Magellan and Crescent Operating. CBHS will rely on Magellan to extend a line of credit in the principal amount of up to $55 million secured by CBHS's receivables, for up to one year after the closing of the Magellan Transaction (the "Magellan Closing") or, under certain circumstances, provide a guarantee not to exceed $65 million for a CBHS bank line of credit secured by receivables of CBHS. Each of Crescent Operating and a wholly owned subsidiary of Magellan ("Magellan Affiliate") also will be required to contribute an additional $2.5 million to CBHS in cash five days after the Magellan Closing, and to lend CBHS up to $17.5 million upon the request of Magellan Affiliate during the five years following the Magellan Closing. In addition, Magellan will be required to provide various assets and services to CBHS under the Master Franchise Agreement and to CBHS subsidiaries under Subsidiary Franchise Agreements. Accordingly, CBHS' ability to operate the Facilities as contemplated by the Magellan Transaction will depend in part upon, Magellan Affiliate's and Crescent Operating's financial status.



     Lack of Control of CBHS; Management Deadlock. CBHS will be governed by a four-member board (the "CBHS Board"), two of which will be appointed by each of Crescent Operating and Magellan Affiliate. A significant number of decisions require 80% CBHS Board approval (specifically, the approval of all four directors). Accordingly, the directors appointed by Crescent Operating will be unable to exercise control of CBHS without the concurrence of the directors appointed by Magellan Affiliate. The CBHS Operating Agreement provides that a deadlock of the CBHS Board will be deemed to exist if the CBHS Board is unable to reach agreement by the required vote at two successive meetings on (i) a decision requiring 80% CBHS Board approval; (ii) a decision involving the expenditure of more than a specified amount; or (iii) a decision relating to the executive officers. Further, an unresolved deadlock could lead either to the forced sale of Crescent Operating's interest in CBHS, or the required purchase by Crescent Operating of Magellan Affiliate's interest in CBHS. In the latter case, Crescent Operating would be faced with funding the purchase of Magellan Affiliate's interest and subsequently operating the Facilities, through CBHS, without Magellan's healthcare experience.


     CBHS Conflicts of Interest. With the exception of John C. Goff, who will become Chairman of the CBHS Board, all of the executive officers of CBHS upon formation of CBHS will be former employees of Magellan, and therefore may be subject to conflicts of interests in matters in which Crescent Operating and Magellan have conflicting interests.

     Possible Violation of Government Regulations. The operation of healthcare facilities such as the Facilities is subject to substantial federal, state and local regulation, including federal Medicare law. In addition to other laws and regulations with which CBHS will be required to comply, CBHS will be subject to federal and state laws that govern financial arrangements between healthcare providers. Any failure to comply with these laws or regulations could have an adverse effect on the operations of CBHS.


     The laws governing financial arrangements between healthcare providers generally prohibit certain direct and indirect payments and/or fee-splitting arrangements between healthcare providers that are designed to induce, are in exchange for, or encourage patient referrals. The Medicare Law Amendments, which are among the most prominent of laws of this type, prohibit the offering, paying, soliciting or receiving of any form of remuneration in return for referring federal healthcare patients, or in return for purchasing, leasing, ordering or arranging for, or recommending purchasing, leasing or ordering any good, facility, service or item for which payment may be made under federal healthcare programs. Violations of the Medicare Law Amendments may result in criminal and civil sanctions, including exclusion from the Medicare and/or Medicaid programs.

     Following the consummation of the Magellan Transaction, CBHS will pay fixed franchise fees to Magellan, subject to increase in certain circumstances. See "Business -- The CBHS Interest -- Master Franchise Agreement." CBHS will receive from Magellan an array of services, including advertising and marketing assistance, risk management services, outcomes monitoring, consultation with respect to matters relating to CBHS' business in which Magellan has expertise and Magellan's operation of a telephone call center utilizing an "800" telephone number. Magellan has advised Crescent Operating that it believes that the franchise fee arrangements described herein are consistent with the Medicare Law Amendments because such arrangements do not involve CBHS's receipt of referrals of patients from Magellan. There can be no assurance, however, that regulatory agencies or private parties will not challenge the arrangement and Crescent Operating based on alleged violations of the Medicare Law Amendments.

RESTRICTIONS ON CRESCENT OPERATING'S BUSINESS AND FUTURE OPPORTUNITIES

     Crescent Operating's Charter provides that, for so long as the Intercompany Agreement remains in effect, Crescent Operating is prohibited from engaging in activities or making investments that a REIT could make unless Crescent Operating Partnership was first given the opportunity but elected not to pursue such activities or investments. Crescent Operating's Charter also provides that a corporate purpose of Crescent Operating is to perform its obligations under the Intercompany Agreement. The formation of Crescent Operating and the execution of the Intercompany Agreement will permit stockholders of Crescent Operating who also own Crescent Common Shares to participate in the benefits both of the real estate operations of Crescent (including ownership of real property) and of the lease of certain of such assets and the ownership of other non-real estate assets. Under the Charter and the Intercompany Agreement, Crescent Operating has agreed not to acquire or make (i) investments in real estate (which, for purposes of the Intercompany Agreement, includes the provision of services related to real estate and investment in hotel properties, real estate mortgages, real estate derivatives or entities that invest in real estate assets) or (ii) any other investments that may be structured in a manner that qualifies under the federal income tax requirements applicable to REITs, unless it has notified Crescent Operating Partnership of the acquisition or investment opportunity, in accordance with the terms of the Intercompany Agreement, and Crescent Operating Partnership has determined not to pursue such acquisition or investment. See "Business -- The Intercompany Agreement." Crescent Operating also has agreed to assist Crescent Operating Partnership in structuring and consummating any such acquisition or investment which Crescent Operating Partnership elects to pursue, on terms determined by Crescent Operating Partnership. Further, Crescent Operating Partnership is not required to offer Crescent Operating the opportunity to participate in transactions or make investments other than pursuant to Crescent Operating's right of first refusal to become the lessee of any real property acquired by Crescent Operating Partnership as to which Crescent Operating Partnership determines that, consistent with Crescent's status as a REIT, it is required to enter into a master lease arrangement. This lessee opportunity will be available to Crescent Operating only if Crescent Operating Partnership determines, in its sole discretion, that Crescent Operating is qualified to be the lessee. Because of the provisions of the Intercompany Agreement and Crescent Operating's Charter, the nature of Crescent Operating's business and the opportunities it may pursue are restricted.

DEPENDENCE UPON CRESCENT; LIMITED RESOURCES FOR GROWTH THROUGH NEW OPPORTUNITIES


     Due to Crescent Operating's restricted corporate purpose and the Intercompany Agreement, Crescent Operating will rely significantly on Crescent and Crescent Operating Partnership to identify business opportunities for Crescent Operating. There is no assurance that Crescent or Crescent Operating Partnership will identify opportunities for Crescent Operating or that any opportunities that either identifies will be within Crescent Operating's financial, operational or management parameters. In addition, Crescent Operating Partnership will provide the lessee opportunities described in the Intercompany Agreement only if it is necessary for Crescent, consistent with its status as a REIT, to enter into a master lease arrangement and only if Crescent Operating and Crescent Operating Partnership negotiate a mutually satisfactory master lease arrangement. If Crescent in the future should fail to qualify as a REIT, such failure could have a substantial adverse effect on those aspects of Crescent Operating's business operations and business opportunities that are dependent upon Crescent. See "The Distribution -- Federal Income Tax Considerations -- Taxation of Crescent in General" for a discussion of Crescent's status as a REIT. For example, the Intercompany Agreement remains effective even if Crescent ceases to qualify as a REIT, with Crescent Operating's rights relating to lessee opportunities under the Intercompany Agreement continuing to be based on Crescent's need to create a master lease structure due to its status as a REIT. Accordingly, if Crescent failed to qualify as a REIT and thereafter acquired a property, Crescent would have the right under the Intercompany Agreement to lease the property to any person or entity pursuant to any type of lease (including a master lease arrangement) or to operate the property itself. Crescent Operating, however, would remain subject to all of the limitations on its operations contained in the Charter and the Intercompany Agreement. In addition, although it is anticipated that any master lease arrangement involving Crescent Operating generally will provide that Crescent Operating's rights will continue following a sale of the property or an assignment of the lease (with the likelihood of a sale or assignment of lease possibly increasing if Crescent fails to qualify as a REIT), Crescent Operating could lose its rights under any such master lease arrangement upon the expiration of the lease. If Crescent Operating and Crescent Operating Partnership do not negotiate a mutually satisfactory lease arrangement within 30 days after Crescent Operating Partnership provides Crescent Operating with written notice of the lessee opportunity (or such longer period to which Crescent Operating and Crescent Operating Partnership may agree), Crescent Operating Partnership may offer the opportunity to others for a period of one year before it must again offer the opportunity to Crescent Operating.


POTENTIAL CONFLICTS OF INTEREST


     Richard E. Rainwater will serve as Chairman of the Boards of Crescent and Crescent Operating. John C. Goff will serve as Vice Chairman of Crescent and of Crescent Operating. Gerald W. Haddock is President, Chief Executive Officer and a director of Crescent and of Crescent Operating. Although each of them is committed to the success of Crescent Operating, they are also committed to the success of Crescent. None of Messrs. Rainwater, Goff or Haddock is committed to spending a particular amount of time on Crescent Operating's affairs, nor will any of them devote his full time to Crescent Operating. Five of the members of the Crescent Board will also be members of the Crescent Operating Board. In addition, it is anticipated that the Crescent Operating Board will include two members who are unaffiliated with Crescent.



     In addition to his positions with Crescent Operating and Crescent Operating Partnership, Mr. Rainwater is the beneficial owner of approximately 19.1% of the outstanding Magellan common stock. Mr. Rainwater's spouse, Darla D. Moore, serves as a director of Magellan. Through these relationships, Mr. Rainwater may have the ability to influence decisions of Magellan in a manner that may benefit Magellan to the detriment of Crescent Operating or vice versa.



     Officers and directors of a corporation owe fiduciary duties to the stockholders of that corporation. There is a risk that the common membership of management and members of the Boards of Crescent Operating and Crescent will lead to conflicts of interest in connection with transactions between the two companies. Crescent Operating was formed with specific purpose clauses in its Charter in an effort to avoid conflicts of interest issues by identifying at the outset which types of opportunities will be pursued by each company. These clauses provide that Crescent Operating's purposes include performing the Intercompany Agreement and refraining from engaging in activities or making investments that a REIT could make until Crescent has been offered the opportunity and has declined to pursue such activities or investments.


RISKS ASSOCIATED WITH UNRELATED INVESTMENTS AND ABILITY TO MANAGE UNRELATED INVESTMENTS; COMPETITION


     Either through management of the Assets or through implementing its strategy and corporate purpose of carrying out the Intercompany Agreement, Crescent Operating will pursue a variety of opportunities. Although Crescent Operating intends to acquire and operate a complementary group of businesses, there may be differences among the businesses in which it engages that may require a wide range of skills and qualifications, and there is no assurance that the management or employees of Crescent Operating will have, or that Crescent Operating will be able to hire and retain employees with, such skills and qualifications. There also is no assurance that the opportunities Crescent Operating pursues will be integrated, perform as expected or contribute significant revenues or profits to Crescent Operating. The industries in which Crescent Operating will compete may be subject to government regulation and restrictions, some of which may be significant and burdensome. The businesses with which it will compete may be better capitalized or have other features that will make it difficult for Crescent Operating to compete effectively.

LIMITED FINANCIAL RESOURCES; OBLIGATIONS UNDER FINANCING ARRANGEMENTS; LIMITED FUTURE FUNDING COMMITMENTS; NEED FOR FUTURE CAPITAL


     Crescent Operating will be in a position to manage the Carter-Crowley Assets and acquire the CBHS Interest because of funds, including loans and a line of credit, provided to it by Crescent Operating Partnership in connection with the formation and capitalization of Crescent Operating. In connection with the formation and capitalization of Crescent Operating, Crescent Operating obtained from Crescent Operating Partnership (i) a five-year term loan pursuant to which it has the right to borrow from Crescent Operating Partnership an aggregate of approximately $35.9 million (approximately $15.3 million of which was funded on May 8, 1997 and approximately $9.9 million of which was repaid on June 11, 1997, as a result of the sale to an affiliated entity of the limited partner interest in the partnership that owns the Dallas Mavericks, as described in "Certain Transactions") and (ii) a line of credit for up to $20.4 million. As a result of the repayment of a portion of the amounts outstanding under the term loan on June 11, 1997, it is anticipated that the maximum borrowings under the term loan will be approximately $26.0 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Crescent
Operating -- Liquidity and Capital Resources." Prior to maturity the loan and line of credit will be payable only to the extent of net cash flow, with the line of credit payable on an interest-only basis during its term. There can be no assurance that the Company will be able to satisfy all of its obligations under the loan and line of credit at the time that they mature.



     Crescent Operating intends to utilize any funds it may borrow under the $20.4 million line of credit primarily to meet its requirements under the CBHS Operating Agreement. Crescent Operating has not received any commitment with respect to any additional borrowing. There is no assurance that Crescent Operating will have sufficient working capital to finance future acquisitions or pursue additional opportunities. Crescent Operating expects to be able to access capital markets or to seek other financing, including financing from Crescent or with Crescent's assistance, but there is no assurance that it will be able to do so at all or in amounts or on terms acceptable to the Company, and currently the $20.4 million line of credit is the Company's only external source of financing. Crescent currently is not obligated to provide any additional funds to Crescent Operating or to assist it in obtaining additional financing.


ABSENCE OF A PUBLIC MARKET FOR CRESCENT OPERATING COMMON STOCK


     There is currently no public market for Crescent Operating Common Stock. Crescent Operating has applied for quotation of the Crescent Operating Common Stock on the Nasdaq National Market and expects to apply for quotation of the Crescent Operating Common Stock on the OTC Bulletin Board, although there is no assurance that the Crescent Operating Common Stock will be approved for listing on any national securities exchange, automated quotation system or over-the-counter market. There can be no assurance as to the prices at which trading in Crescent Operating Common Stock will occur after the Distribution. Until the Crescent Operating Common Stock is fully distributed and an orderly trading market develops, the prices at which trading in the Crescent Operating Common Stock occurs may fluctuate significantly. In the event no regular trading market develops for Crescent Operating Common Stock, holders of Crescent Operating Common Stock may not be able to sell their shares promptly at a desired price. Accordingly, holders of Crescent Operating Common Stock should consider such shares a long-term investment.



ABSENCE OF DIVIDENDS ON CRESCENT OPERATING COMMON STOCK FOLLOWING THE
DISTRIBUTION


     Following the Distribution, Crescent Operating intends to use its available funds to pursue investment and business opportunities and, therefore, does not anticipate the payment of any cash dividends on Crescent

Operating Common Stock in the foreseeable future. On June 11, 1997, Crescent Operating paid a one-time dividend of approximately $2.4 million to its sole stockholder, Crescent Operating Partnership, in connection with the sale of the limited partner interest in the partnership that owns the Dallas Mavericks.


     Payment of dividends on Crescent Operating Common Stock is prohibited under the loan and line of credit from Crescent Operating Partnership until all amounts outstanding thereunder have been paid in full, and will also be subject to such limitations as may be imposed by any other credit facilities that Crescent Operating may obtain from time to time. See "Dividend Policy."

RELIANCE ON KEY PERSONNEL

     The success of Crescent Operating depends to a significant degree upon the contribution of its executive officers and other key personnel. None of the Crescent Operating executive officers has an employment agreement with Crescent Operating. There can be no assurance that the Company will be able to retain its key managerial and other key personnel or to attract suitable replacements or additional personnel if required. Crescent Operating has not obtained key-man insurance for any of its executive officers and other key personnel.

CERTAIN ANTITAKEOVER PROVISIONS


     The Charter and Bylaws, the Rights Plan and applicable sections of the DGCL contain several provisions that may make more difficult the acquisition of control of Crescent Operating without the approval of the Crescent Operating Board. Certain provisions of Crescent Operating's Charter and the Bylaws, among other things: (i) classify the Crescent Operating Board into three classes, each of which serves for staggered three-year terms; (ii) provide that a director of Crescent Operating may be removed by the stockholders only for cause; (iii) provide that only the Chairman of the Board, Vice Chairman, President or the Crescent Operating Board may call special meetings of the stockholders; (iv) provide that the stockholders may take action only at a meeting of Crescent Operating stockholders, not by written consent; (v) provide that stockholders must comply with certain advance notice procedures in order to nominate candidates for election to the Crescent Operating Board or to place stockholders' proposals on the agenda for consideration at meetings of the stockholders; (vi) provide that, under certain circumstances, the affirmative vote of the holders of two-thirds of the Crescent Operating Common Stock is required to approve any merger or similar business combination involving Crescent Operating; (vii) provide that the holder of "control shares" of Crescent Operating acquired in a control share acquisition have no voting rights with respect to such control shares except to the extent approved by the vote of the holders of two-thirds of the Crescent Operating Common Stock (the "control shares provision"); and (viii) provide that the stockholders may amend or repeal any of the foregoing provisions of the Charter or the Bylaws only by a vote of 80% of the stock entitled to vote generally in the election of directors. With certain exceptions, Section 203 of the DGCL ("Section 203") imposes certain restrictions on mergers and other business combinations between Crescent Operating and any holder of 15% or more of the Crescent Operating Common Stock. The Charter provides that the control shares provision, the Rights Plan and
Section 203 do not apply to Crescent and its affiliates. Accordingly, Crescent and its affiliates will be in a position to effect a business combination or other transaction with Crescent Operating in situations where others would be restricted from effecting a similar transaction. The Charter authorizes the Board of Directors to issue up to 10 million shares of preferred stock, par value $.01 per share, in series, and to establish the rights and preferences (including the convertibility of such shares of preferred stock into shares of Crescent Operating Common Stock) of any series of preferred stock so issued. The issuance of preferred stock could have the effect of delaying or preventing a change in control of Crescent Operating, even if such a change in control were in the best interests of some, or a majority, of Crescent Operating's stockholders. See "Description of Crescent Operating Capital Stock" and "Certain Antitakeover Provisions."



     The Rights Plan would cause substantial dilution to a person or group that attempts to acquire Crescent Operating on terms not approved in advance by the Crescent Operating Board. Under the Rights Plan, until 10 business days following such time as a person or group has acquired beneficial ownership of, or has proposed a tender offer or exchange offer that would result in a person or group's owning, 10% or more of the outstanding shares of Crescent Operating Common Stock, (the "Rights Distribution Effective Date") the

Rights will be transferred only with the Crescent Operating Common Stock. Following the Rights Distribution Effective Date, separate certificates evidencing the Rights will be mailed to each holder of record on the Rights Distribution Effective Date. Thereafter, each holder of a Right (other than the person or group) will thereafter have the right to receive, upon exercise of such Right, that number of shares of Crescent Operating Common Stock having a market value equal to two times the exercise price of the Right. Similar provisions apply in the event of a merger or other business combination as a result of which a person or group will own 10% or more of the outstanding shares of Crescent Operating Common Stock. Prior to the time that any such person or group acquires 10% or more of the outstanding shares of Crescent Operating Common Stock, the Board of Directors may redeem the Rights in whole for $.01 per Right. After the time that any such person or group acquires 10% or more, but less than 50%, of the outstanding shares of Crescent Operating Common Stock, the Board of Directors may exchange the Rights, in whole or in part, at an exchange ratio of one share of Crescent Operating Common Stock, or one-hundredth of a share of Series A Junior Preferred Stock per Right. See "Description of Crescent Operating Capital Stock -- Series A Junior Preferred Stock."


FEDERAL INCOME TAX RISKS


     On the Distribution Effective Date, Crescent will, in the opinion of Shaw, Pittman, Potts & Trowbridge, tax counsel to Crescent Operating and Crescent ("Tax Counsel"), recognize gain measured by the difference between the value of the Crescent Operating Common Stock distributed by Crescent and the basis of Crescent in such stock, which will depend in turn on the basis of Crescent's share of the assets contributed by Crescent Operating Partnership to Crescent Operating. Although management anticipates that any such gain would be nominal, the Internal Revenue Service (the "Service") may be able to assert successfully that the gain is not insubstantial. Because of the factual nature of valuation, Tax Counsel is not able to render an opinion on it. Under the REIT rules, Crescent's gain, if any, would be passed through to the Crescent shareholders. The value of the Crescent Operating Common Stock distributed, plus any cash distributed in lieu of fractional shares, would be treated under the rules generally applicable to cash distributions. Management anticipates that, for a typical Crescent shareholder, the result of the Distribution, as compared to what would occur in the absence of the Distribution, will be to increase the shareholder's tax-free return of capital, but this result cannot be assured. With respect to Limited Partners, the contribution by Crescent Operating Partnership into Crescent Operating should not constitute a taxable event, but the Service may successfully assert the contrary, and in any event the Distribution will be taxable to a Limited Partner if and to the extent the value of the Crescent Operating Stock received by the Limited Partner exceeds the Limited Partner's basis in the Limited Partner's partnership interest. See "The Distribution -- Federal Income Tax Consequences."


                                THE DISTRIBUTION

BACKGROUND OF AND REASONS FOR THE DISTRIBUTION

     Crescent Operating has been formed to become a lessee and operator of various assets and to perform the Intercompany Agreement. Under the Intercompany Agreement, Crescent Operating and Crescent Operating Partnership will agree to provide each other with rights to participate in certain transactions. In particular, Crescent Operating will have a right of first refusal to become the lessee of any real property acquired by Crescent Operating Partnership if Crescent Operating Partnership determines that, consistent with Crescent's status as a REIT, it is required to enter into a "master" lease arrangement, provided that Crescent Operating Partnership determines, in its sole discretion, that Crescent Operating is qualified to be the lessee. See "Business -- The Intercompany Agreement." In addition, Crescent Operating intends to pursue additional opportunities with others in the future. The Distribution of Crescent Operating Common Stock will enable Crescent shareholders and the Limited Partners as of the Record Date with the opportunity to participate in the benefits both of the real estate operations of Crescent (including ownership of real property) and of the lease of certain of such assets and the ownership of other non-real estate assets.


     Crescent Operating is intended to function principally as an operating company, in contrast to Crescent's principal focus on investment in real estate assets. The operating activities and operating assets made available to Crescent Operating by Crescent are designed to provide Crescent's existing shareholders with the long-term benefits of ownership in an entity devoted to the conduct of operating business activities in addition to their investment interest in Crescent itself. A small number of REITs, operating under tax provisions that no longer are available to newly formed REITs, have shares that are "paired" or "stapled" with shares of a related operating company, and therefore cannot be owned or transferred independently. The shares of Crescent Operating and Crescent are not, and will not be, paired or stapled in any manner. Because the shares of Crescent and Crescent Operating can be owned and transferred separately and independently of each other, Crescent and Crescent Operating will not provide a paired investment on an ongoing basis to investors who purchase shares of only one company or the other.



     Crescent Operating Partnership has contributed cash in the amount of approximately $14.1 million in exchange for all of the outstanding shares of Crescent Operating Common Stock which are being distributed by Crescent Operating Partnership to its partners, including Crescent, and by Crescent to its shareholders in connection with the Distribution.


MANNER OF EFFECTING THE DISTRIBUTION


     It is expected that the Distribution Effective Date will be             ,
1997. At the time of the Distribution, share certificates for Crescent Operating Common Stock will be delivered to the Distribution Agent. Commencing on or about the date of the Distribution, the Distribution Agent will begin mailing account statements reflecting ownership of Crescent Operating Common Stock to holders of Crescent Common Shares and Units as of the Record Date. The Distribution will be made on the basis of one share of Crescent Operating Common Stock for every 10 Crescent Common Shares held on the Record Date and one share of Crescent Operating Common Stock for every 5 Units held on the Record Date. The difference in the distribution ratio as between the Crescent shareholders and the Limited Partners is due to a two-for-one stock split with respect to Crescent Common Shares, effective as of March 26, 1997, for which there was not a corresponding split of Units. No certificates representing fractional shares of Crescent Operating will be issued in connection with the Distribution. In lieu of fractional shares, the Distribution Agent will pay to any holder who would be entitled to a fractional share of Crescent Operating Common Stock an amount of cash (without interest) equal to $.99 per share. All shares of Crescent Operating Common Stock will be fully paid and nonassessable. See "Description of Crescent Operating Capital Stock."



     Prior to the Distribution Effective Date, inquiries relating to the Distribution should be directed to the Distribution Agent at 150 Royall, Canton, Massachusetts 02021, or by telephone at 617-575-4190, Monday through Friday, 9:00 a.m. to 5:00 p.m. (Eastern time). After the Distribution Effective Date, inquiries may be directed to the Distribution Agent or Crescent Operating Investor Relations, at 777 Main Street, Fort Worth, Texas 76102, or by telephone at 817-877-0477, Monday through Friday, 9:00 a.m. to 5:00 p.m. (Dallas time).



     NO HOLDER OF CRESCENT COMMON SHARES OR UNITS WILL BE REQUIRED TO MAKE ANY PAYMENT FOR THE SHARES OF CRESCENT OPERATING COMMON STOCK TO BE RECEIVED IN THE DISTRIBUTION OR TO SURRENDER OR EXCHANGE CRESCENT COMMON SHARES OR UNITS OR TO TAKE ANY OTHER ACTION IN ORDER TO RECEIVE CRESCENT OPERATING COMMON STOCK TO WHICH THE HOLDER IS ENTITLED IN THE DISTRIBUTION.


FEDERAL INCOME TAX CONSEQUENCES

     Introduction. The following is a summary of the material federal income tax considerations associated with the Distribution prepared by Shaw, Pittman, Potts & Trowbridge, Tax Counsel. This discussion is based upon the laws, regulations and reported rulings and decisions in effect as of the date of this Prospectus, all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations. This discussion does not purport to deal with the federal income or other tax consequences applicable to all investors in light of their particular investment circumstances or to all categories of investors, some of whom may be subject to special rules (including, for example, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States). No ruling on the federal, state or local tax considerations relevant to the operation of Crescent or Crescent Operating or to the Distribution is being requested from the Service or from any other tax authority. Tax Counsel has rendered certain opinions discussed herein, which Tax Counsel believes address the material issues with respect to the Distribution and with respect to the qualification of Crescent as a REIT which are raised by the structure and currently anticipated activities of Crescent Operating. Tax Counsel believes that if the Service were to challenge the conclusions of Tax Counsel, such conclusions would prevail in court. However, opinions of counsel are not binding on the Service or on the courts, and no assurance can be given that the conclusions reached by Tax Counsel would be sustained in court.

     Taxation of Crescent in General. Crescent has made an election to be treated as a real estate investment trust under Sections 856 through 860 of the Code (as used in this section, a "REIT"), commencing with its taxable year ended December 31, 1994. Crescent believes that it was organized and has operated in such a manner so as to qualify as a REIT, and Crescent intends to continue to operate in such a manner, but no assurance can be given that it has operated in a manner so as to qualify, or will operate in a manner so as to continue to qualify as a REIT.

     The sections of the Code relating to qualifications and operation as a REIT are highly technical and complex. In the opinion of Tax Counsel, Crescent qualified as a REIT under the Code with respect to its taxable years ending on or before December 31, 1996, and is organized in conformity with the requirements for qualification as a REIT, its manner of operation has enabled it to meet the requirements for qualification as a REIT as of the date of this Prospectus, and its proposed manner of operation will enable it to meet the requirements for qualification as a REIT in the future. It must be emphasized that this opinion is based on various assumptions relating to the organization and operation of Crescent and Crescent Operating Partnership and is conditioned upon certain representations made by Crescent and Crescent Operating Partnership as to certain relevant factual matters, including matters related to the organization, expected operation, and assets of Crescent and Crescent Operating Partnership. Moreover, continued qualification as a REIT will depend upon Crescent's ability to meet, through actual annual operating results, the distribution levels, stock ownership requirements and the various qualification tests and other requirements imposed under the Code, as discussed below. Accordingly, no assurance can be given that the actual stock ownership of Crescent, the mix of its assets, or the results of its operations for any particular taxable year will satisfy such requirements.

     Tax Counsel has also addressed what Tax Counsel believes to be the material issues with respect to the qualification of Crescent as a REIT which are raised by the structure and currently anticipated activities of Crescent Operating. In particular, Tax Counsel has opined that Crescent and Crescent Operating will be treated as separate corporate entities, that Crescent Operating will not be treated as the agent of Crescent, that Crescent and Crescent Operating will not be considered to constitute a stapled entity under Section 269B, that rent paid by affiliates of Crescent Operating should not be considered to be rent from related parties which does not qualify as rent from real property under Section 856(d), and that the temporary ownership of Crescent Operating by the Crescent Operating Partnership will not cause Crescent to be considered to have violated the requirement under Section 856(c)(5) that Crescent not own, at the close of each quarter of the taxable year, more than 10 percent of the outstanding voting securities of an issuer.


     Income Recognition by Crescent as a Result of the Distribution. On the Distribution Effective Date, Crescent will, in the opinion of Tax Counsel, recognize gain on the Distribution to the extent the value of the Crescent Operating Common Stock distributed by Crescent exceeds the basis of Crescent in such stock, which will depend in turn on the basis of Crescent's share of the assets contributed by Crescent Operating Partnership to Crescent Operating. Because the assets consist primarily of cash and recently negotiated rights to acquire the Assets, management anticipates that any such gain will be nominal, but the Service may be able to assert successfully that the gain is not insubstantial. Because of the factual nature of the valuation issue, Tax Counsel is unable to render an opinion on it. The amount of gain, if any, will increase Crescent's current or accumulated earnings and profits.


     Taxation of Taxable Domestic Shareholders of Crescent as a Result of the Distribution. The Distribution will be treated as a distribution whose amount equals the value of the Crescent Operating Common Stock distributed plus any cash in lieu of fractional shares, and Crescent shareholders will receive a basis in Crescent Operating Common Stock equal to the value thereof at the time of the Distribution. As long as Crescent qualifies as a REIT, distributions (including the Distribution) made to Crescent's taxable U.S. shareholders out of Crescent's current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such U.S. shareholders as ordinary income and, for corporate shareholders, will not be eligible for the dividends received deduction. Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Crescent Common Shares, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a shareholder's Crescent Common Shares, such distributions will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less) assuming the shares are a capital asset in the hands of the shareholder. In addition, any distribution declared by Crescent in October, November or December of any year payable to a shareholder of record on a specified date in any such month shall be treated as both paid by Crescent and received by the shareholder on December 31 of such year, provided that the distribution is actually paid by Crescent during January of the following calendar year. Shareholders may not include any net operating losses or capital losses of Crescent in their respective income tax returns. In general, any loss upon a sale or exchange of shares by a stockholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from Crescent required to be treated by such shareholder as long-term capital gain.

     Based upon the above, management anticipates that for a typical Crescent shareholder, the result of the Distribution, as opposed to what would occur in the absence of the Distribution, will be to increase the shareholder's tax-free return of capital, but this result cannot be assured.

     Taxation of Tax-Exempt Shareholders of Crescent as a Result of the Distribution. Most tax-exempt employees' pension trusts are not subject to federal income tax except to the extent of their receipt of "unrelated business taxable income" as defined in Section 512(a) of the Code ("UBTI"). The Distribution to a shareholder that is a tax-exempt entity should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its Crescent Common Shares with "acquisition indebtedness" within the meaning of the Code and the Crescent Common Shares are not otherwise used in an unrelated trade or business of the tax-exempt entity. In addition, certain pension trusts that own more than 10% of a "pension-held REIT" must report a portion of the dividends that they receive from such a REIT as UBTI. Crescent has not been and does not expect to be treated as a pension-held REIT for purposes of this rule.

     Taxation of Foreign Stockholders of Crescent as a Result of the Distribution. The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, "Non-U.S. Stockholders") are complex, and no attempt will be made in this Prospectus to provide more than a summary of such rules. Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of federal, state and local tax laws with regard to the Distribution, including any reporting requirements. In general, as is the case with domestic taxable shareholders of Crescent, the Distribution is treated as a distribution whose amount equals the value of the Crescent Operating Common Stock distributed plus any cash in lieu of fractional shares, and Crescent shareholders will receive a basis in Crescent Operating Common Stock equal to the fair market value thereof at the time of the Distribution.

     Distributions that are not attributable to gain from sales or exchanges by Crescent of United States real property interests and not designated by Crescent as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current and accumulated earnings and profits of Crescent. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution, unless an applicable tax treaty reduces or eliminates that tax. Crescent expects to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution made to a Non-U.S. Stockholder unless (i) a lower treaty rate applies and the Non-U.S. Stockholder has filed the required IRS Form 1001 with Crescent or (ii) the Non-U.S. Stockholder files an IRS Form 4224 with Crescent claiming that the distribution is effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business. Distributions in excess of Crescent's current and accumulated earnings and profits will be subject to a 10% withholding requirement but will not be taxable to a shareholder to the extent that such distributions do not exceed the adjusted basis of the stockholder's Crescent Common Shares, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Stockholder's shares, such distributions will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of the Crescent Common Shares, as described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distributions would be subject to withholding at the same rate as dividends. However, a Non-U.S. Stockholder may seek a refund of such amounts from the Service if it is subsequently determined that such distribution was, in fact, in excess of Crescent's current and accumulated earnings and profits.

     Gain recognized by a Non-U.S. Stockholder upon a sale of Crescent Common Shares generally will not be taxed under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended ("FIRPTA"), if Crescent is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. Crescent is and currently expects to continue to be a "domestically controlled REIT," and in such case the sale of Crescent Common Shares would not be subject to taxation under FIRPTA. However, gain not subject to FIRPTA nonetheless will be taxable to a Non-U.S. Stockholder if (i) investment in the Crescent stock is treated as effectively connected with the Non-U.S. Stockholder's U.S. trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. shareholders with respect to such gain or (ii) the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and either the individual has a "tax home" in the United States or the gain is attributable to an office or other fixed place of business maintained by the individual in the United States, in which case gains will be subject to a 30% tax. If the gain on the sale of Crescent Common Shares were to be subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and the purchaser of the Crescent Common Shares would be required to withhold and remit to the IRS 10% of the purchase price.


     Taxation of Limited Partners of Crescent Operating Partnership as a Result of the Distribution. In the opinion of Tax Counsel, the contribution of cash and recently acquired rights to acquire the Assets by Crescent Operating Partnership into Crescent Operating should qualify as a tax-free contribution of assets to a controlled corporation for federal income tax purposes. The Service may, however, be able to challenge this conclusion successfully, and if the contribution were taxable it would result in gain equal to the excess, if any, of Crescent Operating Partnership's basis in the assets over the value of Crescent Operating Common Stock received by Crescent Operating Partnership. Limited Partners would be taxable on their distributable share of such gain, if any. Because the assets contributed by Crescent Operating Partnership consist primarily of cash and recently negotiated rights to acquire the Assets, management anticipates that any such gain would be nominal, but the Service may be able to assert successfully that the gain is not insubstantial. Because of the factual nature of the valuation issue, Tax Counsel is unable to render an opinion on it. Furthermore, under tax rules which pertain to the distribution by partnerships of marketable securities, whether or not the contribution by Crescent Operating Partnership is taxable, the distribution of Crescent Operating Common Stock to a Limited Partner will, in the opinion of Tax Counsel, be taxable to such Limited Partner if and to the extent that the value of the Crescent Operating Common Stock distributed exceeds the basis of such Limited Partner in such Limited Partner's partnership interest immediately prior to the distribution.


     ALL CRESCENT SHAREHOLDERS AND LIMITED PARTNERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS.

LISTING AND TRADING OF CRESCENT OPERATING COMMON STOCK


     There is currently no public market for Crescent Operating Common Stock. Crescent Operating has applied to the Nasdaq National Market for quotation of the Crescent Operating Common Stock and expects to apply for quotation of the Crescent Operating Common Stock on the OTC Bulletin Board, although there is no assurance that the Crescent Operating Common Stock will be approved for listing on any national securities exchange, automated quotation system or over the-the-counter market. There can be no assurance as to the prices at which trading in Crescent Operating Common Stock will occur after the Distribution. Until Crescent Operating Common Stock is fully distributed and an orderly trading market develops, the prices at which trading in such stock occurs may fluctuate significantly. There can be no assurance that an active trading market in Crescent Operating Common Stock will develop or be sustained in the future.



     The prices at which Crescent Operating Common Stock trades will be determined by the marketplace and may be influenced by many factors, including, among others, Crescent Operating's performance and prospects, the depth and liquidity of the market for Crescent Operating Common Stock, investor perception of Crescent Operating and of the industries in which the Company operates and economic conditions in general, Crescent Operating's dividend policy, and general financial and other market conditions. In addition, financial markets have experienced extreme price and volume fluctuations that have affected the market price of many stocks and that, at times, could be viewed as unrelated or disproportionate to the operating performance of such companies. Such fluctuations have also affected the share prices of many newly public issuers. Such volatility and other factors may materially adversely affect the market price of Crescent Operating Common Stock.



     Crescent Operating will have approximately 400 stockholders of record, based on the number of record holders of Crescent Common Shares and the number of Limited Partners on the Record Date . The Transfer Agent and Registrar for the Crescent Operating Common Stock will be BankBoston, N.A. For certain information regarding options and other equity-based employee benefit awards involving Crescent Operating Common Stock that may become outstanding after the Distribution, see "Management."


SHARES AVAILABLE FOR FUTURE SALE


     Crescent Operating Common Stock distributed in the Distribution, which based on a Record Date of May 30, 1997, is approximately 11,025,547 shares (subject to reduction to the extent that cash payments are made in lieu of the issuance of fractional shares of Crescent Operating Common Stock), will be freely transferable, except for securities received by persons who may be deemed to be "affiliates" of Crescent Operating under the Securities Act. Persons who may be deemed to be affiliates of Crescent Operating after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with, Crescent Operating and may include certain officers and directors of Crescent Operating as well as principal stockholders of Crescent Operating. Persons who are affiliates of Crescent Operating will be permitted to sell their shares of Crescent Operating Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Section 4(2) of the Securities Act (relating to private sales) or by Rule 144 under the Securities Act. Neither Crescent nor Crescent Operating is able to predict whether substantial amounts of Crescent Operating Common Stock will be sold in the open market following the Distribution. Sale of substantial amounts of Crescent Operating Common Stock in the public market, or the perception that such sales might occur, could adversely affect the market price of Crescent Operating Common Stock.


                                DIVIDEND POLICY


     Following the Distribution, Crescent Operating intends to use its available funds to pursue investment and business opportunities and, therefore, does not anticipate the payment of any cash dividends on Crescent Operating Common Stock in the foreseeable future. Payment of dividends on Crescent Operating Common Stock is prohibited under the loans and line of credit from Crescent Operating Partnership until all amounts outstanding thereunder are paid in full, and will also be subject to such limitations as may be imposed by any other credit facilities that Crescent Operating may obtain from time to time. The declaration of dividends will be subject to the discretion of the Crescent Operating Board.



     On June 11, 1997, Crescent Operating paid a one-time dividend of approximately $2.4 million to its sole stockholder, Crescent Operating Partnership, in connection with the sale of the limited partner interest in the partnership that owns the Dallas Mavericks.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


     The following discussion should be read in conjunction with the "Summary Pro Forma Financial Data," "Summary Selected Financial Data," and the financial statements appearing elsewhere in this Prospectus.



     This discussion is based on the Combined Financial Statements of the Carter-Crowley Asset Group, which is a portfolio of businesses and investments wholly owned by Carter-Crowley and the Pro Forma Consolidating Financial Information of Crescent Operating. This discussion does not include an analysis of the historical operating results of the Provider Segment of Magellan primarily because Crescent Operating is not acquiring the Provider Segment of Magellan. Crescent Operating instead is acquiring (but has not yet acquired) the CBHS Interest, which represents an interest in 50% of certain assets of the Provider Segment of Magellan, after various adjustments. In addition, Crescent Operating will account for the CBHS Interest under the equity method of accounting. For these reasons, an analysis of the financial condition and results of operations of the Provider Segment of Magellan would not be meaningful in the context of the financial condition and operating results of Crescent Operating.


     The pro forma effects of the acquisition of the Carter-Crowley Assets and the CBHS Interest are set forth in the Pro Forma Financial Statements of Crescent Operating, which are included elsewhere in this Prospectus.

                               CRESCENT OPERATING


     Crescent Operating has only recently been formed and has no operating history. The Company has financed the acquisition of the Carter-Crowley Assets, in part through borrowings, and intends to finance through borrowings, the acquisition of the CBHS Interest and the warrants to purchase Magellan common stock, and may under certain circumstances borrow for the purpose of satisfying commitments relating to the Assets (see "-- Liquidity and Capital Resources," below), making additional investments or providing working capital for operations. Crescent Operating obtained the rights to acquire the Assets from Crescent Operating Partnership. The Assets may not be readily marketable and their values may be affected by general market conditions. The Company believes, however, that its capital resources and revenues will be sufficient to fund the Company's anticipated investments and proposed operations.


LIQUIDITY AND CAPITAL RESOURCES


     In connection with the formation and capitalization of Crescent Operating, Crescent Operating has received approximately $14.1 million in cash from Crescent Operating Partnership and Crescent Operating Partnership agreed to lend Crescent Operating approximately $35.9 million pursuant to a five-year term loan (approximately $15.3 million of which was funded on May 8, 1997). The loan is a recourse loan that is or will be secured, to the extent not prohibited by pre-existing arrangements, by a first lien on the Assets and all other assets owned by Crescent Operating now or in the future (other than assets of Crescent Operating acquired after June 30, 1997, which may be pledged in the future to secure non-recourse loans to Crescent Operating). The loan bears interest at the rate of 12% per annum, compounded annually, and is payable quarterly in an amount equal to the lesser of (i) the net cash flow for the preceding quarter and (ii) the quarterly amount of principal due, together with interest accrued on the loan. Net cash flow will be computed by subtracting the total costs incurred by Crescent Operating from its gross receipts. The loan will mature on May 8, 2002. The Company also has obtained a $20.4 million line of credit which bears interest at the same rate as the term loan. The line of credit is payable on an interest-only basis during its term, which expires on the later of (i) May 21, 2002 or (ii) five years after the last draw under the line of credit. Draws may be made under the line of credit until June 22, 2002. The line of credit is a recourse obligation and amounts outstanding thereunder are or will be secured, to the extent not prohibited by pre-existing arrangements, by a first lien on the Assets and all other assets owned by Crescent Operating now or in the future (other than assets of Crescent Operating acquired after June 30, 1997, which may be pledged in the future to secure non-recourse loans to Crescent Operating). As of June 11, 1997, no amounts were outstanding under the line of credit.

     Approximately $12.6 million in cash and the proceeds of approximately $15.3 million of loans were used to acquire the Carter-Crowley Assets and the 12.38% limited partner interest in the partnership that owns the Dallas Mavericks. The remaining approximately $1.5 million previously funded in the form of cash, together with the remaining approximately $20.6 million to be advanced in the form of loans, is expected to be used both to acquire, and make an additional contribution relating to, the CBHS Interest and to acquire the warrants to acquire shares of Magellan common stock for an aggregate of approximately $20.0 million, and to fund an obligation of Moody-Day (the construction equipment sales, leasing and servicing company acquired from Carter-Crowley) to purchase construction equipment for approximately $2.1 million. The line of credit is expected to be used to support future funding obligations associated with the Assets (consisting of approximately $2.2 million relating to Crescent Operating's investment in Hicks-Muse and approximately $17.5 million relating to the CBHS Interest) and other cash requirements.



     On June 11, 1997, Crescent Operating sold the 12.38% limited partner interest in the partnership that owns the Dallas Mavericks to an affiliated entity (see "Certain Transactions," below) and received proceeds from the sale in the amount of approximately $12.55 million. The limited partner interest was originally purchased by Crescent Operating for approximately $12.4 million and the sale resulted in a gain to Crescent Operating of approximately $.15 million. Of the approximately $12.55 million proceeds from the sale of the limited partner interest, Crescent Operating used approximately $9.9 million to repay outstanding principal and $.2 million to pay accrued and unpaid interest on the $15.3 million advance on the term loan from Crescent Operating Partnership, thereby reducing the outstanding principal balance of the term loan to $5.4 million as of June 11, 1997. Additionally, Crescent Operating paid a dividend of approximately $2.4 million to Crescent Operating Partnership, its sole stockholder. As a result of the sale of the limited partner interest, the payment of principal and interest on the loan and the distribution to Crescent Operating Partnership, the pro forma consolidated balance sheet reflects (i) a decrease in total assets of approximately $12.3 million (reflecting a $12.4 million decrease in investments, partially offset by a $.1 million increase in cash), (ii) a decrease in total liabilities of approximately $9.9 million (reflecting a $9.9 million decrease in long-term notes payable) and (iii) a decrease in stockholder's equity of approximately $2.4 million.


PRO FORMA CAPITAL RESOURCES

     As of the date of this Prospectus, the Company has no commitments to purchase any assets, although it has the right to acquire the CBHS Interest. Crescent Operating has no external sources of financing except as described above in "Liquidity and Capital Resources." The purchase of additional assets will be contingent upon securing adequate funding on terms acceptable to the Company. The Company is not aware of any material unfavorable trends in either capital resources or the outlook for long-term cash generation, nor does it expect any material change in the availability and relative cost of such capital resources.

     There are currently no material changes being considered in the objectives and policies of the Company as set forth in this Prospectus.

PRO FORMA RESULTS OF OPERATIONS


     Three Months Ended March 31, 1997. On a pro forma basis, after giving effect to the completion of the formation and capitalization of Crescent Operating, the acquisition of the Carter-Crowley Assets and the acquisition of the CBHS Interest, Crescent Operating would have experienced a net loss of $3.1 million for the three months ended March 31, 1997. This pro forma net loss reflects the historical operating results of the Carter-Crowley Asset Group adjusted to reflect a decrease in historical net income as a result of (i) an increase in interest expense of $.6 million on long-term financing incurred in connection with the capitalization of Crescent Operating, and (ii) incremental general and administrative expenses of $.1 million related to the operation of Crescent Operating. The $3.1 million pro forma net loss also reflects the $2.4 million net loss related to Crescent Operating's 50% interest in the pro forma operating results of CBHS. Crescent Operating's 50% interest in CBHS reflects 50% of the historical net income of the Provider Segment of Magellan for the period which is $4.5 million, as adjusted to reflect (i) an increase in such net income as a result of (a) the elimination of $2.3 million of expenses attributable to the European Hospitals and other operations which will not be acquired by CBHS (and in which Crescent Operating therefore will have no interest as a result of its acquisition of the CBHS Interest) (b) reductions in depreciation and amortization expenses of $3.0 million, (c) a net decrease of $4.4 million, attributable to a decrease in tax expenses partially offset by an increase in interest expense; and (d) an increase in management fees of $1.8 million payable by Magellan to CBHS for the management of hospital-based businesses which will not be owned by CBHS (and therefore will not be part of the CBHS Interest), and
(ii) offset completely by an increase in franchise fees, rent expense and corporate overhead payable by CBHS of $18.4 million.



     Year Ended December 31, 1996. On a pro forma basis, Crescent Operating would have experienced a net loss of $10.8 million for the year ended December 31, 1996. This pro forma net loss reflects the historical operating results of the Carter-Crowley Asset Group adjusted to reflect an increase in historical net loss as a result of (i) an increase in interest expense on long-term financing incurred in connection with the capitalization of Crescent Operating of $2.5 million, and (ii) incremental general and administrative expenses of $.5 million related to the operation of Crescent Operating. The $10.8 million pro forma net loss also reflects the $7.7 million net loss related to Crescent Operating's 50% interest in the pro forma operating results of CBHS. Crescent Operating's 50% interest in CBHS reflects 50% of the historical net income of the Provider Segment of Magellan for the period which is $12.1 million, as adjusted to reflect (i) an increase in such net income as a result of (a) the elimination of $17.6 million of expenses attributable to the European Hospitals and other operations which will not be acquired by Crescent Operating as part of the CBHS Interest, (b) a decrease in tax expense of $19.7 million, (c) reductions in depreciation, amortization and interest expenses of $13.8 million, and (d) an increase in management fees payable by Magellan to CBHS for the management of hospital-based businesses which will not be part of the CBHS Interest of $5.3 million, and (ii) a decrease in net income as a result of an increase in franchise fees, rent expense and corporate overhead payable by CBHS of $76.2 million.


     The Company is not aware of any known trends or uncertainties, other than national economic conditions, which have had or which may reasonably be expected to have a material impact, favorable or unfavorable, on revenues or income from the acquisition of the Assets and operations of its business, other than those referred to in this Prospectus.

                THE CARTER-CROWLEY ASSET GROUP (THE "PORTFOLIO")

HISTORICAL RESULTS OF OPERATIONS

     Three Months Ended March 31, 1997 and 1996. Total revenues of the Portfolio increased approximately $.3 million, or 11.1% to $3.0 million for the three months ended March 31, 1997, compared with $2.7 million for the three months ended March 31, 1996. This increase was due to an increase in customer construction projects and a corresponding increase in demand for Moody-Day's equipment and services, an increase in the amount of equipment Moody-Day had available to meet sale and rental demand and the favorable introduction by Moody-Day of new lines of equipment available for sale and rental.

     Total cost of sales for the Portfolio increased approximately $.2 million, or 8.7%, to $2.5 million for the three months ended March 31, 1997, compared with $2.3 million for the three months ended March 31, 1996. This increase is due primarily to an increase in depreciation expense as a result of inventory purchased by Moody-Day to meet customer demand for rental equipment and an increase in cost of sales as a result of the new equipment lines available for sale.

     Selling, general and administrative and other expense for the Portfolio increased approximately $.1 million, or 25.0%, in the aggregate, due primarily to increases in interest expense attributable to increases in corporate borrowing and in general corporate expenses.

     Year Ended December 31, 1996 Compared to Year Ended December 31,
1995. Total revenues of the Portfolio increased approximately $1.3 million, or 14.3%, to $10.4 million for the year ended December 31, 1996, compared with $9.1 million for the year ended December 31, 1995. The increase is primarily the result of an increase in customer construction projects and a corresponding increase in demand for Moody-Day's equipment and services, an increase in the amount of equipment Moody-Day had available to meet sale and rental demand and the favorable introduction by Moody-Day of new lines of equipment available for sale and rental.

     Total cost of sales for the Portfolio increased approximately $1.1 million, or 14.9%, to $8.5 million for the year ended December 31, 1996, compared with $7.4 million for the year ended December 31, 1995. This increase is due primarily to an increase in depreciation expense as a result of inventory purchased by Moody-Day to meet customer demand for rental equipment and an increase in cost of sales as a result of the new equipment lines available for sale.


     Selling, general and administrative expense of the Portfolio increased approximately $.1 million, or 6.3%, to $1.7 million for the year ended December 31, 1996, compared with $1.6 million for the year ended December 31, 1995, due to increases in general corporate expenses and sales commissions.


     Other expense of the Portfolio increased approximately $.3 million, for the year ended December 31, 1996, compared with December 31, 1995 due primarily to a $.2 million increase in interest expense resulting from an increase in corporate borrowings.

     Year Ended December 31, 1995 Compared to Year Ended December 31, 1994.

     Total revenues of the Portfolio increased approximately $1.4 million, or 18.2%, to $9.1 million for the year ended December 31, 1995, compared with $7.7 million for the year ended December 31, 1994. This increase was due to the implementation of improved revenue-generating strategies and an increase in the amount of equipment inventory Moody-Day had available to meet the increased customer sales and rental demand.

     Total cost of sales for the Portfolio increased approximately $1.2 million, or 19.4% to $7.4 million for the year ended December 31, 1995, as compared with $6.2 million for the year ended December 31, 1994. The increase is the result of an increase in the volume of sales and rentals.

     Selling, general and administrative expense of the Portfolio increased approximately $.2 million, or 14.3%, to $1.6 million in the year ended December 31, 1995, compared with $1.4 million in the year ended December 31, 1994. The increase is due to increases in general corporate expenses and sales commissions.

LIQUIDITY AND CAPITAL RESOURCES

     Cash and cash equivalents were approximately $.1 million and $22,000 at March 31, 1997 and December 31, 1996, respectively. The approximately $.1 million increase is attributable to approximately $.7 million and $11,000 of cash provided by financing and operating activities, respectively, offset by approximately $.6 million used in investing activities. Cash provided by financing activities is primarily attributable to proceeds received from Carter-Crowley in the form of capital contributions totaling approximately $1.2 million and proceeds from notes payable totaling approximately $.3 million, primarily (approximately $.2 million) relating to Ingersoll-Rand. Cash used for financing activities included repayments of notes issued to Carter-Crowley totaling approximately $.8 million. The Portfolio used cash to fund the purchase of $.9 million in assets, $.3 million of which was provided by proceeds from the sale of certain rental equipment.

     To the extent the Portfolio's cash flow from operating activities was insufficient to finance certain capital expenditures, the Portfolio financed such activities with proceeds available through a line of credit with Carter-Crowley. The Portfolio expects to meet its liquidity requirements primarily through cash flow provided by operating activities, which the Portfolio believes will be adequate to fund normal recurring operating expenses, debt service requirements and certain capital expenditures.

     In April 1997, the line of credit and note payable with Carter-Crowley were contributed by Carter-Crowley to the Portfolio as a capital contribution resulting in the removal of all of the Portfolio's notes payable to affiliates.

                                    BUSINESS

OVERVIEW


     Crescent Operating expects to become a lessee and operator of various types of assets, including real property owned by Crescent and others. Crescent Operating has had no operations to date. It owns the Carter-Crowley Assets and anticipates that it will acquire the CBHS Interest. The Carter-Crowley Assets consist of a construction equipment sales, leasing and service company and an interest in a private venture capital fund. If Crescent Operating acquires the CBHS Interest, it will become a 50% owner of CBHS which will operate the Facilities.



     Crescent Operating's Charter provides that one of its corporate purposes is to perform the Intercompany Agreement between Crescent Operating and Crescent Operating Partnership, pursuant to which Crescent Operating and Crescent Operating Partnership have agreed to provide each other with rights to participate in certain transactions. In addition, the Charter prohibits, for so long as the Intercompany Agreement remains in effect, Crescent Operating from engaging in activities or making investments that a REIT could make unless, in accordance with the terms of the Intercompany Agreement, Crescent Operating Partnership was first given the opportunity but elected not to pursue such activities or investments.



     Crescent Operating is intended to function principally as an operating company, in contrast to Crescent's principal focus on investment in real estate assets. The operating activities and operating assets made available to Crescent Operating by Crescent are designed to provide Crescent's existing shareholders with the long-term benefits of ownership in an entity devoted to the conduct of operating business activities in addition to their investment interest in Crescent itself. A small number of REITs, operating under tax provisions that no longer are available to newly formed REITs, have shares that are "paired" or "stapled" with shares of a related operating company, and therefore cannot be owned or transferred independently. Because the shares of Crescent and Crescent Operating can be owned and transferred separately and independently of each other and are not, and will not be, paired or stapled, Crescent and Crescent Operating will not provide a paired investment on an ongoing basis to investors who purchase shares of only one company or the other.


STRATEGY

     Crescent Operating intends to manage the Assets, enter into certain of the businesses to which the Assets relate and pursue additional opportunities. Crescent Operating believes that it has, or will have access to, sufficient liquidity and management expertise to manage the Assets successfully.


     Crescent Operating's investment and operating strategies are to acquire and operate a complementary group of businesses which are aligned with certain of the investments and businesses of Crescent. To pursue additional opportunities, Crescent Operating plans to capitalize on its relationship with Crescent and Crescent's ability to structure transactions creatively. Crescent Operating also plans to determine whether it could provide to Crescent certain lessee and operator functions currently provided by others to Crescent. In this regard, it plans to negotiate to acquire or replace the tenants of certain hotels and resorts owned by Crescent and leased to third parties. No such negotiations are currently ongoing, however, and there is no assurance that any such agreements will be reached. The additional opportunities Crescent Operating may pursue are expected to be varied and may be unrelated to any business in which Crescent Operating is then engaged or may be engaged at any future date. Crescent Operating also expects that, in the future, it may sell existing assets that are inconsistent with its long-term strategies. To the extent any such sales are made at a time when Crescent Operating has outstanding indebtedness, Crescent Operating anticipates that it will use the proceeds of any such sales of assets to reduce the amount of any such indebtedness.



     Crescent Operating also intends to pursue additional and similar opportunities with Crescent and others in the future. The Distribution of Crescent Operating Common Stock will provide Crescent shareholders and the Limited Partners as of the Record Date who retain their Crescent Common Shares with the opportunity to participate in the benefits both of the real estate operations of Crescent (including ownership of real property) and of the lease of certain of such assets and the ownership of other non-real estate assets. No such opportunities to benefit from the lease of any assets or the ownership of any non-real estate assets other than those identified herein have been identified at this time, and there can be no assurance that any such opportunities will arise in the future.


THE INTERCOMPANY AGREEMENT


     Crescent Operating and Crescent Operating Partnership have entered into the Intercompany Agreement to provide each other with rights to participate in certain transactions. The Intercompany Agreement is designed to permit investors who purchase or retain equity interests in both Crescent and Crescent Operating to participate in the benefits of investments in both companies in a manner similar to holders of shares in "paired share" REITs. See "-- Overview," above. The Intercompany Agreement provides, subject to certain terms, that Crescent Operating Partnership will provide Crescent Operating with a right of first refusal to become the lessee of any real property acquired by Crescent Operating Partnership if Crescent Operating Partnership determines that, consistent with Crescent's status as a REIT, it is required to enter into a "master" lease arrangement, provided that Crescent Operating and Crescent Operating Partnership negotiate a mutually satisfactory lease arrangement and Crescent Operating Partnership determines, in its sole discretion, that Crescent Operating is qualified to be the lessee. For example, Crescent generally would be required, consistent with its status as a REIT, to enter into a master lease arrangement as to hotels and behavioral healthcare facilities. In general, a master lease arrangement is an arrangement pursuant to which an entire property or project (or a group of related properties or projects) is leased to a single lessee. As to opportunities for Crescent Operating to become the lessee of any assets under a master lease arrangement, the Intercompany Agreement provides that Crescent Operating Partnership must provide Crescent Operating with written notice of the lessee opportunity. During the 30 days following such notice, Crescent Operating has a right of first refusal with regard to the offer to become a lessee and the right to negotiate with Crescent Operating Partnership on an exclusive basis regarding the terms and conditions of the lease. If a mutually satisfactory agreement cannot be reached within the 30-day period (or such longer period to which Crescent Operating and Crescent Operating Partnership may agree), Crescent Operating Partnership may offer the opportunity to others for a period of one year thereafter before it must again offer the opportunity to Crescent Operating in accordance with the procedures specified above. Crescent Operating Partnership may, in its discretion, offer any investment opportunity other than a lessee opportunity to Crescent Operating, upon such notice and other terms as Crescent Operating Partnership may determine.



     Under the Intercompany Agreement, Crescent Operating has agreed not to acquire or make (i) investments in real estate which, for purposes of the Intercompany Agreement, includes the provision of services related to real estate and investment in a hotel properties, real estate mortgages, real estate derivatives or entities that invest in real estate assets or (ii) any other investments that may be structured in a manner that qualifies under the federal income tax requirements applicable to REITs unless it has provided written notice to Crescent Operating Partnership of the material terms and conditions of the acquisition or investment opportunity, and Crescent Operating Partnership has determined not to pursue such acquisitions or investments either by providing written notice to Crescent Operating rejecting the opportunity within 10 days from the date of receipt of notice of the opportunity or by allowing such 10-day period to lapse. Crescent Operating also has agreed to assist Crescent Operating Partnership in structuring and consummating any such acquisition or investment which Crescent Operating Partnership elects to pursue, on terms determined by Crescent Operating Partnership. In addition, Crescent Operating has agreed to notify Crescent Operating Partnership of, and make available to Crescent Operating Partnership, investment opportunities developed by Crescent Operating or of which Crescent Operating becomes aware but is unable or unwilling to pursue.


THE CARTER-CROWLEY ASSETS


     On February 10, 1997, Crescent Operating Partnership entered into a contract with Carter-Crowley and various of its affiliated entities (collectively, the "Carter-Crowley Sellers"), all of whom are unaffiliated with Crescent and Crescent Operating, to acquire for approximately $383.3 million, substantially all of the assets (the "Carter-Crowley Portfolio") of Carter-Crowley. At the time the contract was executed, the Carter-Crowley Portfolio included 14 office properties (the "Carter-Crowley Office Portfolio"), with an aggregate of approximately 3.0 million net rentable square feet, approximately 1,216 acres of commercially zoned, undeveloped land located in the Dallas/Fort Worth metropolitan area, two multifamily residential properties located in the Dallas/Fort Worth metropolitan area, marketable securities, secured and unsecured promissory notes, certain direct non-operating working interests in various oil and gas wells, an approximately 35% limited partner interest in two oil and gas limited partnerships, an approximately 12.38% limited partner interest in the partnership that owns the Dallas Mavericks and the Carter-Crowley Assets. Pursuant to an agreement between Carter-Crowley and Crescent Operating Partnership, Carter-Crowley liquidated approximately $51.0 million of such assets originally included in the Carter-Crowley Portfolio, consisting primarily of the marketable securities and the oil and gas investments, resulting in a reduction in the total purchase price by a corresponding amount to approximately $332.3 million. On May 9, 1997, Crescent Operating Partnership and Crescent Operating acquired the remaining assets in the Carter-Crowley Portfolio.



     Crescent Operating Partnership acquired certain assets from the Carter-Crowley Portfolio, with an aggregate purchase price of approximately $306.3 million, consisting primarily of the Carter-Crowley Office Portfolio, the two multifamily residential properties, the approximately 1,216 acres of undeveloped land and the secured and unsecured promissory notes relating primarily to the Dallas Mavericks. In addition to the promissory notes relating to the Dallas Mavericks, Crescent Operating Partnership obtained rights from the current holders of the majority interest in the Dallas Mavericks to a contingent $10.0 million payment if a new arena is built within a 75-mile radius of Dallas.



     The remainder of the Carter-Crowley Portfolio, consisting of the Carter-Crowley Assets and the limited partner interest in the partnership that owns the Dallas Mavericks, was purchased by Crescent Operating utilizing cash contributions and loan proceeds that were provided to Crescent Operating by Crescent Operating Partnership. As of June 11, 1997, Crescent Operating sold, for approximately $12.55 million, the limited partner interest in the partnership that owns the Dallas Mavericks to a newly formed corporation wholly owned by Crescent Operating Partnership. Richard E. Rainwater, John C. Goff and Gerald W. Haddock, each of whom will serve as a director of Crescent Operating, also are limited partners of Crescent Operating Partnership. As of May 30, 1997, Messrs. Rainwater, Goff and Haddock beneficially owned Units representing approximately 6.2%, 1.1% and .9%, respectively, of the partnership interests in Crescent Operating Partnership outstanding as of such date. In addition, Mr. Haddock serves as President and Chief Executive Officer and the sole director of Crescent Ltd., which is the general partner of Crescent Operating Partnership, and will serve in the same capacities in the newly formed corporation. See "Certain Transactions." Crescent Operating had purchased the limited partner interest in the partnership that owns the Dallas Mavericks from Carter-Crowley for approximately $12.4 million utilizing a combination of cash payments and proceeds of borrowings from Crescent Operating Partnership. Crescent Operating used the proceeds of the sale of the interest (i) to pay all accrued interest under the term loan from Crescent Operating Partnership, in the amount of approximately $.2 million, (ii) to make a payment of principal under the term loan of approximately $9.9 million, and (iii) to pay a dividend to its sole stockholder, Crescent Operating Partnership, of approximately $2.4 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



     The Carter-Crowley Assets held by Crescent Operating, which have an allocated cost of approximately $13.7 million, consist of the assets described below.


     Moody-Day, Inc. Moody-Day is a Texas corporation, wholly owned by Crescent Operating, engaged in the sale, leasing and service of construction equipment and accessories to the construction and utility industries located primarily in Texas. Moody-Day's leasing activities consist principally of leasing construction equipment and accessories under various leases, including certain non-cancelable operating leases and sales-type leases.

     Moody-Day's inventory available for sale or lease is supplied pursuant to various distributor or dealer agreements. Moody-Day believes that the terms and conditions of these agreements are consistent with industry standards. Moody-Day's operations are not notably seasonal, although adverse weather conditions, such as extended periods of precipitation, could adversely affect its operations.

     The business is operated from a building and the adjacent property in Dallas, Texas. An underground gasoline and diesel storage tank was previously removed from the property, but prior to the time case closure documentation was issued by the State of Texas, regulations applicable to removal of the tank were modified to require testing and monitoring procedures. A remedial plan for the installation of test wells was prepared by Moody-Day and accepted by the State of Texas, and monitoring of the groundwater currently is in process.

     Moody-Day competes with various large and small companies in its business. Among its primary competitors are national firms such as A-1, Prime Equipment Company and Hertz, and local firms such as Gaedcke Equipment Company, a Texas company with four locations. Moody-Day believes that the principal competitive factors in its markets for sale and rental of the construction equipment and accessories it offers are availability of requested equipment, price and product features. Moody-Day's products and services are marketed directly by its 11-person sales force. No customer accounted for more than 10% of Moody-Day's gross sales for the twelve-month period ended December 31, 1996, with the exception of Austin Commercial, a commercial construction contractor, which accounted for approximately 11% of Moody-Day's sales for that period.

     Day-to-day operations and management will be the responsibility of Mark Roberson, who has been employed by Moody-Day since 1989. From 1989 through 1991, Mr. Roberson served as Moody-Day's general rental manager. Since 1991, he has served as the general manager of operations. Prior to joining Moody-Day, Mr. Roberson had a total of six years of similar industry experience.

     At March 1, 1997, Moody-Day had 32 employees, all of whom worked full time. Of this number, 6 were involved in corporate administrative and support functions and the remainder were employed in the sales, leasing and service operations of the business. Moody-Day is currently not a party to any collective bargaining agreements covering its employees, has not experienced any work stoppages, and believes that relations with its employees are good. Moody-Day is not a party to any material pending litigation.


     Hicks Muse Tate & Furst Equity Fund II, LP. Hicks-Muse is a private venture capital fund in which Crescent Operating owns a 1.21% limited partner interest. Crescent Operating participates in Hicks-Muse on an investment-by-investment basis and does not own an interest in all investments included in the Hicks-Muse portfolio. As of December 31, 1996, the unpaid principal balance due on the original commitment by Carter-Crowley to invest $10 million in Hicks-Muse was approximately $2.2 million. This amount is required to be paid by Crescent Operating when called.


     As of December 31, 1996, Crescent Operating's investments in the Hicks-Muse portfolio consisted of investments in the following industries: (i) manufacturing (37.4%, 22.5% of which consisted of investments in a company that manufactures copper wire); (ii) communications (33.9%, 33.1% of which consisted of investments in a cable television operator); (iii) real estate (13.2%, all of which consisted of investments in a company that provides debt and equity capital to real estate owners and developers); (iv) financial services (10.5%, all of which consisted of investments in a foreign insurance company and a small business investment company); and (v) food (5.0%, all of which consisted of investments in a chocolate company).

THE CBHS INTEREST


     Crescent Operating expects to participate in the operations of behavioral healthcare and related facilities through its acquisition of an ownership interest in CBHS pursuant to the Magellan Transaction. Each of the transactions, as identified below, that forms a part of the Magellan Transaction is conditioned upon the closing of the other transactions. Accordingly, Crescent Operating's ability to acquire the CBHS Interest is contingent upon the Magellan Closing. Officers and directors of Crescent Operating and their affiliates and associates have significant interests in Crescent and Magellan. See "Certain Transactions." It is expected that the Magellan Closing will occur in June 1997.


     The Magellan Transaction includes:


     - the purchase of the Facilities, which consist of approximately 90 behavioral healthcare facilities, by a newly formed affiliated limited partnership of Crescent Operating Partnership ("Crescent Affiliate"), pursuant to a Real Estate Purchase and Sale Agreement between Crescent and Magellan;



     - the formation of CBHS pursuant to an Operating Agreement to be entered into between Crescent Operating and CBHS, Inc.;

     - the capitalization of CBHS, as set forth in a Contribution Agreement to be entered into among Crescent Operating, Magellan and CBHS;



     - the lease of the Facilities from Crescent Affiliate to CBHS and its wholly-owned subsidiaries, pursuant to the Facilities Lease;



     - the grant of rights to CBHS with respect to various assets currently used by Magellan in the operation of the Facilities but not otherwise contributed to CBHS or sold to Crescent Affiliate, pursuant to the Master Franchise Agreement and the Subsidiary Franchise Agreement; and


     - the grant by Magellan of an option to Crescent and Crescent Operating to become equity holders of Magellan, and the grant by Crescent Operating to Magellan to become an equity holder of Crescent Operating, pursuant to warrant agreements.


     Crescent Affiliate will acquire the Facilities (including the related medical office buildings) and substantially all of the fixtures, furniture and equipment currently owned by separate indirect subsidiaries of Magellan and used in the operation of the Facilities. CBHS will be formed as a joint venture between Magellan Affiliate and Crescent Operating to operate the Facilities pursuant to the Facilities Lease, utilizing the franchise services to be provided to CBHS by Magellan (through a wholly owned subsidiary) for an annual fee that initially will be approximately $78.2 million pursuant to the Master Franchise Agreement.



     As a result of the Magellan Transaction, Crescent Operating will acquire an interest in CBHS, through which Crescent Operating will participate in the operations of CBHS. Initially, each of Magellan Affiliate and Crescent Operating will own 50% of CBHS, subject to CBHS' right to grant up to 10% of the equity interest in CBHS to CBHS management as incentive compensation, with any such grant to reduce the relative ownership interests of Crescent Operating and Magellan Affiliate on an equal basis. CBHS will continue the operations of the Provider Segment of Magellan's former business and will focus its business strategy on the provider segment of the behavioral healthcare industry.



     Magellan will contribute to CBHS certain property and intangible rights used in connection with the Facilities for the interest in CBHS to be held by Magellan Affiliate, including interests in five behavioral healthcare facilities and other ancillary real property. Crescent Operating will contribute $5 million in exchange for its interest. CBHS will purchase certain assets relating to Magellan's information systems for approximately $5 million. The assets contributed or sold to CBHS by Magellan and its subsidiaries will include all supplies and inventory and certain equipment, contract rights and business records. CBHS will assume the liabilities associated with these assets.



     Through its interest in CBHS, Crescent Operating will also participate in the management of CBHS. Each of Magellan Affiliate and Crescent Operating will appoint two directors to the four-member board of directors, and all "major decisions," as described below, must be made by unanimous consent.


     Crescent Operating also will have the right, pursuant to warrants granted by Magellan (see "Magellan Warrant Purchase Agreement," below) to acquire up to 1,283,311 shares of Magellan common stock at an exercise price of $30 per share during the 12-year period after the Magellan Closing. In addition, Crescent Operating has granted warrants to purchase up to 2.5% of Crescent Operating Common Stock on similar terms (see "Crescent Operating Purchase Agreement," below).


     Real Estate Purchase and Sale Agreement. Crescent Affiliate will acquire the Facilities from Magellan and its subsidiaries. The obligations of both Crescent and Magellan to consummate the Real Estate Purchase and Sale Agreement include the transfer of all material permits, licenses and approvals, the absence of material regulatory or contractual impediments and governmental proceedings respecting the operation of the Facilities, the receipt of all necessary approvals and other material consents, regulatory and other approvals, licenses and permits and the compliance with all federal and state laws applicable to the execution of the Master Franchise Agreement. In addition, Crescent's obligation to consummate the Real Estate Purchase and Sale Agreement is subject to conditions that include the absence of material adverse changes in the business or financial condition of Magellan and the absence of any withdrawal of Crescent's "fairness" opinion from its investment bankers, and Magellan's obligation to consummate the Real Estate Purchase and Sale Agreement is subject to conditions that include the absence of any withdrawal of Magellan's "fairness" opinion from its investment bankers and approval by Magellan's stockholders.

     Contribution Agreement. For its 50% interest in CBHS, Crescent Operating will make an initial cash contribution to CBHS in the amount of $5 million, to be used by CBHS to purchase certain information systems-related assets from a Magellan subsidiary. For Magellan Affiliate's 50% interest in CBHS, Magellan will contribute to CBHS certain assets related to the Facilities, and to certain leased facilities operated by subsidiaries of Magellan, such as patient medical records, licenses and permits used in the operation of the Facilities, to the extent they are transferable, leasehold interests, as lessee, in the leased facilities and in certain medical office buildings, and certain other assets.



     On the Magellan Closing Date, CBHS will acquire from Magellan for $8 million various working capital assets related to the Facilities and certain additional facilities leased to Magellan such as supplies and inventory, notes receivable, prepaid assets and expenses, lease deposits and utility deposits, subject to a post-closing adjustment. Magellan will retain certain assets used in the operation of the Facilities, including those to be provided to CBHS under the Master Franchise Agreement. CBHS will assume all debts, obligations, duties and liabilities relating to, or arising out of, the operation of the Facilities and business related thereto after the Magellan Closing, including obligations that require performance after the Magellan Closing, liabilities and obligations relating to the assets contributed to CBHS and liabilities relating to employee accrued vacation time and sick days.



     At the Magellan Closing, at Magellan's option, either (i) Magellan will provide CBHS with bridge financing for a one-year term in the maximum amount of $55 million to fund CBHS' reasonable working capital needs during its first year of operation, including funding of CBHS' purchase of working capital assets from Magellan's subsidiaries pursuant to the CBHS Contribution Agreement in the amount of approximately $8 million; or alternatively, (ii) the bridge financing may be provided by a bank line of credit secured by receivables and guaranteed by Magellan under certain circumstances. A group of commercial banks has agreed to issue a loan commitment to CBHS for a line of credit of up to $100 million pursuant to a five-year revolving credit facility.



     Prior to the Magellan Closing, Magellan will cause its subsidiaries which are joint venturers in a joint venture owning or operating a domestic hospital to enter into a services agreement with CBHS for each hospital owned or operated by a joint venture, pursuant to which CBHS will perform, to the extent possible, all of Magellan's obligations under the joint venture agreement in exchange for the payment to CBHS by Magellan of all distributions and fees paid to Magellan by or on behalf of the joint venture. The services agreement will continue in effect until termination of the Facilities Lease.



     CBHS Operating Agreement. The CBHS Operating Agreement provides that, in addition to the contributions made by Crescent Operating and Magellan under the CBHS Contribution Agreement, both Crescent Operating and Magellan Affiliate will contribute an additional $2.5 million in cash to the capital of CBHS within five days after the Magellan Closing, and will agree to lend, in equal amounts, up to an additional $17.5 million to CBHS upon demand by Magellan Affiliate within five years of the Magellan Closing.



     The management of CBHS will be vested in the CBHS Board, a four-member governing board of directors, with Crescent Operating and CBHS, Inc. each designating two individuals as directors. Each director will have one vote and, except in the event of certain decisions described below, the CBHS Board will act by the affirmative vote of a majority of the directors. John C. Goff, Vice Chairman of Crescent and Crescent Operating, will be Chairman of the CBHS Board. John M. DeStefanis, an executive officer of Magellan, is expected to resign from his positions with Magellan and become the President and Chief Executive Officer of CBHS. With the exception of Mr. Goff, all of initial officers of CBHS are expected to be former employees of Magellan.


     Certain decisions will require 80% CBHS Board approval, including, among others, any transfer or other disposition of any asset of CBHS in an amount in excess of $50,000 (unless approved in CBHS' annual budget), the acquisition of any stock or interest in any corporation, partnership or other business entity, causing or permitting CBHS to engage in activities other than the behavioral healthcare business, CBHS' entry into certain agreements proposed between CBHS and Magellan or Crescent Operating or their affiliates, entering into contracts not in the ordinary course of business or contracts requiring payments in a single fiscal year in excess of $10,000 or such other amount authorized by the CBHS Board, unless approved in CBHS' annual budget, incurring certain indebtedness or granting certain security interests, the admission of any person as an additional member to CBHS or the issuance of any additional interests in CBHS, unless provided for in the CBHS Operating Agreement, employment of any person whose annual compensation is likely to exceed $150,000, unless approved in CBHS' annual budget, any distributions to Crescent Operating or Magellan Affiliate, selecting executive officers or removing the chairman of the CBHS Board or CBHS' President, and the decision to renew the Facilities Lease, the Master Franchise Agreement or the Subsidiary Franchise Agreement.



     Crescent Operating and Magellan Affiliate will not have any right or power to take part in the management or control of CBHS in any way, except to the extent set forth in the CBHS Operating Agreement. Crescent Operating and Magellan Affiliate will only have voting rights with respect to matters specifically reserved for their vote in the CBHS Operating Agreement and each will have one vote for each percentage interest in CBHS. The following actions may be taken only with the approval of CBHS members owning at least 80% of CBHS' percentage interests: (i) causing or permitting CBHS to engage in any activity not consistent with the purposes of CBHS; (ii) the performance of any act in contravention of the CBHS Operating Agreement; (iii) causing CBHS to reorganize, recapitalize, merge or consolidate with another entity; (iv) electing to dissolve or liquidate CBHS; (v) causing CBHS to take any action that would cause a bankruptcy; (vi) possessing CBHS assets or assigning rights in CBHS assets other than for a CBHS purpose; (vii) confessing a judgment against CBHS; (viii) changing the percentage interest of any CBHS member without the consent of the affected member; or (ix) amending the CBHS Operating Agreement. Crescent Operating and Magellan Affiliate will not be liable for a judgment, decree or order of a court, or any other debt, obligation or liability of CBHS solely by reason of being a member of CBHS.



     Except for certain transfers permitted in the CBHS Operating Agreement under certain conditions, a CBHS member may not transfer all or any portion of its interest in CBHS. Permitted transfers include transfers to (i) a wholly owned subsidiary; (ii) the transferor's administrator or trustee if transferred involuntarily by operation of law; (iii) any transferee if the transfer is approved by all CBHS members having a 20% or greater interest in CBHS; (iv) in the case of Crescent Operating, to a single transferee if necessary for Crescent to avoid jeopardizing its status as a REIT (subject to certain conditions); and
(v) to any person upon compliance with the right of first refusal provision in the CBHS Operating Agreement. In the event a CBHS member has a binding offer from an unrelated person for the transfer of its interest in CBHS, other than pursuant to the permitted transfers described above, the non-selling CBHS member and, in the event there are more than two CBHS members, CBHS, will have a right of first refusal to purchase all of the selling CBHS member's interest. In the event that Crescent Operating's or Magellan Affiliate's percentage interest in CBHS decreases to less than 25%, (i) the other party may not transfer its CBHS interest without allowing the other CBHS members to sell to the proposed transferee, on the same terms and conditions, their CBHS interests; and (ii) the other party may require the other CBHS members to sell their CBHS interests to a proposed transferee, on the same terms and conditions.



     A deadlock of the CBHS Board will be deemed to exist if the CBHS Board will be unable to reach agreement by the required vote at two successive meetings on
(i) a decision requiring 80% board approval; (ii) a decision involving the expenditure of more than an amount to be specified; or (iii) a decision relating to the election of executive officers. The CBHS Operating Agreement contains provisions requiring the members of CBHS, the CBHS Board and chief executive officers of Crescent Operating and Magellan Affiliate to use their best efforts to resolve a deadlock. In the event of a failure to resolve a deadlock pursuant to these procedures, either Crescent Operating or Magellan Affiliate will be authorized to offer to purchase all of the interest of the other, and the non-offering member must either sell on the offered terms or purchase the offering member's interest on such terms.



     Facilities Lease. CBHS will establish a wholly owned subsidiary to operate each Facility. At the Magellan Closing, Crescent Affiliate, CBHS and subsidiaries of CBHS will enter into the Facilities Lease, which will be a triple-net lease structured as an operating lease under which all of the Facilities will be leased by Crescent Affiliate to CBHS and its subsidiaries.

     The initial term of the Facilities Lease will be 12 years, with four renewal terms of five years each. CBHS may renew the lease as to all, but not less than all, of the Facilities at its option upon notice at least one year prior to the end of the initial term or any renewal term.



     The base rent for the first year of the initial term will be $40 million plus 10% of any increase in the purchase price for the Facilities resulting from the acquisition of additional facilities by Magellan after the execution of the Real Estate Purchase and Sale Agreement and prior to the Magellan Closing. The base rent will increase by 5% compounded annually. At the commencement of any renewal term of the Facilities Lease, a new fair market rent for the renewal term will be determined by agreement of the parties, or if the parties are unable to agree on a fair market rent, then by an appraisal mechanism. Following appraisal, Crescent Affiliate will have the right to render void the exercise of the option to extend the Facilities Lease if Crescent Affiliate is not satisfied with the fair market value rent as determined by the appraiser. In addition, CBHS will pay annually an additional $20 million under the Facilities Lease (the "Additional $20 Million Amount"), at least $10 million of which must be used, as directed by CBHS, for capital expenditures each year and up to $10 million of which may be used, if requested by CBHS, to cover capital expenditures, property taxes, insurance premiums and franchise fees. CBHS' failure to pay the Additional $20 Million Amount is not a default under the Facilities Lease unless Crescent has expended funds for capital expenditures, property taxes, insurance premiums or franchise fees.



     CBHS will have the right to pledge its leasehold interest to secure senior indebtedness provided that such pledge is subordinate to any lien placed on the Facilities by Crescent Affiliate to secure financing for Crescent Affiliate.


     CBHS will have the right to sublease all or any of the Facilities, or to assign the Facilities Lease, to any affiliate of CBHS or joint venture in which it owns at least a 25% interest provided that CBHS remains liable for all obligations under the Facilities Lease and the Franchise Agreement is assigned to the sublessee or assignee.


     At the termination of the Facilities Lease, any improvements to real estate revert to Crescent Affiliate. CBHS will agree that upon expiration of the Facilities Lease, supplies and inventory that are, in the aggregate, the equivalent amount in value to that reasonably established for use by the Facilities in the immediately preceding lease year, will remain at the leased premises.



     Master Franchise Agreement. Under the Master Franchise Agreement, Magellan (through a wholly owned subsidiary) will grant a franchise for each Facility, and CBHS agrees to enter into and cause each subsidiary/lessee of a Facility to enter into a franchise agreement for such Facility. Magellan has agreed to grant franchises for facilities subsequently acquired, developed or leased by CBHS provided such facilities meet reasonable requirements of Magellan and that Magellan is not contractually or legally prevented from granting such franchise. CBHS will guarantee all obligations of its subsidiaries under the Subsidiary Franchise Agreements.



     Franchise fees payable by CBHS under the Master Franchise Agreement will be the greater of (i) $78.2 million, subject to increases for inflation; or (ii) $78.2 million, plus 3% of CBHS Gross Revenues (as defined in the agreement) over $1 billion and not exceeding $1.2 billion and 5% of CBHS Gross Revenues over $1.2 billion. Franchise fees are payable monthly. Interest will accrue on past due franchise fees, but only to the extent that such franchise fees are not past due as a result of either the operation of the Subordination Agreement or the failure of CBHS to achieve earnings sufficient to pay such amounts. Franchise fees are subordinated in payment to the annual base rent due Crescent Affiliate under the Facilities Lease.


     In addition to other remedies, if franchise fees are past due for any reason in the amount of $6 million or more, Magellan will have the right to prohibit any incentive compensation to CBHS management and prohibit any vesting of CBHS management equity. If they are past due in the amount of $18 million or more, Magellan will have the right to prohibit any salary increases for key personnel of CBHS, prohibit any additional hiring by CBHS and prohibit any new hospital acquisitions/joint ventures, directly or indirectly. If they are past due in an amount greater than $24 million, Magellan will have the right to require a 5% cutback on budgeted expenses under the then-current approved CBHS annual budget, require monthly approval of expenditures of

CBHS by Magellan, including capital and operating expenditures, and require transfer of control and management of CBHS and CBHS franchisees to Magellan.

     CBHS will agree during the term of the Master Franchise Agreement that it will not engage as an owner, as an operator, in any managerial capacity or otherwise in any business except (i) as a franchisee of Magellan; (ii) in certain other businesses in the behavioral healthcare business pursuant to existing contracts or contracts approved by Magellan; or (iii) in the management and administration of businesses franchised by Magellan or conducted by a CBHS subsidiary franchisee for new products. CBHS will not, directly or through any subsidiary or other affiliate, engage in the hospital-based behavioral healthcare business, except pursuant to a written agreement with Magellan, for three years if the Master Franchise Agreement is terminated by Magellan prior to the thirty-second anniversary of the Master Franchise Agreement. CBHS will keep confidential the confidential information provided by Magellan and not use such information other than to operate the franchised businesses. Magellan agrees that CBHS will be a third party beneficiary of, and may enforce, Magellan's covenants not to compete as set forth in the Subsidiary Franchise Agreement.

     CBHS will have the right to use the "CHARTER" System in connection with its business of the management and administration of the franchised businesses, existing joint venture arrangements, existing businesses that are the subject of management agreements, other businesses franchised by Magellan and new arrangements. Magellan will continue to operate or provide a toll free "800" telephone number and call center to provide substantially the same service to the CBHS franchisees as provided by the call center to the Facilities when operated by Magellan. The CBHS franchisees will advertise the "800" telephone number and otherwise use the call center as a means of assisting customers to locate the places of business of franchisees of Magellan.


     CBHS will have the right to assign its rights under the Master Franchise Agreement only (i) with the consent of Magellan (which consent may not be unreasonably withheld, conditioned or delayed); (ii) to an entity which simultaneously acquires all or substantially all of CBHS' business and assets, provided, in each instance, that such assignee also acquires or assumes CBHS' rights and obligations under the Facilities Lease; or (iii) if the Facilities Lease is terminated as a result of an event of default thereunder, and Crescent Affiliate elects to assume all of CBHS' obligations under the Master Franchise Agreement and all other agreements specified in the Facilities Lease, to Crescent Affiliate or a designee of Crescent Affiliate. Magellan has the right to assign its obligations under the Master Franchise Agreement with the prior written consent of CBHS and Crescent Affiliate, which consent may not be unreasonably withheld, or to an entity which simultaneously therewith acquires all or substantially all of Magellan's business and assets.



     In the event the Master Franchise Agreement is assigned to Crescent Affiliate as a result of the early termination of the Facilities Lease upon an event of default, Magellan may terminate the Master Franchise Agreement and all of Crescent Affiliate's rights thereunder for "good cause," which includes the assignee's insolvency or bankruptcy; violation of any transfer and assignment provision contained in the Master Franchise Agreement; the assignee's noncompliance with any law, rule or regulation applicable to the operation of its business (subject to reasonable attempts to cure); material violations of confidentiality or nondisclosure covenants; the assignee's failure to perform or the breach of any covenant, obligation, term, condition, warranty or certification in the Master Franchise Agreement (subject to reasonable cure periods); and the assignee's failure to pay certain fees owed to Magellan under the Master Franchise Agreement within ten days.


     CBHS will indemnify and defend Magellan from all losses and liabilities arising directly or indirectly as a result of, arising out of or in connection with the operation of CBHS' business, except those directly resulting from Magellan's willful misconduct or fraud, and Magellan will indemnify CBHS from all losses and liabilities arising directly or indirectly as a result of, arising out of or in connection with the operation of CBHS' business or from Magellan's willful misconduct or fraud.

     The initial term of the Master Franchise Agreement is 12 years. CBHS has the right to renew the Master Franchise Agreement for four additional five-year renewal terms, provided that at the end of the initial term and each renewal term, the fees will be adjusted to reflect the fair market value of the franchise utilized by the Facilities as of the renewal date for the then-applicable renewal term. The Master Franchise Agreement includes an appraisal mechanism for determining fair market value franchise fees. Notwithstanding the foregoing, if the fair market value franchise fee as so determined is not acceptable to Magellan, then Magellan will have the option to terminate the Master Franchise Agreement at the end of the then-current term and the Master Franchise Agreement will not be further extended. In all other events, Magellan will not have the right to terminate the Master Franchise Agreement (whether for breach or otherwise) without the consent of CBHS and Crescent Affiliate. CBHS will not have the right to terminate the Master Franchise Agreement (whether for breach or otherwise) without the consent of Magellan and Crescent Affiliate.



     Subsidiary Franchise Agreement. Magellan (through a wholly owned subsidiary) will grant each CBHS subsidiary that operates a Facility (each, a "franchisee") a franchise pursuant to a Subsidiary Franchise Agreement. Each franchisee will be granted the right to engage in the business of providing behavioral healthcare utilizing the "CHARTER" System from facilities in the territory defined in the Subsidiary Franchise Agreement. The "CHARTER" System is a system for the operation of behavioral healthcare businesses under the "CHARTER" names and marks, including the right to use existing computer software, existing treatment programs and procedures, existing quality standards, existing quality assessment methods, existing performance improvement and monitoring programs, advertising and marketing assistance, promotional materials, consultation and other matters relating to the operation of the business. The rights granted under each Subsidiary Franchise Agreement will relate solely to a defined territory.


     Each Subsidiary Franchise Agreement will have the same term as the Master Franchise Agreement. CBHS will pay Magellan, pursuant to the Master Franchise Agreement, all franchise fees on behalf of each franchisee.

     During the term of each Subsidiary Franchise Agreement, Magellan will provide franchisees advertising and marketing assistance including (i) consultation, access to media buying programs and access to broadcast and other advertising materials produced by Magellan from time to time for franchisees;
(ii) risk management services, including risk financial planning, loss control and claims management; (iii) outcomes monitoring; (iv) national and regional contracting services; and (v) consultation by telephone or at Magellan's offices with respect to matters relating to the franchisee's business in which Magellan has expertise, including reimbursement, government relations, clinical strategies, regulatory matters, strategic planning and business development.

     During the term of the Subsidiary Franchise Agreement, franchisees will be prohibited from engaging in the hospital-based behavioral healthcare business except under franchise from Magellan. For a period expiring on the earlier of three years after expiration or termination of the Subsidiary Franchise Agreement or the thirty-second anniversary of the Magellan Closing, the franchisee agrees not to engage in its exclusive territory in the operation of a hospital/residential treatment center-based, behavioral healthcare business. The franchisees agree to keep confidential the confidential information provided by Magellan and not use such information other than to operate its franchised business.

     The franchisee may not terminate a Subsidiary Franchise Agreement without the consent of Magellan. Each Subsidiary Franchise Agreement will be subject to termination by Magellan for "good cause," which includes certain acts of bankruptcy or insolvency of the franchisee; violation of any transfer and assignment provision contained in the Master Franchise Agreement; the franchisee's noncompliance with any law, rule or regulation applicable to the operation of its business (subject to reasonable attempts to cure); material violations of confidentiality or nondisclosure covenants; the franchisee's failure to perform or the breach of any covenant, obligation, term, condition, warranty or certification in the Master Franchise Agreement (subject to reasonable cure periods); and the franchisee's failure to pay certain fees owed to Magellan under the Master Franchise Agreement within ten days.

  Subordination Agreement


     Magellan, CBHS and Crescent Affiliate will enter into a Subordination Agreement at the Magellan Closing, which will provide, in general, that franchise fees are subordinated to base rent, the annual 5% increase (the "Minimum Escalator Rent") and the first $10 million of the Additional $20 Million Amount due annually under the Facilities Lease (including all renewals). If, however, the accrued and unpaid franchise fees, including interest thereon, if any, equals or exceeds $15 million, then CBHS's available cash generally will first be applied to base rent and Minimum Escalator Rent, but not to the Additional $20 Million Amount, under the Facilities Lease (including all renewals). To the extent, however, that CBHS (with the consent of Magellan) informs Crescent Affiliate that capital expenditures are required and Crescent Affiliate funds or makes an irrevocable commitment to fund such capital expenditures, then franchise fees will be subordinated to such amounts paid or committed by Crescent Affiliate, and CBHS's available cash will first be applied to base rent, Minimum Escalator Rent and the portion of the Additional $20 Million Amount necessary to fund such capital expenditures, and Crescent Affiliate will have no obligation to refund any amounts paid by CBHS as the Additional $20 Million Amount.


     The subordination arrangement provided for in the Subordination Agreement will continue as long as any base rent, Minimum Escalator Rent or the Additional $20 Million Amount is unpaid under the Facilities Lease if such base rent, Minimum Escalator Rent or the Additional $20 Million Amount would have been entitled to the benefits of the subordination described above.

     Magellan Warrant Purchase Agreement. Under the Magellan Warrant Purchase Agreement, Crescent Operating and Crescent will each receive warrants (the "Magellan Warrants") to acquire 1,283,311 shares of Magellan common stock at a warrant exercise price of $30 per share (subject to adjustment pursuant to antidilution provisions). The Magellan Warrants will be exercisable in varying increasing amounts beginning on May 31, 1998 and ending on May 31, 2009 as set forth below.

               NUMBER OF SHARES OF
DATE FIRST    MAGELLAN COMMON STOCK        END OF
EXERCISABLE   ISSUABLE UPON EXERCISE   EXERCISE PERIOD
  MAY 31       OF MAGELLAN WARRANTS        MAY 31
-----------   ----------------------   ---------------
   1998                30,000                 2001
   1999                62,325                 2002
   2000                97,114                 2003
   2001               134,513                 2004
   2002               174,678                 2005
   2003               217,770                 2006
   2004               263,961                 2007
   2005               313,433                 2008
   2006               366,376                 2009
   2007               422,961                 2009
   2008               483,491                 2009

     The Magellan Warrant Purchase Agreement provides that, at least 90 days prior to the first date on which shares of Magellan common stock are issuable upon exercise of Magellan Warrants, Magellan shall file with the SEC a registration statement under the Securities Act with respect to the issuance of Magellan common stock upon exercise of the Magellan Warrants and the resale of such shares and any other Magellan common stock or other equity securities issued with respect thereto by way of stock dividend or stock split or in connection with a recapitalization or reorganization or otherwise. The Magellan Warrant Purchase Agreement also provides that Magellan shall keep such registration statement effective on a continual basis so long as Crescent Operating owns Magellan Warrants pursuant to which Magellan common stock may be purchased upon exercise thereof, provided that Magellan is not required to maintain the effectiveness of any registration statement for more than 12 years and 60 days after the Magellan Closing. Crescent Operating is also given the right to have shares of Magellan common stock issuable upon exercise of Magellan Warrants included in certain other registration statements filed by Magellan under the Securities Act.

     Magellan, Crescent Operating and Crescent have valued the Magellan Warrants at $25.0 million ($12.5 million for the Magellan Warrants issued to Crescent Operating and $12.5 million for the Magellan Warrants issued to Crescent).

     Crescent Operating Warrant Purchase Agreement. Under the Crescent Operating Warrant Purchase Agreement, Magellan will receive warrants to acquire up to 2.5% of Crescent Operating Common Stock (the

"Crescent Operating Warrants") outstanding as of the date of the Magellan Closing. The Crescent Operating Warrants are exercisable only at the times, and in the proportions, that Crescent Operating exercises its Magellan Warrants. The exercise price for the Crescent Operating Warrants will reflect the same premium as used to calculate the exercise price of the Magellan Warrants, based upon a valuation of Crescent Operating once a trading market for Crescent Operating Common Stock has been established.


     Prior to the first date on which Magellan exercises its right to acquire shares of Crescent Operating Common Stock upon exercise of Crescent Warrants under the Warrant Purchase Agreement, Crescent Operating will use its best efforts to obtain effectiveness of a registration statement under the Securities Act with respect to the issuance of the shares of Crescent Operating Common Stock upon exercise of Crescent Operating Warrants and the resale of such shares and any other Crescent Operating Common Stock or other equity securities of Crescent Operating issued with respect thereto by way of stock dividend or stock split or in connection with a recapitalization or reorganization or otherwise. Crescent Operating also agrees to keep such registration statement effective on a continual basis as long as Magellan owns Crescent Operating Warrants pursuant to which shares of Crescent Operating Common Stock may be purchased upon exercise thereof, provided that Crescent Operating is not required to maintain the effectiveness of any registration statement for more than 12 years and 90 days after the Magellan Closing.

PROPERTY

     Crescent has agreed to make available to Crescent Operating, at Crescent's principal office in Fort Worth, Texas, space for Crescent Operating's principal corporate office. In addition, Crescent Operating owns the property in Dallas, Texas from which Moody-Day conducts its operations. This property consists of a one-story office building and a lot and related buildings where equipment is stored and serviced. Crescent Operating believes that its facilities are adequate to meet its expected requirements for the coming year.

EMPLOYEES


     As of June 11, 1997, Crescent Operating had no employees.


                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF CRESCENT OPERATING


     As of June 11, 1997, Gerald W. Haddock was the sole director of Crescent Operating and served as its President and Chief Executive Officer. Jeffrey L. Stevens served as the Treasurer, Chief Financial Officer and Secretary as of such date. The following table sets forth certain information concerning those persons who have agreed to serve as executive officers and directors of Crescent Operating commencing subsequent to June 11, 1997 and prior to the Distribution.



                              TERM
          NAME               EXPIRES    AGE                     POSITION
          ----               -------    ---                     --------
Richard E. Rainwater          1998       52    Chairman of the Board of Directors Nominee
John C. Goff                  2000       41    Vice Chairman Nominee
Gerald W. Haddock             1999       49    President, Chief Executive Officer and
                                                 Director
Anthony M. Frank              2000       66    Director Nominee
Paul E. Rowsey, III           1998       42    Director Nominee
Carl F. Thorne                1999       56    Director Nominee
Jeffrey L. Stevens            2000       48    Treasurer, Chief Financial Officer,
                                                 Secretary and Director Nominee



     Richard E. Rainwater has been an independent investor since 1986. Mr. Rainwater founded Crescent in 1994 and has served as its Chairman of the Board since its formation. From 1970 to 1986, he served as the chief investment advisor to the Bass family, whose overall wealth increased dramatically during his tenure.

During that time he was principally responsible for numerous major corporate and real estate acquisitions and dispositions. Immediately after beginning his independent investment activities, he founded ENSCO International Incorporated, an oil field service and offshore drilling company, in 1986. Additionally, in 1990 he co-founded Columbia Hospital Corporation and in 1989 participated in a management-led buyout of HCA-Hospital Corporation of America; both of these companies owned and operated for-profit hospitals. In 1992, Mr. Rainwater was one of the founders of Mid Ocean Limited, a provider of casualty re-insurance. In February 1994, he assisted in the merger of Columbia Hospital Corporation and HCA-Hospital Corporation that created Columbia/HCA Healthcare Corporation, the world's largest hospital company. Mr. Rainwater is a graduate of the University of Texas at Austin and the Graduate School of Business at Stanford University.


     John C. Goff, from 1987 to 1994, served as a senior investment advisor to, and investor with, Mr. Rainwater, as well as a vice president of Rainwater, Inc., a management operating company wholly owned by Mr. Rainwater. In those capacities, he has been involved in, and principally responsible for, numerous acquisitions and financings involving corporate, debt and real estate interests. Prior to joining Rainwater, Inc. in 1987, Mr. Goff was employed by the accounting firm of KPMG Peat Marwick LLP from 1981 to 1987. Before joining KPMG Peat Marwick LLP, Mr. Goff was employed by Century Development Corporation, a major Houston-based office developer and property management company. Mr. Goff is a director and the Vice Chairman of the Board of Crescent. Mr. Goff is a graduate of the University of Texas at Austin and is a Certified Public Accountant. From 1994 to 1996, Mr. Goff was Chief Executive Officer and a director of Crescent. Since December 19, 1996, Mr. Goff has served as Vice Chairman of the Board of Trust Managers of Crescent. Mr. Goff will also serve as Chairman of the CBHS Board.

     Gerald W. Haddock, prior to joining Crescent in 1994, was in the private practice of law, pursuant to which, among other things, he served as primary outside legal counsel to, and investor with, Mr. Rainwater and Rainwater, Inc. Mr. Haddock is President, Chief Executive Officer and a director of Crescent. Mr. Haddock was vice president of Rainwater, Inc. from 1990 to 1994 and was the lead transactional attorney for Mr. Rainwater from 1986 to 1994. Mr. Haddock presently is a member of the board of directors of AmeriCredit Corporation, a company engaged in the financing of automobile dealer paper, and ENSCO International Incorporated, an oil field service and offshore drilling company, of which he was one of the three founding directors. In addition, Mr. Haddock serves as general counsel for the Texas Rangers baseball club. Mr. Haddock earned both Bachelor of Business Administration (B.B.A.) and Juris Doctor (J.D.) degrees from Baylor University. He also holds a Master of Laws (L.L.M.) degree in taxation from New York University and has served as the Chairman of the Tax Section of the State Bar of Texas. From 1994 through December 18, 1996, Mr. Haddock served as President, Chief Operating Officer and a director of Crescent. Since December 19, 1996, Mr. Haddock has served as President, Chief Executive Officer and a director of Crescent.

     Anthony M. Frank served as Postmaster General of the United States from 1988 to 1992. Prior to that time, Mr. Frank served as chairman and chief executive officer of First Nationwide Bank, chairman of the Federal Home Loan Bank of San Francisco, chairman of the California Housing Finance Agency, and as the chairman of the Federal Home Loan Mortgage Corporation Advisory Board. Since 1992, he has served as the founding chairman of Independent Bancorp of Arizona until October 1993 and currently serves as a consultant and director of TransAmerica HomeFirst, a mortgage company specializing in loans to the elderly. Mr. Frank currently serves as a director of Crescent and of Acrogen, Inc. a biotechnology company. Irvine Apartment Communities, a large California-based apartment REIT, and Charles Schwab & Co., one of the nation's largest discount brokerages. He is also a director of Temple Inland, Inc., a manufacturer of paper and timber products, Bedford Property Investors, Inc., an office and commercial property REIT investing primarily on the West Coast, General American Investors Company, Inc., a closed-end investment company, Financial Security Assurance, a company providing credit enhancement for municipal bond issuers, Cotelligent, Inc., a provider of temporary office support services, and Living Centers of America, Inc., an operator of nursing homes. Mr. Frank received a Bachelor of Arts (B.A.) degree from Dartmouth College and a Master of Business Administration (M.B.A.) degree from the Amos Tuck School of Business at Dartmouth where he currently serves as overseer.

     Paul E. Rowsey, III is president of the commercial real estate group of Rosewood Property Company, a commercial real estate development and investment company, a position he has held for the past six years, and a member of the board of directors of Rosewood Property Company. Mr. Rowsey is a director of Crescent. Mr. Rowsey began his career in 1980 as an attorney specializing in commercial real estate. Mr. Rowsey holds a Bachelor of Arts (B.A.) degree from Duke University and a Juris Doctor (J.D.) degree from Southern Methodist University School of Law.

     Carl F. Thorne has been a director of ENSCO International Incorporated, an oilfield service and offshore drilling company, since December 1986. He was elected President and Chief Executive Officer of ENSCO in May 1987 and was elected Chairman of the Board of Directors of ENSCO in November 1987. Mr. Thorne holds a Bachelor of Science Degree in Petroleum Engineering from the University of Texas and a Juris Doctorate Degree from Baylor University College of Law.

     Jeffrey L. Stevens is the founder, President and Chief Executive Officer of Petroleum Financial Inc., a firm providing accounting and financial services to the oil and gas industry. Mr. Stevens has held this position since its inception in 1991. Mr. Stevens is also a director of Amerac Energy Corporation, an oil and gas acquisition, production and development company and has held various positions with Amerac Energy Corporation since 1974. His last position was Senior Vice President and Chief Financial Officer and Secretary which he held until January 1997. Mr. Stevens is also a director of Gorilla Capital Limited, a Canadian firm providing merger and acquisition services. Mr. Stevens is a Certified Public Accountant.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Crescent Operating Board has standing Audit and Compensation Committees. Anthony M. Frank, Chairman, and Carl F. Thorne will serve as the members of the Audit Committee and Carl F. Thorne, Chairman, and Paul E. Rowsey, III will serve as the members of the Compensation Committee. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal controls. The Compensation Committee is responsible for establishing salaries, bonuses and other compensation for the Company's officers and administering the Company's stock option plans.

COMPENSATION OF DIRECTORS

     Each director other than Messrs. Rainwater, Goff and Haddock will receive from the Company an annual fee of $7,500 or a meeting fee of $500 for each Crescent Operating Board or Committee meeting attended and reimbursements of expenses incurred in attending meetings.

ANNUAL MEETING

     Crescent Operating's Bylaws provide that its annual meeting of stockholders will be held in June of each year at its principal office or on such other date and at such other place and time as may be fixed by resolution of Crescent Operating's Board. The first annual meeting for which proxies will be solicited from stockholders will be held in 1998.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AFTER THE DISTRIBUTION

     Executive officers and directors will receive shares of Crescent Operating Common Stock in the Distribution in respect of Crescent Common Shares and Units held by them on the Record Date. The Distribution will be made on the basis of one share of Crescent Operating Common Stock for every 10 Crescent Common Shares held on the Record Date and one share of Crescent Operating Common Stock for every 5 Units held on the Record Date. In addition, existing incentive plan awards under Crescent incentive plans will be converted into comparable awards based on Crescent Operating Common Stock under the Crescent Operating Stock Incentive Plan as described below.

     For purposes of providing an indication of the beneficial ownership of certain persons following the Distribution, the following table sets forth the number of shares of Crescent Operating Common Stock that will be beneficially owned immediately following the Distribution, based on a Record Date of May 30, 1997, by each person then serving as an executive officer and director of Crescent Operating, all such executive officers and directors of Crescent Operating as a group, and persons or entities owning 5% or more of the outstanding Crescent Common Shares and Units.

                              BENEFICIAL OWNERSHIP


                                                                 NUMBER             PERCENT
                    NAME AND ADDRESS OF                            OF                 OF
                    BENEFICIAL OWNER(1)                         SHARES(2)          SHARES(2)
                    -------------------                       -------------        ---------
Richard E. Rainwater                                            1,388,887            12.5%
John C. Goff                                                      227,605             2.0%
Gerald W. Haddock                                                 169,362             1.5%
Anthony M. Frank                                                    1,980               *
Paul E. Rowsey, III                                                 3,398               *
Carl F. Thorne                                                         --               *
Jeffrey L. Stevens                                                     --               *
FMR Corp.                                                         719,080             6.5%
  82 Devonshire Street
  Boston, Massachusetts 02109
The Prudential Insurance                                          516,170             4.7%
  Company of America
  Prudential Plaza
  Newark, New Jersey 07102-3777
Cohen & Steers Capital Management, Inc.                           532,120             4.8%
  757 Third Avenue
  New York, New York 10017
Directors and Executive Officers as a Group
  (7 persons)                                                   1,791,232            15.7%


---------------

  *  Less than 1%.

 (1) Unless otherwise indicated, the address of each beneficial owner is 777 Main Street, Fort Worth, Texas 76102.


 (2) As of May 30, 1997, 96,993,199 Crescent Common Shares and 6,631,133 Units were outstanding. Based on the Record Date of May 30, 1997, such amounts of Crescent Common Shares and Units outstanding would result in the distribution of approximately 11,025,547 shares of Crescent Operating Common Stock (subject to reduction to the extent that cash payments are made in lieu of the issuance of fractional shares of Crescent Operating Common Stock). For purposes of this table, a person is deemed to have "beneficial ownership" of the number of shares of Crescent Operating Common Stock that such person would have had the right to acquire within 60 days of May 30, 1997 upon exercise of options to purchase Crescent Common Shares granted pursuant to Crescent's stock incentive plans. For purposes of computing the percentage of outstanding shares held by each person, all shares of Crescent Operating Common Stock that such person has the right to acquire within 60 days pursuant to the exercise of options for shares are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the ownership percentage of any other person.


EXECUTIVE COMPENSATION

     Crescent Operating was recently formed. None of the Company's executive officers has received compensation from or on behalf of Crescent Operating since its formation. The Company has no employment agreements with any person and will not pay a salary or other compensation to any executive officer for his services in such capacity, although options have been, and in the future may be, granted to executive officers. See "Certain Transactions -- Contract with Affiliate of Director."


     The following table provides certain information regarding options granted to the Company's named executive officers at June 11, 1997. None of the options is exercisable until the Distribution Effective Date. The Company has not granted any SARs.



                                                                                     POTENTIAL REALIZABLE
                                                                                       VALUE AT ASSUMED
                                                                                       ANNUAL RATES OF
                                 NUMBER OF                                               STOCK PRICE
                                 SECURITIES                                            APPRECIATION FOR
                                 UNDERLYING     EXERCISE                                 OPTION TERM*
                                  OPTIONS        OR BASE           EXPIRATION        --------------------
             NAME                 GRANTED     PRICE ($/SH.)           DATE             5%           10%
             ----                ----------   -------------   --------------------   -------      -------
                                                                                        (IN THOUSANDS)
Richard E. Rainwater...........    116,562      (1)                April 2004           $ 72(1)      $184(1)
John C. Goff...................    289,190      (1)           April 2004/July 2006       179(1)       457(1)
Gerald W. Haddock..............    265,247      (1)           April 2004/July 2006       164(1)       419(1)


---------------


 * Potential Realizable Value is based on the assumed annual growth rates shown over their 10-year option term. For example, a 5% growth rate compounded annually, for Mr. Goff's grant results in a stock price of $1.61 per share and a 10% growth rate, compounded annually, results in a stock price of $2.57 per share. These Potential Realizable Values are listed to comply with the regulations of the Commission, and the Company cannot predict whether these values will be achieved. Actual gains, if any, on stock option exercises are dependent on the future performance of the stock.



(1) The exercise price per share will equal the approximately $11.7 million in equity contributed by Crescent Operating Partnership (the $14.1 million contributed originally less the approximately $2.4 million dividend from Crescent Operating to Crescent Operating Partnership) divided by the sum of
    (i) the number of shares of Crescent Operating Common Stock to be distributed in the Distribution and (ii) the number of shares of Crescent Operating Common Stock underlying options granted as of June 11, 1997 to all persons (approximately 862,538 shares). Based on the Record Date of May 30, 1997, approximately 11,025,547 shares of Crescent Operating Common Stock will be distributed in the Distribution (subject to reduction to the extent that cash payments are made in lieu of the issuance of fractional shares of Crescent Operating Common Stock), and the exercise price per share will be $.99, which the Company's Board of Directors has determined represents the fair market value as of the date of grant.


CRESCENT OPERATING STOCK INCENTIVE PLAN


     Crescent Operating has adopted a Stock Incentive Plan pursuant to which grants of options ("Options") to purchase a specified number of shares of Crescent Operating Common Stock and shares of restricted stock in Crescent Operating ("Restricted Stock") were made in order to provide each holder of shares of restricted stock in Crescent or options in Crescent or Crescent Operating Partnership with an equivalent number of shares of Restricted Stock or Options in Crescent Operating, based on a ratio of one share of Restricted Stock or Option to purchase Crescent Operating Common Stock for each 10 shares of restricted stock in Crescent or options for Crescent Common Shares and one Option to purchase Crescent Operating Common Stock for each 5 options for Units. None of the Options is exercisable until the Distribution Effective Date. Under the Stock Incentive Plan, 1,000,000 shares of Crescent Operating Common Stock are authorized for issuance. Non-employee directors of Crescent Operating will receive annual grants of Options to purchase 1,400 shares of Crescent Operating Common Stock (including an initial grant of an Option to purchase 1,400 shares of Crescent Operating Common Stock upon appointment of any non-employee director). In addition, non-employee directors of Crescent received a one-time grant of 1,400 shares of Crescent Operating Common Stock as of May 13, 1997. No further grants of Options or Restricted Stock will be made under the Stock Incentive Plan. The Stock Incentive Plan expires on May 7, 2007.


     The Compensation Committee of Crescent Operating has authority to determine the employees, officers and advisors to be granted Options or Restricted Stock, to interpret the Stock Incentive Plan, to prescribe, amend and rescind any rules and regulations necessary or appropriate for the administration of the Stock Incentive Plan, to determine and interpret the details and provisions of each Option agreement and Restricted Stock agreement, to modify or amend any Option agreement or Restricted Stock agreement or waive any conditions or restrictions applicable to any Option (or the exercise thereof) or to Restricted Stock, and to make all other determinations necessary or advisable for the administration of the Stock Incentive Plan. With respect to any provisions of the Stock Incentive Plan granting the Compensation Committee the right to agree, in its sole discretion, to further extend the term of any award, the Compensation Committee may exercise such right at the time of grant, in the agreement relating to such award, or at any time or from time to time after the grant of any award thereunder. The discretion of the Compensation Committee under the Stock Incentive Plan does not extend to Options granted to outside directors.

                              CERTAIN TRANSACTIONS

INTERESTS RELATING TO CRESCENT OPERATING PARTNERSHIP


     Management and Certain Beneficial Owners of Crescent Operating Partnership. Gerald W. Haddock is the sole director of Crescent Ltd., the sole general partner of Crescent Operating Partnership, and also serves as the President and Chief Executive Officer of Crescent Ltd. Additionally, each of Messrs. Rainwater, Goff and Haddock beneficially owns Units representing approximately 6.2%, 1.1% and 0.9%, respectively, of the partnership interests in Crescent Operating Partnership outstanding as of such date, and will own Crescent Operating Common Stock following the Distribution, as set forth above under "Management -- Security Ownership of Certain Beneficial Owners and Management After the Distribution."



     Formation and Equity Capitalization of Crescent Operating; Ownership of Crescent Operating Common Stock. Crescent Operating Partnership is the sole stockholder of Crescent Operating as of the date hereof. On April 1, 1997, Crescent Operating Partnership acquired 1,000 shares of the Crescent Operating Common Stock for $1,000. In order to permit Crescent Operating to acquire the Assets and the limited partner interest in the partnership that owns the Dallas Mavericks, Crescent Operating Partnership contributed to Crescent Operating cash totaling $14.1 million. In consideration of the aggregate cash contributions of approximately $14.1 million from Crescent Operating Partnership, Crescent Operating has issued to Crescent Operating Partnership the number of shares of Crescent Operating Common Stock required to make the Distribution to holders of record of Crescent Common Shares and Units on the Record Date (which is 11,025,547 shares, subject to reduction to the extent that cash payments are made in lieu of the issuance of fractional shares of Crescent Operating Common Stock).



     Loans from Crescent Operating Partnership. In connection with the capitalization of Crescent Operating, Crescent Operating Partnership agreed to advance funds in the form of loans in the aggregate amount of $35.9 million, to be used to purchase the Assets, the limited partner interest in the partnership that owns the Dallas Mavericks and to support future funding obligations and cash requirements. As a result of the repayment of a portion of the funds borrowed, it is anticipated that the maximum borrowings under the term loan will be approximately $26.0 million, approximately $5.4 million of which was outstanding as of June 11, 1997.



     Of the $35.9 million that Crescent Operating Partnership agreed to lend to Crescent Operating, approximately $15.3 million was funded on May 8, 1997 and approximately $9.9 million of which was repaid on June 11, 1997 as a result of the sale of the limited partner interest in the partnership that owns the Dallas Mavericks to an affiliate, as described under "-- Sale of Limited Partner Interest to Affiliate," below. The loan is a five-year, recourse term loan that is or will be secured, to the extent not prohibited by pre-existing arrangements, by a first lien on the Assets and all other assets owned by Crescent Operating now or in the future (other than assets of Crescent Operating acquired after June 30, 1997, which may be pledged in the future to secure non-recourse loans to Crescent Operating). The loan will bear interest at the rate of 12% per annum, compounded annually, and is payable quarterly in an amount equal to the lesser of (i) the net cash flow for the preceding quarter and (ii) the quarterly amount of principal due, together with interest accrued on the loan. Net cash flow will be computed by subtracting the total costs incurred by Crescent Operating from its gross receipts. The loan will mature on May 8, 2002.



     The Company has also obtained a line of credit for up to $20.4 million from Crescent Operating Partnership which shall bear interest at the same rate as the term loan. The line of credit is payable on an interest-only basis during its term, which expires on the later of (i) May 21, 2002 or (ii) five years after the last draw under the line of credit. Draws may be made under the line of credit until June 22, 2002. The line of credit is a recourse obligation and amounts outstanding thereunder are or will be secured, to the extent not prohibited by pre-existing arrangements, by a first lien on the Assets and all other assets owned by Crescent Operating now or in the future (other than assets of Crescent Operating acquired after June 30, 1997, which may be pledged in the future to secure non-recourse loans to Crescent Operating). As of June 11, 1997, no amounts were outstanding under the line of credit.



     Sale of Limited Partner Interest to Affiliate. As of June 11, 1997, Crescent Operating sold, for approximately $12.55 million, the limited partner interest in the partnership that owns the Dallas Mavericks to a newly formed corporation wholly owned by Crescent Operating Partnership. Richard E. Rainwater, John C. Goff and Gerald W. Haddock, each of whom will serve as a director of Crescent Operating, also are limited partners of Crescent Operating Partnership. As of May 30, 1997, Messrs. Rainwater, Goff and Haddock beneficially owned Units representing approximately 6.2%, 1.1% and .9%, respectively, of the partnership interests in Crescent Operating Partnership outstanding as of such date. In addition, Mr. Haddock serves as President and Chief Executive Officer and the sole director of Crescent Ltd., which is the general partner of Crescent Operating Partnership, and will serve in the same capacities in the newly formed corporation. See "-- Management and Certain Beneficial Owners of Crescent Operating Partnership," above, and "-- Crescent," below. Crescent Operating had purchased the limited partner interest in the partnership that owns the Dallas Mavericks from Carter-Crowley for approximately $12.4 million utilizing a combination of cash payments and proceeds of borrowings from Crescent Operating Partnership. Crescent Operating used the proceeds of the sale of the interest (i) to pay all accrued interest under the term loan from Crescent Operating Partnership, in the amount of approximately $.2 million, (ii) to make a payment of principal under the term loan of approximately $9.9 million, and (iii) to pay a dividend to its sole stockholder, Crescent Operating Partnership, of approximately $2.4 million.


     The Intercompany Agreement. The Intercompany Agreement between the Company and Crescent Operating Partnership sets forth the basis on which Crescent Operating and Crescent Operating Partnership will refer opportunities to one another. See "Business -- The Intercompany Agreement."

CRESCENT


     The officers of Crescent include Richard E. Rainwater, Chairman of the Board of Trust Managers, John C. Goff, Vice Chairman, and Gerald W. Haddock, President and Chief Executive Officer. The sole general partner of Crescent Operating Partnership is Crescent Ltd., which is a wholly owned subsidiary of Crescent. Mr. Haddock is the sole director of Crescent Ltd. The persons who are executive officers of Crescent hold the same offices in Crescent Ltd., except that Messrs. Rainwater and Goff are not directors or officers of Crescent Ltd. Messrs. Rainwater, Goff and Haddock owned approximately 12.5%, 2.0% and 1.5% of Crescent as of May 30, 1997, which interests consist of Crescent Common Shares and Units (including vested options to acquire Crescent Common Shares and Units). In connection with the Magellan Transaction, Mr. Goff will become Chairman of CBHS. Mr. Rainwater is an affiliate of Crescent Operating Partnership, Crescent Ltd. and Crescent.


INTERESTS RELATING TO MAGELLAN


     The CBHS Interest. The CBHS Interest is a part of the Assets expected to be purchased by Crescent Operating and is a component of the Magellan Transaction. The CBHS Interest cannot be acquired unless customary closing conditions are satisfied and all of the transactions that comprise the Magellan Transaction are consummated, including the acquisition by Crescent Affiliate of the Facilities, the lease of the Facilities from Crescent Affiliate to CBHS and the subordination of franchise fees to payments under the Facilities Lease. On May 30, 1997, the requisite percentage of Magellan stockholders approved the Magellan Transaction. Management of CBHS will be vested in the CBHS Board. Crescent Operating and Magellan Affiliate will each have the right to designate two members to the CBHS Board. It is expected that Crescent Operating will designate John C. Goff and Gerald W. Haddock as its two designees to the CBHS Board, and that Mr. Goff will serve as Chairman of the CBHS Board.

     Ownership of Magellan Securities. Messrs. Rainwater, Goff and Haddock and Mr. Rainwater's children own shares of Magellan common stock and warrants to acquire Magellan common stock. Mr. Rainwater, either directly or indirectly, owns approximately 2,474,000 shares, and warrants to acquire 1,237,000 shares, of Magellan common stock. Mr. Rainwater's children, either directly or indirectly, own approximately 320,000 shares, and warrants to acquire 160,000 shares, of Magellan common stock. Messrs. Goff and Haddock each own, directly or indirectly, approximately 57,000 shares, and warrants to acquire 28,000 shares, of Magellan common stock.


     The warrants entitle the warrant holders to purchase, at any time until the January 25, 2000 expiration date, up to 2,000,000 shares of Magellan common stock at a purchase price of $26.15 per share. Agreements executed in connection with the acquisition of the warrants (the "Private Placement") provide, among other things, for the adjustment of the number of shares of Magellan common stock that can be purchased under the warrants and the purchase price, respectively, for certain dilutive events, for registration rights for shares, including the shares of Magellan common stock underlying the warrants, which registration rights have been exercised, and for a variety of other customary provisions, including, without limitation, certain restrictions on the private sale of such shares, certain preemptive rights to acquire additional securities issued by Magellan for cash in a private placement transaction (which have been waived to the extent they may apply to the Magellan Transaction), and standstill covenants restricting the purchase of additional shares of Magellan common stock by Mr. Rainwater and his affiliates in certain circumstances.


     Darla D. Moore is married to Mr. Rainwater and is a director of Magellan. As part of the arrangements pursuant to which Mr. Rainwater acquired securities of Magellan, Mr. Rainwater has the right to designate a nominee acceptable to Magellan for election as a director of Magellan for so long as Mr. Rainwater and his affiliates (collectively, the "Rainwater Group") continue to own beneficially a specified minimum number of shares of Magellan common stock. A limited partnership of which a corporation owned by Mr. Rainwater is the sole general partner proposed Ms. Moore as its nominee for director, and Ms. Moore was elected a director by the Magellan Board on February 22, 1996.


     As part of the Private Placement, Magellan agreed (i) to pay a transaction fee of $150,000; (ii) to reimburse certain expenses of Rainwater, Inc. in connection with the Private Placement; (iii) to pay the Rainwater Group an annual monitoring fee of $75,000 commencing on March 31, 1996; and (iv) to reimburse the Rainwater Group for reasonable fees and expenses (up to a maximum of $25,000 annually) incurred in connection with its ownership of the Magellan common stock and the warrants. Magellan also agreed to reimburse the Rainwater Group in the future for one additional filing under the Hart-Scott Rodino Anti-Trust Improvements Act of 1976 if such a filing is required in connection with an exercise of the warrants.

     From January 25, 1996 through December 31, 1996, Magellan paid to the Rainwater Group under the Private Placement an aggregate of $306,344, consisting of a transaction fee of $150,000, expense reimbursement in connection with the Private Placement of $86,156, and monitoring fees and expenses of $70,188. Excluded from these amounts are directors' fees and expense reimbursement paid to Ms. Moore in her capacity as a director of Magellan.

CONTRACT WITH AFFILIATE OF DIRECTOR


     Crescent Operating has entered into a one-year contract (subject to automatic renewal for one-year terms unless terminated by either party 60 days prior to any anniversary date of the contract) with Petroleum Financial Inc., a company owned by Jeffrey L. Stevens, a director nominee and the Treasurer, Chief Financial Officer and Secretary of the Company, pursuant to which Petroleum Financial will provide certain services to Crescent Operating. These services include accounting services, review or initial preparation of reports required to be filed with the Commission, reports to shareholders, and similar matters. Crescent Operating will pay Petroleum Financial an annual fee in an amount to be determined.

                DESCRIPTION OF CRESCENT OPERATING CAPITAL STOCK

AUTHORIZED CAPITAL STOCK


     Crescent Operating's authorized capital stock consists of 10,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), and 22,500,000 shares of Crescent Operating Common Stock. Immediately following the Distribution, approximately 11,025,547 shares of Crescent Operating Common Stock will be outstanding (subject to reduction to the extent that cash payments are made in lieu of the issuance of fractional shares of Crescent Operating Common Stock). All of the shares of Crescent Operating Common Stock that will be outstanding immediately following the Distribution will be validly issued, fully paid and nonassessable.


COMMON STOCK

     The holders of Crescent Operating Common Stock will be entitled to one vote for each share on all matters voted on by stockholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by Crescent Operating's Board with respect to any series of Preferred Stock, the holders of such shares will possess all voting power. The Charter does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of Preferred Stock created by the Crescent Operating Board from time to time, the holders of Crescent Operating Common Stock will be entitled to such dividends as may be declared from time to time by the Crescent Operating Board from funds available therefor, and upon liquidation will be entitled to receive pro rata all assets of the Company available for distribution to such holders.

PREFERRED STOCK

     The Charter authorizes the Crescent Operating Board to establish one or more series of Preferred Stock and to determine, with respect to any series of Preferred Stock, the terms and rights of such series, including (i) the designation of the series, (ii) the number of shares of the series, which number the Crescent Operating Board may thereafter (except where otherwise provided in the applicable certificate of designation) increase or decrease (but not below the number of shares thereof then outstanding), (iii) whether dividends, if any, will be cumulative or noncumulative, and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative, (iv) the rate of any dividends (or method of determining such dividends) payable to the holders of the shares of such series, any conditions upon which such dividends will be paid and the date or dates or the method for determining the date or dates upon which such dividends will be payable, (v) the redemption rights and price or prices, if any, for shares of the series, (vi) the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series, (vii) the amounts payable on and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Crescent Operating, (viii) whether the shares of the series will be convertible or exchangeable into shares of any other class or series, or any other security, of Crescent Operating or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares will be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made, (ix) restrictions on the issuance of shares of the same series or of any other class or series,
(x) the voting rights, if any, of the holders of the shares of the series, and
(xi) any other relative rights, preferences and limitations of such series.

     Crescent Operating believes that the ability of the Crescent Operating Board to issue one or more series of Preferred Stock will provide it with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs which might arise. The authorized shares of Preferred Stock, as well as shares of Crescent Operating Common Stock, will be available for issuance without further action by Crescent Operating's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which Crescent Operating's securities may be listed or traded. If the approval of Crescent Operating's stockholders is not required for the issuance of shares of Preferred Stock or Crescent Operating Common Stock, the Crescent Operating Board may determine not to seek stockholder approval.

     Although the Crescent Operating Board has no intention at the present time of doing so, it could issue a series of Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The Crescent Operating Board will make any determination to issue such shares based on its judgment as to the best interests of Crescent Operating and its stockholders. The Crescent Operating Board, in so acting, could issue Preferred Stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of the Crescent Operating Board, including a tender offer or other transaction that some, or a majority, of Crescent Operating's stockholders might believe to be in their best interests or in which such stockholders might receive a premium for their stock over the then-current market price of such stock.


SERIES A JUNIOR PREFERRED STOCK



     The Company expects to reserve 225,000 shares of Series A Junior Preferred Stock for issuance upon exercise of the Rights. The Series A Junior Preferred Stock will not be redeemable and will rank, with respect to the payment of dividends and the distribution of assets, junior to any other series of any other classes of Preferred Stock that may exist from time to time. Generally, each share of Series A Junior Preferred Stock will entitle its holder to 100 votes on all matters submitted to a vote of the Company's stockholders.



     Subject to the rights of holders of any shares of any series of Preferred Stock ranking prior and superior to the Series A Junior Preferred Stock with respect to dividends, holders of shares of Series A Junior Preferred Stock, in preference to holders of Crescent Operating Common Stock and any other junior stock, will be entitled to receive, when, as and if declared by the Crescent Operating Board, quarterly cash dividends, in an amount per share equal to the greater of (i) $1 or (ii) subject to adjustment as set forth herein, 100 times the aggregate per share amount of all cash dividends and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions (other than dividends payable in Crescent Operating Common Stock or a subdivision of outstanding shares of Crescent Operating Common Stock) declared on the Crescent Operating Common Stock since the immediately preceding quarterly dividend payment date, or since the first issuance of any share of Series A Junior Preferred Stock, in the case of the first quarterly dividend payment date. In the event the Board declares or pays a dividend on the Crescent Operating Common Stock payable in shares of Crescent Operating Common Stock or subdivides, combines or consolidates the outstanding shares of Crescent Operating Common Stock into a greater or lesser number of shares of Crescent Operating Common Stock, the amount of in-kind dividend payable to holders of Series A Junior Preferred Stock will be adjusted for such dividend on, or subdivision, combination or consolidation of, shares of Crescent Operating Common Stock. Dividends on the Series A Junior Preferred Stock generally will be declared immediately following a dividend declaration on the Crescent Operating Common Stock, and will be cumulative. Accrued but unpaid dividends will not bear interest.


     During such times as dividends payable on the Series A Junior Preferred Stock are in arrears, and until such averages have been paid in full, Crescent Operating will be prohibited from (i) declaring or paying dividends, or making other distributions on any shares of stock ranking junior to the Series A Junior Preferred Stock, (ii) declaring or paying dividends, or making other distributions on any shares of stock ranking on a parity with the Series A Junior Preferred Stock, except dividends paid ratably on the Series A Junior Preferred Stock and all such parity stock, in proportion to the amounts to which holders of all such shares are then entitled, (iii) redeeming or otherwise acquiring for value any stock ranking junior to the Series A Junior Preferred Stock, and (iv) redeeming or otherwise acquiring for value any shares of Series A Junior Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Preferred Stock, except in accordance with a purchase offer made under certain limited circumstances. Redemptions and other acquisitions of stock ranking junior to the Series A Junior Preferred Stock will be permissible if such redemptions or acquisitions are made in exchange for shares of any stock of Crescent Operating ranking junior to the Series A Junior Preferred Stock.

     In the event of any liquidation, dissolution or winding up of Crescent Operating, no distribution will be made to the holders of shares of stock ranking junior to the Series A Junior Preferred Stock unless and until the holders of the Series A Junior Preferred Stock have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon. Holders of Series A Junior Preferred Stock will be entitled to receive an aggregate amount per share equal to 100 times the aggregate amount to be distributed per share to holders of Crescent Operating Common Stock. Further, no distribution will be made to the holders of shares of stock ranking on a parity with the Series A Junior Preferred Stock, except distributions made ratably on the Series A Junior Preferred Stock and all such parity stock in proportion to the totals to which the holders are entitled upon such liquidation, dissolution or winding up. In the event the Board declares or pays a dividend payable in shares of Crescent Operating Common Stock or subdivides, combines or consolidates the outstanding shares of Crescent Operating Common Stock into a greater or lesser number of shares of Crescent Operating Common Stock, the amount of the liquidating distribution payable to holders of Series A Junior Preferred Stock will be adjusted for such dividend on, or subdivision, combination or consolidation of, shares of Crescent Operating Common Stock.



     In the event Crescent Operating enters into a consolidation, merger, combination or other transaction pursuant to which shares of Crescent Operating Common Stock are exchanged for or changed into other stock or securities, cash or other property, each share of Series A Junior Preferred Stock must be similarly exchanged or changed into an amount per share equal to 100 times the aggregate amount of stock, securities, cash or other property (payable in kind) into which or for which each share of Crescent Operating Common Stock is changed or exchanged. In the event the Board declares or pays a dividend payable in shares of Crescent Operating Common Stock or subdivides, combines or consolidates the outstanding shares of Crescent Operating Common Stock into a greater or lesser number of shares of Crescent Operating Common Stock, the amount payable to holders of Series A Junior Preferred Stock in respect of a consolidation, merger, combination or other such transaction will be adjusted for such dividend on, or subdivision, combination or consolidation of, shares of Crescent Operating Common Stock.


WARRANTS


     Crescent Operating Warrant Purchase Agreement. Under the Crescent Operating Warrant Purchase Agreement, Magellan will receive warrants to acquire up to 2.5% of Crescent Operating Common Stock outstanding as of the date of the Magellan Closing. The Crescent Operating Warrants are exercisable only at the times, and in the proportions, that Crescent or Crescent Operating exercises its Magellan Warrants. The exercise price for the Crescent Operating Warrants will reflect the same premium as used to calculate the exercise price of the Magellan Warrants, based upon a valuation of Crescent Operating to be conducted by a mutually agreed upon independent appraiser once a trading market for Crescent Operating Common Stock has been established. See "Business -- The CBHS
Interest -- Crescent Operating Warrant Purchase Agreement" for a more detailed description of the terms of the Crescent Operating Warrants.

                        CERTAIN ANTITAKEOVER PROVISIONS

STAGGERED BOARD OF DIRECTORS

     The Charter and the Bylaws provide that the Crescent Operating Board will be divided into three classes of directors, each class constituting approximately one-third of the total number of directors, with the classes serving staggered three-year terms. The classification of the Crescent Operating Board will have the effect of making it more difficult for stockholders to change the composition of the Crescent Operating Board, because only a minority of the directors are up for election, and the Crescent Operating Board may not be replaced by vote of the stockholders, at any one time. Crescent Operating believes, however, that the longer terms associated with the classified Crescent Operating Board will help to ensure continuity and stability of the Company's management and policies.

     The classification provisions also could have the effect of discouraging a third party from accumulating a large block of Crescent Operating Common Stock or attempting to obtain control of Crescent Operating, even though such an attempt might be beneficial to the Company and some, or a majority, of its stockholders. Accordingly, under certain circumstances stockholders could be deprived of opportunities to sell their shares of Crescent Operating Common Stock at a higher price than might otherwise be available.

NUMBER OF DIRECTORS; REMOVAL; FILLING VACANCIES

     The Charter provides that, subject to any rights of holders of Preferred Stock to elect additional directors under specified circumstances ("Preferred Holders' Rights"), the number of directors will be fixed by the Bylaws. The Bylaws provide that, subject to any Preferred Holders' Rights, the number of directors will be fixed by the Crescent Operating Board, but must not be more than 25 nor less than three. In addition, the Bylaws provide that, subject to any Preferred Holders' Rights, and unless the Crescent Operating Board otherwise determines, any vacancies (other than vacancies created by an increase in the total number of directors) will be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum, and any vacancies created by an increase in the total number of directors may be filled by a majority of the entire Crescent Operating Board. Accordingly, the Crescent Operating Board could temporarily prevent any stockholder from enlarging the Crescent Operating Board and then filling the new directorship with such stockholder's own nominees.

     The Charter and the Bylaws provide that, subject to any Preferred Holders' Rights, directors may be removed only for cause upon the affirmative vote of holders of at least 80% of the entire voting power of all the then-outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

NO STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS


     The Charter and Bylaws provide that any action required or permitted to be taken by the stockholders of Crescent Operating must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any Preferred Stock, special meetings of stockholders of Crescent Operating for any purpose or purposes may be called only by the Chairman of the Board, Vice Chairman, President or the Crescent Operating Board pursuant to a resolution stating the purpose or purposes thereof, and any power of stockholders to call a special meeting is specifically denied. No business other than that stated in the notice shall be transacted at any special meeting. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the Chairman of the Board, Vice Chairman, President or the Crescent Operating Board.


ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND STOCKHOLDER PROPOSALS

     The Bylaws establish an advance notice procedure for stockholders to make nominations of candidates for directors or bring other business before an annual meeting of stockholders of Crescent Operating (the "Stockholder Notice Procedure").

     The Stockholder Notice Procedure provides that (i) only persons who are nominated by, or at the direction of, the Crescent Operating Board, or by a stockholder who has given timely written notice containing specified information to the Secretary of Crescent Operating prior to the meeting at which directors are to be elected, will be eligible for election as directors of Crescent Operating and (ii) at an annual meeting, only such business may be conducted as has been brought before the meeting by, or at the direction of the Chairman or the Crescent Operating Board or by a stockholder who has given timely written notice to the Secretary of Crescent Operating of such stockholder's intention to bring such business before such meeting. In general, for notice of stockholder nominations or proposed business to be conducted at an annual meeting to be timely, such notice must be received by the Company not less than 70 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting.

     The purpose of requiring stockholders to give the Company advance notice of nominations and other business is to afford the Crescent Operating Board a meaningful opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposed business and, to the extent deemed necessary or desirable by the Crescent Operating Board, to inform stockholders and make recommendations about such nominees or business, as well as to ensure an orderly procedure for conducting meetings of stockholders. Although the Bylaws do not give the Crescent Operating Board power to block stockholder nominations for the election of directors or proposal for action, they may have the effect of discouraging a stockholder from proposing nominees or business, precluding a contest for the election of directors or the consideration of stockholder proposals if procedural requirements are not met, and deterring third parties from soliciting proxies for a non-management slate of directors or proposal, without regard to the merits of such slate or proposal.

RELEVANT FACTORS TO BE CONSIDERED BY THE CRESCENT OPERATING BOARD

     The Charter, which provides that one of the purposes of Crescent Operating is to perform the Intercompany Agreement, also provides that, in determining what is in the best interest of Crescent Operating in evaluating a "business combination," "change in control" or other transaction, a director of Crescent Operating shall consider all of the relevant factors, which may include (i) the immediate and long-term effects of the transaction on Crescent Operating's stockholders, including stockholders, if any, who do not participate in the transaction; (ii) the social and economic effects of the transaction on the Company's employees, suppliers, creditors and customers and others dealing with the Company and on the communities in which the Company operates and is located;
(iii) whether the transaction is acceptable, based on the historical and current operating results and financial condition of the Company; (iv) whether a more favorable price would be obtained for the Company's stock or other securities in the future; (v) the reputation and business practices of the other party or parties to the proposed transaction, including its or their management and affiliates, as they would affect employees of the Company; (vi) the future value of the Company's securities; (vii) any legal or regulatory issues raised by the transactions; (viii) the effect on the Intercompany Agreement; and (ix) the business and financial condition and earnings prospects of the other party or parties to the proposed transactions including, without limitation, debt service and other existing financial obligations, financial obligations to be incurred in connection with the transaction and other foreseeable financial obligations of such other party or parties. Pursuant to this provision, the Crescent Operating Board may consider subjective factors affecting a proposal, including certain nonfinancial matters, and on the basis of these considerations, may oppose a business combination or other transaction which, evaluated only in terms of its financial merits, might be attractive to some, or a majority, of the Company's stockholders.

AMENDMENT

     The Charter provides that the affirmative vote of the holders of at least 80% of the stock entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class, is required to amend provisions of the Charter relating to stockholder action without a meeting; the calling of special meetings; the number, election and term of the Company's directors; the filling of vacancies; and the removal of directors. The Charter further provides that the related Bylaws described above (including the Stockholder Notice Procedure) may be amended only by the Crescent Operating Board or by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of Voting Stock, voting together as a single class. In all cases, amendments to the Charter require that the Crescent Operating Board determine that the proposed amendment is advisable.

RIGHTS PLAN


     The Crescent Operating Board currently expects to adopt the Rights Plan on or prior to the Distribution Effective Date. Pursuant to the Rights Plan, the Crescent Operating Board will cause to be issued one Right for each share of Crescent Operating Common Stock outstanding on the Distribution Effective Date. Each Right will entitle the registered holder to purchase from Crescent Operating one-hundredth of a share of Series A Junior Preferred Stock, par value $.01 per share, of Crescent Operating at a price of $5 (the "Purchase Price"), subject to adjustment. The description and terms of the Rights will be set forth in a Rights Agreement (the "Rights Agreement"), between Crescent Operating and the designated Rights Agent (the "Rights Agent"). The description set forth below is intended as a summary only and is qualified in its entirety by reference to the form of the Rights Agreement filed as an exhibit to the Registration Statement. See "Available Information."



     Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 10% or more of the outstanding shares of Crescent Operating Common Stock or (ii) 10 business days (or such later date as may be determined by action of the Crescent Operating Board prior to such time as any person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 10% or more of such outstanding shares of Crescent Operating Common Stock (the earlier of such dates being called the "Rights Distribution Effective Date"), the Rights will be evidenced by the certificates representing the Crescent Operating Common Stock.



     The Rights Agreement will provide that, until the Rights Distribution Effective Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Crescent Operating Common Stock. Until the Rights Distribution Effective Date (or earlier redemption or expiration of the Rights), the Crescent Operating Common Stock certificates will contain a notation incorporating the Rights Agreement by reference. As soon as practicable following the Rights Distribution Effective Date, separate certificates evidencing the Rights (the "Right Certificates") will be mailed to holders of record of the Crescent Operating Common Stock as of the close of business on the Rights Distribution Effective Date and such separate Right Certificates alone will evidence the Rights.



     The Rights will not be exercisable until the Rights Distribution Effective Date. The Rights will expire on the 10th anniversary of the Distribution Effective Date (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by Crescent Operating, in each case, as summarized below.


     In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Crescent Operating Common Stock having a market value of two times the exercise price of the Right. In the event that Crescent Operating is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group of affiliated or associated persons becomes an Acquiring Person, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

     At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 10% or more of the outstanding Crescent Operating Common Stock and prior to the acquisition by such person or group of 50% or more of the outstanding Crescent Operating Common Stock, the Crescent Operating Board may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Crescent Operating Common Stock, or one-hundredth of a share of Series A Junior Preferred Stock (or of a share of a class or series of the Preferred Stock having equivalent rights, preference and privileges) per Right (subject to adjustment).


     At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 10% or more of the outstanding Crescent Operating Common Stock, the Crescent Operating Board may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time on such basis and with such conditions as the Crescent Operating Board, in its sole discretion, may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the holders of the Rights then will be eligible to receive only the Redemption Price.

     The terms of the Rights may be amended by the Crescent Operating Board without the consent of the holders of the Rights; provided, however, that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person, no such amendment may adversely affect the interests of the holders of the Rights.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Crescent Operating, including, without limitation, the right to vote or to receive dividends.


     The number of outstanding Rights and the number of one-hundredths of a share of Series A Junior Preferred Stock issuable upon exercise of each Right also will be subject to adjustment in the event of a split of the Crescent Operating Common Stock, or a stock dividend on the Crescent Operating Common Stock payable in Crescent Operating Common Stock or subdivisions, consolidations or combinations of the Crescent Operating Common Stock occurring, in any such case, prior to the Rights Distribution Effective Date.



     The Purchase Price payable, and the number of shares of Series A Junior Preferred Stock or other securities or property issuable, upon exercise of the Rights will be subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the shares of Series A Junior Preferred Stock, (ii) upon the grant to holders of shares of Series A Junior Preferred Stock of certain rights or warrants to subscribe for or purchase shares of Series A Junior Preferred Stock at a price, or securities convertible into shares of Series A Junior Preferred Stock with a conversion price, less than the then-current market price of shares of Series A Junior Preferred Stock or (iii) upon the distribution to holders of shares of Series A Junior Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in shares of Series A Junior Preferred Stock) or of subscription rights or warrants (other than those referred to above).



     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least one percent in such Purchase Price. No fractional shares of Series A Junior Preferred Stock will be issued (other than fractions which are integral multiples of one-hundredth of a share of Series A Junior Preferred Stock, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of shares of Series A Junior Preferred Stock on the last trading day prior to the date of exercise.



     Shares of Series A Junior Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Series A Junior Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of Crescent Operating Common Stock. In the event of liquidation, the holders of shares of Series A Junior Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per share of Crescent Operating Common Stock. Each share of Series A Junior Preferred Stock will have 100 votes voting together with the Crescent Operating Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Crescent Operating Common Stock are exchanged, each share of Series A Junior Preferred Stock will be entitled to receive 100 times the amount received per share of Crescent Operating Common Stock. These rights are protected by customary anti-dilution provisions.

     Due to the nature of the shares of Series A Junior Preferred Stock's dividend, liquidation and voting rights, the value of the one-hundredth interest in a share of Series A Junior Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Crescent Operating Common Stock.


     The Rights have certain antitakeover effects. The Rights will cause substantial dilution to a person or group of persons that attempts to acquire Crescent Operating on terms not approved by the Crescent Operating Board. The Rights should not interfere with any merger or other business combination approved by the Crescent Operating Board prior to the time that a person or group has acquired beneficial ownership of 10% or more of the Crescent Operating Common Stock since the Rights may be redeemed by Crescent Operating at the Redemption Price until such time.


     The Rights Plan contains certain provisions to exclude Crescent and its affiliates from the operative provisions thereof.


DELAWARE BUSINESS COMBINATION STATUTE

     Section 203 of the DGCL provides that, subject to certain exceptions specified therein, an "interested stockholder" of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the date that such stockholder becomes an interested stockholder unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares), or (iii) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as otherwise specified in
Section 203, an interested stockholder is defined to include (x) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination and (y) the affiliates and associates of any such person.

     Under certain circumstances, Section 203 makes it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. Crescent Operating has not elected to be exempt from the restrictions imposed under Section 203. However, the Charter excludes Crescent and its affiliates from the definition of "interested stockholder" pursuant to the terms of Section 203. The provisions of
Section 203 may encourage persons interested in acquiring Crescent Operating to negotiate in advance with the Crescent Operating Board, since the stockholder approval requirement would be avoided if a majority of the directors then in office approves either the business combination or the transaction which results in any such person becoming an interested shareholder. Such provisions also may have the effect of preventing changes in the management of Crescent Operating. It is possible that such provisions could make it more difficult to accomplish transactions which the Company's stockholders may otherwise deem to be in their best interests.

CONTROL SHARE ACQUISITIONS

     The Charter provides that the holder of "control shares" of Crescent Operating acquired in a control share acquisition have no voting rights with respect to such control shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast by stockholders, excluding shares owned by the acquiror, officers of Crescent Operating and employees of Crescent Operating who are also directors. "Control shares" are shares which, if aggregated with all other shares previously acquired which the person is entitled to vote, would entitle the acquiror to vote (i) 20% or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority of the outstanding shares. Control shares do not include shares that the acquiring person is entitled to vote on the basis of prior stockholder approval. A "control share acquisition" means the acquisition of control shares subject to certain exceptions.

     The Charter provides that a person who has made or proposed to make a control share acquisition and who has obtained a definitive financing agreement with a responsible financial institution providing for any amount of financing not to be provided by the acquiring person may compel the Crescent Operating Board to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the holder in respect of such control shares. If no request for a meeting is made, the Charter permits Crescent Operating itself to present the question at any stockholders' meeting.

     Pursuant to the Charter, if voting rights are not approved at a stockholders' meeting or if the acquiring person does not deliver an acquiring person's statement, which would disclose certain information about the particular control share acquisition, as required by the Charter, then, subject to certain conditions and limitations set forth in the Charter, Crescent Operating may redeem any or all of the control shares, except those for which voting rights have previously been approved, for "fair value." Fair value is determined, without regard to the absence of voting rights, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of the holder in respect of such control shares are considered and not approved, and means, for purposes of the redemption, the highest closing sale price during the 30-day period immediately prior to and including the date in question, of a share of such stock on the exchange on which the shares are listed or, if not so listed, the highest closing bid quotation during such 30-day period or, if no such quotations are available, the fair market value as determined by the Crescent Operating Board. Under the Charter, if voting rights of the holder in respect of such control shares are approved at a stockholders' meeting and, as a result, the acquiror would be entitled to vote a majority of the shares entitled to vote, then the Charter shall be amended to so state, and all other stockholders will have the rights of dissenting stockholders under the DGCL. The Charter provides that the fair value of the shares for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition, and that certain limitations and restrictions of the DGCL otherwise applicable to the exercise of dissenters' rights do not apply.


     The control share acquisition provisions do not apply to the holder in respect of control shares acquired in a merger, consolidation or share exchange if Crescent Operating is a party to the transaction, or if the acquisition is approved or excepted by the Charter or Bylaws prior to a control share acquisition. The control share provisions in the Charter do not apply to Crescent and its affiliates.


LIABILITY OF DIRECTORS AND OFFICERS; INDEMNIFICATION

     The Charter provides that a director of Crescent Operating will not be personally liable to Crescent Operating or its stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by the DGCL, as amended from time to time, for liability (i) for any breach of the director's duty of loyalty to Crescent Operating or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of such provision will eliminate or reduce the effect of such provision in respect of any matter occurring, or any cause of action, suit or claim that, but for such provision, would accrue or arise prior to such amendment or repeal.

     While the Charter provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Charter will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care.

     The Charter provides that each person who was threatened to be made a party to or is involved in any proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of Crescent Operating or is or was serving at the request of Crescent Operating as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by Crescent Operating to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits Crescent Operating to provide broader indemnification rights than said law permitted Crescent Operating to provide prior to such amendment), against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith. Such right to indemnification includes the right to have Crescent Operating pay the expenses incurred in defending any such proceeding in advance of its final disposition, subject to the provisions of the DGCL. Such rights are not exclusive of any other right which any person may have or thereafter acquire under any statute, provision of the Charter, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of such provision will in any way diminish or adversely affect the rights of any director, officer, employee or agent of Crescent Operating thereunder in respect of any occurrence or matter arising prior to any such repeal or modification. The Charter also specifically authorizes Crescent Operating to maintain insurance and to grant similar indemnification rights to employees or agents of Crescent Operating.

     Crescent Operating has entered into indemnification agreements with each of its executive officers and directors. The indemnification agreements require, among other things, that Crescent Operating indemnify its officers and directors to the fullest extent permitted by law, and advance to the officers and directors all related expenses, subject to reimbursement if it is subsequently determined that the indemnification is not permitted. The Company also must indemnify and advance expenses incurred by officers and directors seeking to enforce their rights under the indemnification agreements and cover officers and directors under the Company's directors' and officers' liability insurance. Although the indemnification agreements offer substantially the same scope of coverage afforded by provisions in the Charter and Bylaws, they provide greater assurance to directors and executive officers that indemnification will be available, because, as contracts, they cannot be modified unilaterally in the future by the Board of Directors or by the stockholders to alter, limit or eliminate the rights they provide.

                                    EXPERTS

     The financial statements included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                 LEGAL MATTERS


     The legality of the issuance of the shares of Crescent Operating Common Stock to be distributed in the Distribution and certain legal matters relating to federal income tax considerations will be passed upon for the Company by Shaw, Pittman, Potts & Trowbridge, Washington, D.C., a partnership including professional corporations.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
HISTORICAL FINANCIAL STATEMENTS
  CRESCENT OPERATING, INC. --
     Report of Independent Public Accountants...............   F-2
     Balance Sheet as of April 3, 1997......................   F-3
     Notes to Balance Sheet.................................   F-4
  CARTER-CROWLEY ASSET GROUP --
     Report of Independent Public Accountants...............   F-8
     Combined Balance Sheets as of December 31, 1996 and
      1995 (audited) and March 31, 1997 and 1996
      (unaudited)...........................................   F-9
     Combined Statements of Operations for the years ended
      December 31, 1996, 1995 and 1994 (audited) and for the
      three months ended March 31, 1997 and 1996
      (unaudited)...........................................  F-10
     Combined Statements of Shareholder's Equity for the
      years ended December 31, 1996, 1995 and 1994 (audited)
      and for the three months ended March 31, 1997 and 1996
      (unaudited)...........................................  F-11
     Combined Statements of Cash Flows for the years ended
      December 31, 1996, 1995 and 1994 (audited) and for the
      three months ended March 31, 1997 and 1996
      (unaudited)...........................................  F-12
     Notes to Combined Financial Statements.................  F-13
  PROVIDER SEGMENT OF MAGELLAN HEALTH SERVICES, INC. --
     Report of Independent Public Accountants...............  F-20
     Combined Balance Sheets as of September 30, 1995 and
      1996 (audited) and March 31, 1997 (unaudited).........  F-21
     Combined Statements of Operations for the years ended
      September 30, 1994, 1995 and 1996 (audited) and the
      six months ended March 31, 1996 and 1997
      (unaudited)...........................................  F-23
     Combined Statements of Changes in Stockholder's Deficit
      for the years ended September 30, 1994, 1995 and 1996
      (audited) and the six months ended March 31, 1996 and
      1997 (unaudited)......................................  F-24
     Combined Statements of Cash Flows for the years ended
      September 30, 1994, 1995 and 1996 (audited) and the
      six months ended March 31, 1996 and 1997
      (unaudited)...........................................  F-25
     Notes to Combined Financial Statements.................  F-26
PROFORMA CONSOLIDATING FINANCIAL INFORMATION
  Crescent Operating, Inc...................................  F-37
  Charter Behavioral Health Systems, LLC....................  F-45

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Crescent Operating, Inc.:

     We have audited the accompanying balance sheet of Crescent Operating, Inc. (a Delaware corporation) as of April 3, 1997. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Crescent Operating, Inc. as of April 3, 1997, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Dallas, Texas
April 3, 1997

                            CRESCENT OPERATING, INC.

                                 BALANCE SHEET
                                 APRIL 3, 1997

Cash........................................................  $1,000
                                                              ======
Stockholder's Equity:
  Common Stock, $.01 par value, 1,000 shares, authorized,
     issued and outstanding.................................  $   10
  Additional paid-in capital................................     990
                                                              ------
                                                              $1,000
                                                              ======

       The accompanying notes are an integral part of this balance sheet.

                            CRESCENT OPERATING, INC.

                             NOTES TO BALANCE SHEET
                                 APRIL 3, 1997

     (1) SUMMARY OF SIGNIFICANT TRANSACTIONS:


        Crescent Operating, Inc. ("Crescent Operating" or the "Company"), a Delaware corporation wholly owned by Crescent Real Estate Equities Limited Partnership ("Crescent Operating Partnership"), was formed on April 1, 1997, to become a lessee and operator of various assets and to perform an agreement between Crescent Operating and Crescent Operating Partnership (the "Intercompany Agreement"). Under the Intercompany Agreement, Crescent Operating and Crescent Operating Partnership agree, subject to certain terms, to provide each other with rights to participate in certain transactions.



        Subsequent to effectiveness of the Company's Registration Statement on Form S-1, the Crescent Operating Common Stock will be distributed (the "Distribution") to holders of common shares of beneficial interest of Crescent Real Estate Equities Company ("Crescent") and Units of Crescent Operating Partnership on the basis of one share of the Company's Common Stock for every 10 Crescent common shares held, and one share of the Company's Common Stock for every 5 Units held. Each share of the Company's Common Stock issued in the distribution is expected to be accompanied by one Preferred Share Purchase Right.



        Crescent Operating Partnership has provided the Company with a combination of debt and equity capital (i) of which a portion will be used to acquire certain assets owned by Carter Crowley Properties, Inc., an unrelated party (the "Carter-Crowley Assets") and (ii) of which a portion will be used primarily to acquire and fund ongoing obligations and cash requirements relating to, among other things, a 50% interest in Charter Behavioral Health Systems, LLC ("CBHS"), an operator of behavioral healthcare and related facilities, and acquire certain warrants as part of a larger sale, leaseback and license transaction (the "Magellan Transaction") among Crescent, CBHS and Magellan Health Services, Inc. ("Magellan"). The right to acquire 50% of CBHS cannot be consummated unless the Magellan Transaction is consummated.



        The Carter-Crowley Assets consist primarily of Moody-Day, Inc. ("Moody-Day"), a construction equipment sales, leasing and servicing company, and a limited partner interest in Hicks, Muse, Tate & Furst Equity Fund II (the "Fund"), a private venture capital fund.


        Pursuant to the Magellan Transaction, the Company will acquire a 50% interest in CBHS and warrants to acquire up to 1,283,311 shares of Magellan common stock.

     (2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

        The Company intends to adopt the same accounting policies as Carter-Crowley Asset Group as described below:

        USE OF ESTIMATES

        The financial statements include estimates and assumptions made by management that affect the carrying amounts of assets and liabilities, reported amounts of revenues and expenses and the disclosure of contingent assets and liabilities. Actual results may differ from these estimates.

        CASH AND CASH EQUIVALENTS

        The Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

          PROPERTY AND EQUIPMENT

        The Company uses the straight-line and accelerated methods of depreciation for financial statement purposes. The estimated useful lives used in computing depreciation are as follows:

Rental equipment............................................  2-7 years
Building and improvements...................................   30 years
Transportation equipment....................................  3-5 years
Office furniture and other equipment........................  5-10 years

        Expenditures for maintenance and repairs are charged to expense as incurred. Expenditures for renewals or betterments are capitalized. The cost of property replaced, retired, or otherwise disposed of is removed from the asset account along with the related accumulated depreciation. Gains or losses on the disposal of rental equipment are recorded in gross profit and for other assets are recorded as other income or expense in the year of disposal.

          INVENTORIES

        Inventories consist of new equipment held for sale, construction accessories, and equipment parts and are stated at the lower of average cost or market.

          REVENUE RECOGNITION

        Revenues from equipment rentals under operating leases are recognized as the revenue becomes receivable according to the provisions of the lease. Revenues from equipment rentals under sales-type lease agreements are capitalized and recognized over the life of the contract.

          FINANCIAL INSTRUMENTS

        At inception, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 107, "Disclosures About Fair Value of Financial Instruments." This statement requires disclosure of the fair value of financial instruments for which it is practicable to estimate as well as the methods and significant assumptions used to estimate that value. The carrying amounts of cash and cash equivalents and accounts receivable approximate fair value due to the short maturity of those instruments.

          LONG-LIVED ASSETS

        At inception, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which establishes methods of valuation for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used. The adoption of this statement had no material impact on the accompanying financial statements.

          INVESTMENTS


        Upon completion of the acquisition of Moody-Day and the 1.21% limited partner interest in the Fund, the Company intends to account for such investments in the same manner as they were recorded in the Carter-Crowley Asset Group. Accordingly, Moody-Day will be fully consolidated, and the investment in the Fund will be recorded on the cost basis. The Company will account for CBHS on the equity method.

     (3) STOCKHOLDER'S EQUITY:


        Upon formation, Crescent Operating Partnership contributed $1,000 cash to the Company for 100% of the outstanding Crescent Operating Common Stock. In exchange for a contribution of approximately $14.1 million, Crescent Operating Partnership issued all of the outstanding shares of Crescent Operating Common Stock to Crescent Operating Partnership. Crescent Operating Partnership also agreed to lend Crescent Operating up to $35.9 million. The total of $50.0 million was or is expected to be used to purchase the assets and to support future funding obligations and cash requirements. The certificate of incorporation, as amended and restated, authorizes the Crescent Operating Board to establish one or more series of Preferred Stock. The Company expects to reserve 225,000 shares of Series A Junior Preferred Stock for issuance upon exercise of the rights pursuant to the Preferred Share Purchase Rights Plan.


     (4) MAGELLAN WARRANT PURCHASE AGREEMENT:

        Under the Magellan Warrant Purchase Agreement, Crescent Operating and Crescent will each receive warrants (the "Magellan Warrants") to acquire 1,283,311 shares of Magellan common stock at a warrant exercise price of $30 per share (subject to adjustment pursuant to antidilution provisions). The Magellan Warrants will be exercisable in varying increasing amounts beginning on May 31, 1998 and ending on May 31, 2009 as set forth below.

               NUMBER OF SHARES OF
DATE FIRST    MAGELLAN COMMON STOCK        END OF
EXERCISABLE   ISSUABLE UPON EXERCISE   EXERCISE PERIOD
  MAY 31       OF MAGELLAN WARRANTS        MAY 31
-----------   ----------------------   ---------------
   1998                30,000                 2001
   1999                62,325                 2002
   2000                97,114                 2003
   2001               134,513                 2004
   2002               174,678                 2005
   2003               217,770                 2006
   2004               263,961                 2007
   2005               313,433                 2008
   2006               366,376                 2009
   2007               422,961                 2009
   2008               483,491                 2009

        The Magellan Warrant Purchase Agreement provides that, at least 90 days prior to the first date on which shares of Magellan common stock are issuable upon exercise of Magellan Warrants, Magellan shall file with the SEC a registration statement under the Securities Act with respect to the issuance of Magellan common stock upon exercise of the Magellan Warrants and the resale of such shares and any other Magellan common stock or other equity securities issued with respect thereto by way of stock dividend or stock split or in connection with a recapitalization or reorganization or otherwise. The Magellan Warrant Purchase Agreement also provides that Magellan shall keep such registration statement effective on a continual basis so long as Crescent Operating owns Magellan Warrants pursuant to which Magellan common stock may be purchased upon exercise thereof, provided that Magellan is not required to maintain the effectiveness of any registration statement for more than 12 years and 60 days after the Magellan Closing. Crescent Operating is also given the right to have shares of Magellan common stock issuable upon exercise of Magellan Warrants included in certain other registration statements filed by Magellan under the Securities Act.


     (5) CRESCENT OPERATING WARRANT PURCHASE AGREEMENT:


        Under the Crescent Operating Warrant Purchase Agreement, Magellan will receive warrants to acquire up to 2.5% of Crescent Operating Common Stock outstanding as of the Magellan Transaction closing date. The Crescent Operating Warrants are exercisable only at the times, and in the proportions that Crescent Operating, exercises its Magellan Warrants. The exercise price for the

        Crescent Operating Warrants will reflect the same premium as used to calculate the exercise price of the Magellan Warrants, based upon a valuation of Crescent Operating conducted by a mutually agreed upon independent appraiser once a trading market for Crescent Operating Common Stock has been established.

     (6) SUBSEQUENT EVENTS (Unaudited):


        Subsequent to formation, approximately $14.1 million of equity was contributed and approximately $15.3 million of debt was funded to Crescent Operating by Crescent Operating Partnership to be utilized in the acquisition of the Carter-Crowley Assets and a 12.38% limited partner interest in Dallas Basketball Limited, the partnership that owns the Dallas Mavericks.



        Additionally, the Company authorized 10 million shares of preferred stock, $.01 par value per share, of which no shares have been issued. The Company also authorized an additional 22,499,000 shares of common stock (total authorized of 22.5 million), par value $.01 per share. No additional common shares have been issued since inception.



        The assets acquired from Carter-Crowley consisted of 100% of the stock of Moody-Day, a 1.21% limited partner interest in the Fund and a 12.38% limited partner interest in the partnership that owns the Dallas Mavericks.



        As of June 11, 1997, Crescent Operating sold, for approximately $12.55 million, the limited partner interest in the partnership that owns the Dallas Mavericks to a newly formed corporation wholly owned by Crescent Operating Partnership. Richard E. Rainwater, John C. Goff and Gerald W. Haddock, each of whom will serve as a director of Crescent Operating, also are limited partners of Crescent Operating Partnership. As of May 30, 1997, Messrs. Rainwater, Goff and Haddock beneficially owned Units representing approximately 6.2%, 1.1% and .9%, respectively, of the partnership interests in Crescent Operating Partnership outstanding as of such date. In addition, Mr. Haddock serves as President and Chief Executive Officer and the sole director of Crescent Ltd., which is the general partner of Crescent Operating Partnership, and will serve in the same capacities in the newly formed corporation. Crescent Operating had purchased the limited partner interest in the partnership that owns the Dallas Mavericks from Carter-Crowley for approximately $12.4 million utilizing a combination of cash payments and proceeds of borrowings from Crescent Operating Partnership. Crescent Operating used the proceeds of the sale of the interest (i) to pay all accrued interest under the term loan from Crescent Operating Partnership, in the amount of approximately $.2 million, (ii) to make a payment of principal under the term loan of approximately $9.9 million, and (iii) to pay a dividend to its sole stockholder, Crescent Operating Partnership, of approximately $2.4 million.



        Crescent Operating has adopted a Stock Incentive Plan pursuant to which grants of options ("Options") to purchase 862,538 shares, at an exercise price of $.99 per share, of Crescent Operating Common Stock and shares of restricted stock in Crescent Operating ("Restricted Stock") were made on May 13, 1997 based on the fair value on the date of grant in order to provide each holder of shares of restricted stock in Crescent or options in Crescent or Crescent Operating Partnership with an equivalent number of shares of Restricted Stock or Options in Crescent Operating, based on a ratio of one share of Restricted Stock or Option to purchase Crescent Operating Common Stock for each 10 shares of restricted stock in Crescent or options for Crescent Common Shares and one Option to purchase Crescent Operating Common Stock for each 5 options for Units. Under the Stock Incentive Plan, 1,000,000 shares of Crescent Operating Common Stock are authorized for issuance. The Stock Incentive Plan expires on June 11, 2005.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Carter-Crowley Properties, Inc.:

     We have audited the accompanying combined balance sheets of Carter-Crowley Asset Group (the "Portfolio") as described in Notes 1 and 3, as of December 31, 1996 and 1995, and the related combined statements of operations, shareholder's equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Portfolio's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Carter-Crowley Asset Group as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


                                            ARTHUR ANDERSEN LLP


Dallas, Texas,
  May 14, 1997

                           CARTER-CROWLEY ASSET GROUP

             COMBINED BALANCE SHEETS -- DECEMBER 31, 1996 AND 1995

                                     ASSETS


                                                   MARCH 31,                 DECEMBER 31,
                                           -------------------------   -------------------------
                                              1997          1996          1996          1995
                                           -----------   -----------   -----------   -----------
                                                  (UNAUDITED)                  (AUDITED)
CURRENT ASSETS:
  Cash and cash equivalents..............  $   123,888   $   510,154   $    22,335   $   352,577
  Accounts receivable --
     Trade, net of allowance for doubtful
       accounts of $30,645 and $16,334 in
       1996 and 1995, respectively.......    1,617,876       748,784     1,030,648     1,307,729
     Affiliate...........................      211,766       138,131       129,296        14,096
     Other...............................       56,333        26,930        42,641        36,669
  Inventories............................    1,611,083     1,174,080     1,612,952       736,024
  Investment in sales-type leases, net...      152,751       152,609       212,320       311,777
  Deferred income tax asset..............       30,705        22,823        30,705        22,823
  Prepaid expenses and other current
     assets..............................        9,283        10,265         6,164         4,062
                                           -----------   -----------   -----------   -----------
          Total current assets...........    3,813,685     2,783,776     3,087,061     2,785,757
PROPERTY AND EQUIPMENT, at cost:
  Rental equipment.......................    8,308,889     4,974,818     7,733,007     4,568,970
  Land...................................      452,397       452,397       452,397       451,647
  Building and improvements..............      680,895       648,772       680,895       648,772
  Transportation equipment...............      376,691       468,101       375,721       465,529
  Office furniture and other equipment...      369,169       363,533       368,752       346,841
                                           -----------   -----------   -----------   -----------
                                            10,188,041     6,907,621     9,610,772     6,481,759
Less -- Accumulated depreciation.........   (3,238,060)   (2,399,941)   (2,927,314)   (2,240,524)
                                           -----------   -----------   -----------   -----------
          Net property and equipment.....    6,949,981     4,507,680     6,683,458     4,241,235
INVESTMENTS:
  Investment in Hicks, Muse, Tate and
     Furst Equity Fund II................    7,794,478     6,896,186     7,593,493     5,915,749
  Investments in sales-type leases,
     net.................................      118,721       287,275       118,721       287,275
                                           -----------   -----------   -----------   -----------
                                           $18,676,865   $14,474,917   $17,482,733   $13,230,016
                                           ===========   ===========   ===========   ===========

LIABILITIES AND SHAREHOLDER'S EQUITY

CURRENT LIABILITIES:
  Accounts payable and accrued
     liabilities.........................    1,047,342       661,608       782,567       540,523
  Notes payable, current portion --
     Affiliate...........................    1,874,100     1,941,606     1,941,606     1,182,319
     Other...............................      299,188       176,240       264,136       108,307
                                           -----------   -----------   -----------   -----------
          Total current liabilities......    3,220,630     2,779,454     2,988,309     1,831,149
LONG-TERM LIABILITIES:
  Long-term debt, affiliate, net of
     current portion.....................    2,689,910     1,008,907     3,199,607     1,830,070
  Deferred income taxes..................      369,806       210,746       369,806       210,746
                                           -----------   -----------   -----------   -----------
          Total liabilities..............    6,280,346     3,999,107     6,557,722     3,871,965
COMMITMENTS AND CONTINGENCIES
SHAREHOLDER'S EQUITY.....................   12,396,519    10,475,810    10,925,011     9,358,051
                                           -----------   -----------   -----------   -----------
                                           $18,676,865   $14,474,917   $17,482,733   $13,230,016
                                           ===========   ===========   ===========   ===========


 The accompanying notes are an integral part of these combined balance sheets.

                           CARTER-CROWLEY ASSET GROUP

                       COMBINED STATEMENTS OF OPERATIONS
             FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994


                                     THREE MONTHS ENDED
                                          MARCH 31,                      DECEMBER 31,
                                   -----------------------   ------------------------------------
                                      1997         1996         1996         1995         1994
                                   ----------   ----------   ----------   ----------   ----------
                                         (UNAUDITED)                      (AUDITED)
REVENUES:
  Sales and service..............  $  832,378   $  856,716   $2,998,880   $2,873,657   $2,897,085
  Equipment sales................   1,349,310    1,259,198    4,364,039    4,237,337    2,810,132
  Rental.........................     857,807      607,389    3,030,764    2,036,248    1,963,530
                                   ----------   ----------   ----------   ----------   ----------
          Total revenues.........   3,039,495    2,723,303   10,393,683    9,147,242    7,670,747
COST OF SALES:
  Sales and service..............     679,676      683,144    2,535,525    2,412,289    2,373,603
  Equipment sales................   1,183,733    1,156,605    4,049,563    3,571,092    2,446,801
  Rental.........................     598,574      425,845    1,951,783    1,466,242    1,393,085
                                   ----------   ----------   ----------   ----------   ----------
          Total cost of sales....   2,461,983    2,265,594    8,536,871    7,449,623    6,213,489
                                   ----------   ----------   ----------   ----------   ----------
GROSS PROFIT.....................     577,512      457,709    1,856,812    1,697,619    1,457,258
SELLING, GENERAL, AND
  ADMINISTRATIVE EXPENSES........     438,406      389,407    1,747,839    1,608,226    1,374,410
                                   ----------   ----------   ----------   ----------   ----------
INCOME FROM OPERATIONS...........     139,106       68,302      108,973       89,393       82,848
OTHER (INCOME) EXPENSE:
  Interest expense...............     113,253       64,867      356,517      152,631       28,995
  Interest income................      (9,718)     (15,635)     (51,881)     (50,394)     (10,819)
  Other..........................          58       (1,369)     (27,202)    (136,783)      (2,977)
                                   ----------   ----------   ----------   ----------   ----------
          Total other (income)
            expense..............     103,593       47,863      277,434      (34,546)      15,199
                                   ----------   ----------   ----------   ----------   ----------
INCOME (LOSS) BEFORE INCOME
  TAXES..........................      35,513       20,439     (168,461)     123,939       67,649
INCOME TAX PROVISION (BENEFIT)...      12,428        7,154      (57,677)      44,783       24,331
                                   ----------   ----------   ----------   ----------   ----------
NET INCOME (LOSS)................  $   23,085   $   13,285   $ (110,784)  $   79,156   $   43,318
                                   ==========   ==========   ==========   ==========   ==========


    The accompanying notes are an integral part of these combined financial statements.

                           CARTER-CROWLEY ASSET GROUP

                  COMBINED STATEMENTS OF SHAREHOLDER'S EQUITY
             FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994


                                   THREE MONTHS ENDED
                                        MARCH 31,                        DECEMBER 31,
                                -------------------------   --------------------------------------
                                   1997          1996          1996          1995          1994
                                -----------   -----------   -----------   -----------   ----------
                                       (UNAUDITED)                         (AUDITED)
BALANCE, beginning of period..  $10,925,011   $ 9,358,051   $ 9,358,051   $ 3,338,297   $3,289,479
  Net income (loss)...........       23,085        13,285      (110,784)       79,156       43,318
  Contributions...............    1,552,820     1,509,449     3,355,290     6,328,366           --
  Distributions...............     (104,397)     (404,975)   (1,677,546)     (412,617)          --
  Net book value of assets
     contributed..............           --            --            --        24,849        5,500
                                -----------   -----------   -----------   -----------   ----------
BALANCE, end of period........  $12,396,519   $10,475,810   $10,925,011   $ 9,358,051   $3,338,297
                                ===========   ===========   ===========   ===========   ==========


    The accompanying notes are an integral part of these combined financial statements.

                           CARTER-CROWLEY ASSET GROUP

                       COMBINED STATEMENTS OF CASH FLOWS
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1996


                                                          THREE MONTHS ENDED
                                                               MARCH 31,                       DECEMBER 31,
                                                        -----------------------   --------------------------------------
                                                           1997         1996         1996          1995         1994
                                                        ----------   ----------   -----------   ----------   -----------
                                                              (UNAUDITED)                       (AUDITED)
OPERATING ACTIVITIES:
  Net income..........................................  $   23,085   $   13,285   $  (110,784)  $   79,156   $    43,318
  Adjustments to reconcile net income to net cash
    provided by operating activities --
    Depreciation and amortization.....................     504,225      283,453     1,367,579    1,166,102       971,724
    Provision (benefit) for deferred income taxes.....          --           --       151,178       29,421       (38,985)
    Gain on sale of rental equipment..................     (96,921)     (46,282)     (103,968)    (443,735)     (242,756)
    (Increase) decrease in accounts receivable, net...    (683,390)     444,649      (155,909)    (741,731)       75,333
    (Increase) decrease in inventories................       1,869     (438,056)     (876,928)    (110,770)     (152,538)
    (Increase) decrease in prepaid expenses and other
      current assets..................................      (3,119)      (6,203)       (2,102)      24,646       (24,188)
    Increase in accounts payable and accrued
      liabilities.....................................     264,775      121,085       242,044       26,232       177,434
                                                        ----------   ----------   -----------   ----------   -----------
        Net cash provided by operating activities.....      10,524      371,931       511,110       29,321       809,342
INVESTING ACTIVITIES:
  Purchases of rental equipment.......................    (860,270)    (572,040)   (4,296,971)  (2,351,439)   (2,121,839)
  Purchases of fixed assets...........................      (1,387)     (20,014)      (78,822)    (283,120)      (49,383)
  Proceeds from sale of rental equipment..............     270,301      212,475       981,777    1,343,032     1,241,773
                                                        ----------   ----------   -----------   ----------   -----------
        Net cash used in investing activities.........    (591,356)    (379,579)   (3,394,016)  (1,291,527)     (929,449)
                                                        ----------   ----------   -----------   ----------   -----------
FINANCING ACTIVITIES:
  Proceeds from issuance of notes payable.............     299,188      670,229     4,885,240    3,288,642            --
  Reduction in notes payable..........................    (841,339)    (664,172)   (2,600,587)  (1,492,969)      (57,522)
  Capital contributions...............................   1,164,967           --            --           --            --
  (Increase) decrease in investment in sales-type
    leases, net.......................................      59,569      159,168       268,011     (599,052)           --
                                                        ----------   ----------   -----------   ----------   -----------
        Net cash provided by (used in) financing
          activities..................................     682,385      165,225     2,552,664    1,196,621       (57,522)
                                                        ----------   ----------   -----------   ----------   -----------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.........................................     101,553      157,577      (330,242)     (65,585)     (177,629)
CASH AND CASH EQUIVALENTS, beginning of period........      22,335      352,577       352,577      418,162       595,791
                                                        ----------   ----------   -----------   ----------   -----------
CASH AND CASH EQUIVALENTS, end of period..............  $  123,888   $  510,154   $    22,335   $  352,577   $   418,162
                                                        ==========   ==========   ===========   ==========   ===========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Income taxes paid (refunded)........................  $       --   $       --   $   (19,502)  $  (22,462)  $   (92,673)
                                                        ==========   ==========   ===========   ==========   ===========
  Interest paid.......................................  $  113,253   $   64,867   $   352,773   $  144,039   $    29,522
                                                        ==========   ==========   ===========   ==========   ===========
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITIES:
  Investments contributed by CCP......................  $  387,853   $1,509,449   $ 3,355,290   $6,328,366   $        --
                                                        ==========   ==========   ===========   ==========   ===========
  Distributions from investments to CCP...............  $ (104,397)  $ (404,975)  $(1,677,546)  $ (412,617)  $        --
                                                        ==========   ==========   ===========   ==========   ===========
SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING ACTIVITIES:
  Purchase of inventory and equipment held for rental
    in which short-term liabilities were assumed......  $       --   $       --   $        --   $       --   $   532,823
                                                        ==========   ==========   ===========   ==========   ===========
  Transfer of fixed assets from CCP (net book
    value)............................................  $       --   $       --   $        --   $   24,849   $     5,500
                                                        ==========   ==========   ===========   ==========   ===========


    The accompanying notes are an integral part of these combined financial statements.

                           CARTER-CROWLEY ASSET GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995

1. DESCRIPTION OF PORTFOLIO AND NATURE OF OPERATIONS:


     The Carter-Crowley Asset Group (the "Portfolio") is a portfolio of businesses and investments wholly owned by Carter-Crowley Properties, Inc. (CCP) which include ownership of a construction equipment and accessories sales and leasing company, and a minority investment in a venture capital fund. The Portfolio represents businesses and investments owned by CCP which were sold to Crescent Operating, Inc. on May 9, 1997, excluding the 12.38% interest in the limited partnership which owns the Dallas Mavericks basketball team which as of June 11, 1997 was sold to an affiliated entity.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BASIS OF PRESENTATION AND PRINCIPLES OF COMBINATION

     The accompanying combined financial statements have been presented on a combined historical cost basis because of the affiliated ownership and management. All significant intercompany balances and transactions have been eliminated. These combined financial statements have been prepared in accordance with requirements for financial information required by Form S-1. The accompanying combined financial statements for the three months ended March 31, 1997 and 1996, have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring adjustments considered necessary for a fair presentation have been included.

USE OF ESTIMATES

     The financial statements include estimates and assumptions made by management that affect the carrying amounts of assets and liabilities, reported amounts of revenues and expenses and the disclosure of contingent assets and liabilities. Actual results may differ from these estimates.

CASH AND CASH EQUIVALENTS

     The Portfolio considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT

     The Portfolio uses the straight-line and accelerated methods of depreciation for financial statement purposes. The estimated useful lives used in computing depreciation are as follows:

Rental equipment............................................  2-7 years
Building and improvements...................................   30 years
Transportation equipment....................................  3-5 years
Office furniture and other equipment........................  5-10 years

     Expenditures for maintenance and repairs are charged to expense as incurred. Expenditures for renewals or betterments are capitalized. The cost of property replaced, retired, or otherwise disposed of is removed from the asset account along with the related accumulated depreciation. Gains or losses on the disposal of rental equipment are recorded in gross profit and for other assets are recorded as other income or expense in the year of disposal. During 1996, the Portfolio changed the estimated useful lives of certain rental equipment. This change resulted in a decrease in 1996 depreciation expense of approximately $157,000.

                           CARTER-CROWLEY ASSET GROUP

INVENTORIES

     Inventories consist of new equipment held for sale, construction accessories, and equipment parts and are stated at the lower of average cost or market.

REVENUE RECOGNITION

     Revenues from equipment rentals under operating leases are recognized as the revenue becomes receivable according to the provisions of the lease. Revenues from equipment rentals under sales-type lease agreements are capitalized and recognized over the life of the contract.

INCOME TAXES

     The taxable income or loss of the Portfolio is included in the consolidated federal income tax return filed by CCP. The Portfolio's income tax provision (benefit) is determined as if the Portfolio had filed a separate income tax return on a separate company basis. Taxes currently payable or receivable are recorded as accounts receivables-affiliate and accounts payable-affiliate in the accompanying balance sheets.

     The Portfolio's current provision (benefit) for income taxes is generally based on income before taxes adjusted for permanent differences between financial reporting and taxable income. Deferred income taxes are provided for temporary differences between financial reporting and taxable income (see Note
7).

FINANCIAL INSTRUMENTS

     During 1995, the Portfolio adopted Statement of Financial Accounting Standards (SFAS) No. 107, "Disclosures About Fair Value of Financial Instruments." This statement requires disclosure of the fair value of financial instruments for which it is practicable to estimate as well as the methods and significant assumptions used to estimate that value. The carrying amounts of cash and cash equivalents and accounts receivable approximate fair value due to the short maturity of those instruments. Notes payable bear interest at variable rates which fluctuate based upon comparable market rates, and, therefore, carrying amounts approximate fair value.

LONG-LIVED ASSETS

     During 1996, the Portfolio adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which establishes methods of valuation for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used. The adoption of this statement had no material impact on the accompanying financial statements.

3. DESCRIPTION OF PORTFOLIO BUSINESSES AND INVESTMENTS:

MOODY-DAY, INC.

     Moody-Day, Inc. ("Moody-Day") is a wholly owned Texas corporation engaged in the sale, leasing, and service of construction equipment and accessories to the construction and utility industries located primarily in Texas. Effective December 31, 1994, Moody-Day became a wholly owned subsidiary of CCP pursuant to a corporate reorganization. Moody-Day and CCP had previously both been wholly owned subsidiaries of a common parent (the "Former Parent").


INVESTMENT IN HICKS MUSE TATE & FURST EQUITY FUND II



     Effective January 1, 1995, CCP subscribed to a 1.42% limited partner minority interest in Hicks Muse Tate & Furst Equity Fund II (the "Fund"), a private venture capital fund. CCP has the option to participate on an investment by investment basis within the Fund. As of December 31, 1996, CCP owns a 1.21% overall

                           CARTER-CROWLEY ASSET GROUP
limited partner interest in the Fund. During 1995 and 1996, CCP contributed its subscribed limited partner interest to the Portfolio. Accordingly, contributions and distributions between CCP and the Fund are reflected in the accompanying combined financial statements as adjustments to equity. The Portfolio's interest in the Fund is recorded in the accompanying combined financial statements based upon CCP's contributed historical cost basis. Contributions of $3,355,290, and $6,328,366 were made by CCP to the Fund in 1996 and 1995, respectively. Distributions of $1,677,546 and $412,617 were made to CCP from the Fund in 1996 and 1995 respectively. There was no income or loss from the Portfolio's investment in the Fund for the years ended December 31, 1996 or 1995. The Portfolio has an unpaid balance due of approximately $2.2 million on the original commitment to invest $10 million in the Fund. The remaining $2.2 million commitment is due upon capital calls at the discretion of Hicks, Muse, Tate & Furst, subject to certain morality exemptions (as an example the portfolio is not required to invest in any company producing alcoholic beverages).



     As of December 31, 1996, Crescent Operating's investments in the Fund consisted of investments in the following industries: (i) manufacturing (37.4%, 22.5% of which consisted of investments in the common stock, preferred stock and warrants of a company that manufactures copper wire); (ii) communications (33.9%, 33.1% of which consisted of an investment of a partnership interest in a cable television operator); (iii) real estate (13.2%, all of which consisted of an investment in a company which owns partnership interests in partnerships that provide debt and equity capital to real estate owners and developers); (iv) financial services (10.5%, all of which consisted of investments of partnership interests in a foreign insurance company and a small business investment company); and (v) food (5.0%, all of which consisted of an investment in the common stock of a chocolate company).



     The following represents companies or partnerships in which CCP has a significant interest through its ownership interest in the Fund. CCP's interest in the Fund is recorded based upon CCP's contributed historical cost basis. The Fund determines the current market value of the underlying securities and investments by using quoted rates for securities that are publicly traded and as determined by the general partner of the Fund for securities that are not publicly traded. For each investment CCP has contributed to within the Fund, the number of shares or partnership interest owned by CCP is calculated by the number of shares or partnership interest owned by the Fund multiplied by CCP's ownership percentage as determined based on contributions by CCP divided by total contributions to the Fund.



                                                                    SHARES,                                        FAIR MARKET
                                  PUBLICLY                        WARRANTS OR                                        VALUE AT
                                   TRADED          TYPE OF        PARTNERSHIP                                      DECEMBER 31,
      COMPANY/PARTNERSHIP        SECURITIES      INVESTMENT         INTEREST           INDUSTRY          COST          1996
      -------------------        ----------   -----------------  --------------   ------------------  ----------   ------------
Marcus Cable Company, L.P.(1)        No       Partnership                 0.33%   Communications      $2,002,574   $ 3,393,193
International Wire Group,            No       Common Stock/           1,725,738   Manufacturing        1,725,738     2,201,318
  Inc.(1)
                                              Preferred Stock/            3,480                           80,321       100,634
                                              Warrants                    5,920                            5,383         6,744
Olympus Partnerships                 No       Various             .19% to 2.08%   Real Estate          1,059,199     1,347,198
                                              Partnerships
Crain Holdings Corp.                 No       Common Stock              425,253   Manufacturing          479,723       981,130
Seguros Comer. Amer., SA de         Yes       Common Stock              229,340   Financial Services     725,883       739,665
  CV(1)
Other Investments                                                                                      1,514,672     1,474,776
                                                                                                      ----------   -----------
                                                                                                      $7,593,493   $10,244,658
                                                                                                      ==========   ===========


---------------


(1) This company files periodic reports with the Securities and Exchange Commission.

                           CARTER-CROWLEY ASSET GROUP

4. INVENTORIES:


     Inventories at Moody-Day consisted of the following at December 31:


                                                                 1996         1995
                                                              ----------    --------
New equipment...............................................  $  995,306    $291,099
Light equipment and accessories.............................     453,567     308,623
Equipment parts.............................................     152,891     121,777
Other.......................................................      11,188      14,525
                                                              ----------    --------
          Total inventory...................................  $1,612,952    $736,024
                                                              ==========    ========

5. INVESTMENTS IN SALES-TYPE LEASES, NET:


     Although Moody-Day's leasing operations consist primarily of leasing construction equipment and accessories under operating leases (see Note 10), Moody-Day occasionally enters into leases which are accounted for as sales-type leases. At December 31, 1996, Moody-Day had approximately 18 sales-type leases with expirations through 1999. The following is a summary of Moody-Day's investment in sales-type leases, net at December 31:


                                                               1996           1995
                                                             ---------      ---------
Total minimum lease payments to be received................  $ 372,436      $ 676,594
Unearned income............................................    (41,395)       (77,542)
                                                             ---------      ---------
  Net investment...........................................    331,041        599,052
     Less -- Current amount................................   (212,320)      (311,777)
                                                             ---------      ---------
     Long-term amount......................................  $ 118,721      $ 287,275
                                                             =========      =========

     Minimum lease payments to be received as of December 31, 1996, for each of the next five years and in the aggregate on sales-type leases are:

1997........................................................  $212,320
1998........................................................    92,727
1999........................................................    67,389
2000........................................................        --
2001........................................................        --
Subsequent to 2001..........................................        --
                                                              --------
          Total minimum future rentals......................  $372,436
                                                              ========

6. NOTES PAYABLE AND LONG-TERM DEBT:

     The following summarizes the Portfolio's debt financing at December 31:

                                                            1996              1995
                                                         -----------       -----------
Notes payable to a finance company, maturities through
  June 1997, collateralized by equipment...............  $   264,136       $   108,307
Note payable to CCP due December 1997, interest at
  prime plus  1/2%, with monthly principal and interest
  payments, collateralized by land and building........      266,163           322,739

                           CARTER-CROWLEY ASSET GROUP

                                                            1996              1995
                                                         -----------       -----------
Note payable to CCP due March 1998, interest at prime
  plus 1%, with monthly principal and interest
  payments, collateralized by equipment................      197,213           392,168
Note payable to CCP due March 1996, interest at 10%,
  with monthly principal and interest payments,
  collateralized by equipment..........................           --            28,705
Line of credit with CCP, interest at prime plus 1%,
  with monthly principal and interest payments through
  December 1999, collateralized by land and
  equipment............................................    4,677,837         2,268,777
                                                         -----------       -----------
Notes payable, affiliate...............................    5,141,213         3,012,389
                                                         -----------       -----------
Total notes payable....................................    5,405,349         3,120,696
Less -- Current maturities.............................   (2,205,742)       (1,290,626)
                                                         -----------       -----------
                                                         $ 3,199,607       $ 1,830,070
                                                         ===========       ===========

MATURITIES OF LONG-TERM DEBT ARE AS FOLLOWS:

                         YEAR ENDED
                        DECEMBER 31,
                        ------------
   1997.....................................................    $2,205,742
   1998.....................................................     1,388,197
   1999.....................................................       991,968
   2000.....................................................       558,727
   2001.....................................................       196,167
   Thereafter...............................................        64,548
                                                                ----------
          Total.............................................    $5,405,349
                                                                ==========

7. INCOME TAXES:

The deferred tax balances in the accompanying balance sheets include the following amounts of deferred tax assets and liabilities:

                                                                1996        1995
                                                              ---------   ---------
Deferred tax asset -- current...............................  $  92,712   $ 105,768
Valuation allowance.........................................    (62,007)    (82,945)
Deferred tax liability -- noncurrent........................   (369,806)   (210,746)
                                                              ---------   ---------
  Net deferred tax liability................................  $(339,101)  $(187,923)
                                                              =========   =========

     The Portfolio has net operating loss carryforwards (NOLs) of approximately $193,851 which will expire in years 2003 through 2005. Accordingly, a valuation allowance was established for NOLs not expected to be utilizable.

                           CARTER-CROWLEY ASSET GROUP

     The following summarizes the components of the net deferred tax liability at December 31:

                                                                1996         1995
                                                              ---------    ---------
Assets:
  Inventories...............................................  $  11,220    $   8,346
  Allowance for doubtful accounts...........................     10,725        5,717
  Net operating loss carryforwards, net of allowance........      8,760        8,760
                                                              ---------    ---------
          Deferred tax asset................................     30,705       22,823
                                                              ---------    ---------
Liabilities:
  Rental equipment..........................................   (366,251)    (205,966)
  Property and equipment....................................     (3,555)      (4,780)
                                                              ---------    ---------
          Deferred tax liability............................   (369,806)    (210,746)
                                                              ---------    ---------
          Net deferred tax liability........................  $(339,101)   $(187,923)
                                                              =========    =========

     The components of income tax provision are as follows:


                                                        1996       1995       1994
                                                      ---------   -------   ---------
Federal:
  Current provision (benefit).......................  $(208,855)  $15,362   $  63,316
  Deferred tax provision (benefit)..................    151,178    29,421     (38,985)
                                                      ---------   -------   ---------
          Total provision (benefit).................  $ (57,677)  $44,783   $  24,331
                                                      =========   =======   =========


     The Portfolio's income tax provision differed from the statutory federal rate of 35% due primarily to nondeductible expenses for federal income tax purposes.

8. PROFIT SHARING PLAN:

     Prior to 1996, Moody-Day had a noncontributory profit sharing plan (the "Plan") covering substantially all of its full-time employees who have completed one year of service. Contributions to the Plan were at the discretion of the Board of Directors. Moody-Day made no contributions to the Plan in 1995 or 1994. The Plan was terminated in 1995. Additionally, a loan from Moody-Day to the Plan of $135,000 that was previously written off by Moody-Day was paid back and included as other income on the December 31, 1995, income statement.

9. RELATED-PARTY TRANSACTIONS:


     Effective January 1, 1993, the Former Parent transferred the land and building which Moody-Day occupies to Moody-Day in exchange for a note. The note has an annual interest rate of prime + 1/2% and calls for monthly payments of $7,000. The note, as further discussed in Note 6, had a balance of $266,163 at December 31, 1996. Additionally, CCP has provided financing to Moody-Day (see
Note 6). The total outstanding principal to CCP at December 31, 1996, is $5,141,213. The Company had a net receivable relating to income taxes with CCP of $129,296 and $14,096, respectively, at December 31, 1996 and 1995. Prior to 1996, Moody-Day was managed on a decentralized basis and had relatively no senior management involvement from the parent company. Therefore, no management fee has been allocated to the accompanying financial statements for 1995 or 1994. Beginning in the fourth quarter of 1995, senior management of the parent company became more involved in Moody-Day's daily operational decision making as a result of an increased activity in the construction industry and a management reorganization. In 1996, CCP charged Moody-Day approximately $188,000 for management fees which represents the cost of the parent company's involvement which began in 1996.

                           CARTER-CROWLEY ASSET GROUP

10. RENTALS UNDER OPERATING LEASES:

     Moody-Day receives rental income from the lease of construction equipment and accessories under operating leases, with expirations through 1998.

     Minimum future rentals to be received under noncancelable leases over the next five years and as of December 31, 1996, are as follows:

1997........................................................  $307,394
1998........................................................    74,700
1999........................................................        --
2000........................................................        --
2001........................................................        --
Subsequent to 2001..........................................        --
                                                              --------
          Total minimum future rentals......................  $382,094
                                                              ========

11. CONCENTRATIONS:

     As Moody-Day's operations are conducted primarily to the construction and utility industries in Texas, Moody-Day is subject to vulnerability to economic downturns in the geographic region and specific industries in which it operates. Additionally, Moody-Day had one customer which accounted for 11% of its gross revenues for the year ended December 31, 1996.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Magellan Health Services, Inc:

     We have audited the accompanying combined balance sheets of the Provider Segment (the "Company") of Magellan Health Services, Inc., a Delaware corporation, as of September 30, 1995 and 1996, and the related combined statements of operations, changes in stockholder's deficit and cash flows for each of the three years in the period ended September 30, 1996. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Provider Segment of Magellan Health Services, Inc. as of September 30, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1996 in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Atlanta, Georgia
November 7, 1996

               PROVIDER SEGMENT OF MAGELLAN HEALTH SERVICES, INC.

                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                               SEPTEMBER 30,
                                                           ----------------------     MARCH 31,
                                                             1995         1996          1997
                                                           ---------    ---------    -----------
                                                           (AUDITED)    (AUDITED)    (UNAUDITED)
Current Assets:
  Cash, including cash equivalents of $60,234 in 1995 and
     $20,999 in 1996 at cost which approximates market
     value...............................................  $ 103,735    $  71,822         66,151
  Accounts receivable, less allowance for doubtful
     accounts of $47,851 in 1995 and $48,299 in 1996.....    170,728      148,805        145,296
  Supplies...............................................      5,768        4,753          4,465
  Other current assets...................................     13,064       20,120         20,074
                                                           ---------    ---------      ---------
          Total Current Assets...........................    293,295      245,500        235,986
Assets restricted for settlement of unpaid claims and
  other long-term liabilities............................     94,138      105,303         96,402
Property and Equipment:
  Land...................................................     88,019       83,431         82,705
  Buildings and improvements.............................    377,169      388,821        393,812
  Equipment..............................................    107,681      122,927        126,549
                                                           ---------    ---------      ---------
                                                             572,869      595,179        603,066
  Accumulated depreciation...............................    (89,046)    (118,937)      (132,806)
                                                           ---------    ---------      ---------
                                                             483,823      476,242        470,260
  Construction in progress...............................      2,902        1,879          2,573
                                                           ---------    ---------      ---------
          Total Property and Equipment...................    486,725      478,121        472,833
Other Long-Term Assets...................................     36,846       34,923         28,859
Goodwill, net of accumulated amortization of $944 in 1995
  and $1,147 in 1996.....................................     18,208       18,800         18,373
Other Intangible Assets, net of accumulated amortization
  of $1,362 in 1995 and $2,958 in 1996...................      5,394        6,258          6,370
                                                           ---------    ---------      ---------
                                                           $ 934,606    $ 888,905      $ 858,823
                                                           =========    =========      =========

The accompanying Notes to Combined Financial Statements are an integral part of these balance sheets.

               PROVIDER SEGMENT OF MAGELLAN HEALTH SERVICES, INC.

                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                     LIABILITIES AND STOCKHOLDER'S DEFICIT

                                                               SEPTEMBER 30,
                                                           ----------------------     MARCH 31,
                                                             1995         1996          1997
                                                           ---------    ---------    -----------
                                                           (AUDITED)    (AUDITED)    (UNAUDITED)
Current Liabilities:
  Accounts payable.......................................  $  69,726    $  61,685     $  56,154
  Accrued liabilities....................................    116,380      117,214        88,714
  Current maturities of long-term debt and capital lease
     obligations.........................................      2,799        2,751         2,845
                                                           ---------    ---------     ---------
          Total Current Liabilities......................    188,905      181,650       147,713
Long-Term Debt and Capital Lease Obligations.............     77,111       73,620        72,380
Reserve for Unpaid Claims................................    100,125       73,040        62,316
Deferred Credits and Other Long-Term Liabilities.........     34,455       36,506        20,925
Minority Interest........................................      7,486       21,421        21,947
Due to Parent............................................    666,349      619,556       637,555
Commitments and Contingencies
Stockholder's Deficit:
  Accumulated deficit....................................   (139,003)    (114,906)     (101,065)
  Cumulative foreign currency adjustments................       (822)      (1,982)       (2,948)
                                                           ---------    ---------     ---------
                                                            (139,825)    (116,888)     (104,013)
                                                           ---------    ---------     ---------
                                                           $ 934,606    $ 888,905     $ 858,823
                                                           =========    =========     =========

The accompanying Notes to Combined Financial Statements are an integral part of these balance sheets.

               PROVIDER SEGMENT OF MAGELLAN HEALTH SERVICES, INC.

                       COMBINED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                SIX MONTHS ENDED
                                           YEAR ENDED SEPTEMBER 30,                 MARCH 31,
                                      -----------------------------------   -------------------------
                                        1994         1995         1996         1996          1997
                                      ---------   ----------   ----------   -----------   -----------
                                      (AUDITED)   (AUDITED)    (AUDITED)    (UNAUDITED)   (UNAUDITED)
Net revenue.........................  $904,646    $1,106,975   $1,044,345    $538,119      $479,289
                                      --------    ----------   ----------    --------      --------
Costs and expenses
  Salaries, supplies and other
     operating expenses.............   661,436       825,468      800,912     406,471       372,201
  Bad debt expense..................    70,623        91,652       79,930      41,381        35,055
  Depreciation and amortization.....    28,354        36,029       37,108      18,720        18,566
  Amortization of reorganization
     value in excess of amounts
     allocable to identifiable
     assets.........................    31,200        26,000           --          --            --
  Interest, unaffiliated............     6,364         5,421        5,492       2,872         2,483
  Allocated interest, net from
     Parent.........................    33,030        48,756       42,123      19,115        24,321
  ESOP expense......................    49,197        73,527           --          --            --
  Stock option expense (credit).....    10,614          (467)         914       1,414         1,433
  Unusual items.....................    71,287        57,437       37,271          --         1,395
                                      --------    ----------   ----------    --------      --------
                                       962,105     1,163,823    1,003,750     489,973       455,454
                                      --------    ----------   ----------    --------      --------
Income (loss) before income taxes
  and minority interest.............   (57,459)      (56,848)      40,595      48,146        23,835
Provision for (benefit from) income
  taxes.............................   (10,504)      (12,934)      14,883      18,920         8,886
                                      --------    ----------   ----------    --------      --------
Income (loss) before minority
  interest..........................   (46,955)      (43,914)      25,712      29,226        14,949
Minority interest...................        48           340        1,615       1,476         1,108
                                      --------    ----------   ----------    --------      --------
Net income (loss)...................  $(47,003)   $  (44,254)  $   24,097    $ 27,750      $ 13,841
                                      ========    ==========   ==========    ========      ========

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

               PROVIDER SEGMENT OF MAGELLAN HEALTH SERVICES, INC.

            COMBINED STATEMENTS OF CHANGES IN STOCKHOLDER'S DEFICIT
                                 (IN THOUSANDS)

                                                                               SIX MONTHS ENDED
                                           YEAR ENDED SEPTEMBER 30,                MARCH 31,
                                       ---------------------------------   -------------------------
                                         1994        1995        1996         1996          1997
                                       ---------   ---------   ---------   -----------   -----------
                                       (AUDITED)   (AUDITED)   (AUDITED)   (UNAUDITED)   (UNAUDITED)
Accumulated Deficit:
  Balance, beginning of period.......  $(47,746)   $ (94,749)  $(139,003)   $(139,003)    $(114,906)
  Net income (loss)..................   (47,003)     (44,254)     24,097       27,750        13,841
                                       --------    ---------   ---------    ---------     ---------
  Balance, end of period.............   (94,749)    (139,003)   (114,906)    (111,253)     (101,065)
                                       --------    ---------   ---------    ---------     ---------
Cumulative Foreign Currency
  Adjustments:
  Balance, beginning of period.......    (4,660)      (2,454)       (822)        (822)       (1,982)
  Foreign currency translation gain
     (loss)..........................     2,206        1,632      (1,160)      (1,045)         (966)
                                       --------    ---------   ---------    ---------     ---------
  Balance, end of period.............    (2,454)        (822)     (1,982)      (1,867)       (2,948)
                                       --------    ---------   ---------    ---------     ---------
Total Stockholder's Deficit..........  $(97,203)   $(139,825)  $(116,888)   $(113,120)    $(104,013)
                                       ========    =========   =========    =========     =========

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

               PROVIDER SEGMENT OF MAGELLAN HEALTH SERVICES, INC.

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                SIX MONTHS ENDED
                                                            YEAR ENDED SEPTEMBER 30,                MARCH 31,
                                                        ---------------------------------   -------------------------
                                                          1994        1995        1996         1996          1997
                                                        ---------   ---------   ---------   -----------   -----------
                                                        (AUDITED)   (AUDITED)   (AUDITED)   (UNAUDITED)   (UNAUDITED)
Cash Flows From Operating Activities
  Net income (loss)...................................  $(47,003)   $(44,254)   $ 24,097     $ 27,750      $ 13,841
                                                        ---------   ---------   --------     --------      --------
    Adjustments to reconcile net income (loss) to net
      cash provided by (used in) operating activities:
      Gain on sale of assets..........................        --      (2,961)     (1,697)        (138)       (3,302)
      Depreciation and amortization...................    59,554      62,029      37,108       18,720        18,566
      Non-cash portion of unusual items...............    70,207      45,773      31,206           --            --
      ESOP expense....................................    49,197      73,527          --           --            --
      Stock option expense (credit)...................    10,614        (467)        914        1,414         1,433
      Non-cash interest expense.......................     2,005       2,735       2,424        1,202           882
      Cash flows from changes in assets and
        liabilities, net of effects from sales and
        acquisitions of businesses:
          Accounts receivable, net....................    (7,533)      9,451      22,905       (8,828)        3,509
          Other current assets........................     4,563       8,273         575       (2,848)          667
          Other long-term assets......................     2,860      (5,726)      5,496        5,886        (3,350)
          Accounts payable and accrued liabilities....     2,683     (15,192)    (16,917)     (12,567)      (31,536)
          Reserve for unpaid claims...................     1,215      (5,885)    (29,985)     (10,625)      (13,694)
          Other liabilities...........................    (8,249)    (21,127)    (18,968)      (5,669)      (15,179)
          Minority interest, net of dividends paid....        80          22       1,596        1,887         1,593
          Due to Parent --  interest and income
            taxes.....................................   (42,459)    (11,966)     19,618       11,741         6,402
          Other.......................................       613         285       1,022          121        (1,063)
                                                        ---------   ---------   --------     --------      --------
          Total adjustments...........................   145,350     138,771      55,297          296       (35,072)
                                                        ---------   ---------   --------     --------      --------
            Net cash provided by (used in) operating
              activities..............................    98,347      94,517      79,394       28,046       (21,231)
                                                        ---------   ---------   --------     --------      --------
Cash Flows From Investing Activities
  Capital expenditures................................   (14,626)    (19,354)    (30,978)     (10,403)       (9,463)
  Acquisitions of businesses, net of cash acquired....  (130,550)    (62,125)       (235)        (256)       (6,998)
  Decrease (increase) in assets restricted for
    settlement of unpaid claims and other long-term
    liabilities.......................................     7,076     (19,606)    (17,732)      (6,070)        8,626
  Proceeds from sale of assets........................    16,584       5,879       5,098          503        10,386
  Investment in Parent................................        --      (4,736)         --           --            --
  Other...............................................        --      (1,050)         --           --            --
                                                        ---------   ---------   --------     --------      --------
            Net cash provided by (used in) investing
              activities..............................  (121,516)   (100,992)    (43,847)     (16,226)        2,551
                                                        ---------   ---------   --------     --------      --------
Cash Flows From Financing Activities
  Change in Due to Parent.............................    86,612     (16,970)    (62,625)     (30,443)       14,718
  Payments on debt and capital lease obligations......   (19,842)     (2,423)     (4,835)      (2,037)       (1,709)
                                                        ---------   ---------   --------     --------      --------
            Net cash provided by (used in) financing
              activities..............................    66,770     (19,393)    (67,460)     (32,480)       13,009
                                                        ---------   ---------   --------     --------      --------
Net increase (decrease) in cash and cash
  equivalents.........................................    43,601     (25,868)    (31,913)     (20,660)       (5,671)
Cash and cash equivalents at beginning of period......    86,002     129,603     103,735      103,735        71,822
                                                        ---------   ---------   --------     --------      --------
Cash and cash equivalents at end of period............  $129,603    $103,735    $ 71,822     $ 83,075      $ 66,151
                                                        =========   =========   ========     ========      ========

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

               PROVIDER SEGMENT OF MAGELLAN HEALTH SERVICES, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1996
    (ALL REFERENCES TO MARCH 31, 1996 AND 1997 FINANCIAL DATA ARE UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The combined financial statements of the Provider Segment of Magellan Health Services, Inc. ("CBHS" or the "Company") include the accounts of the Company and its subsidiaries except where control is temporary or does not rest with the Company. All significant intercompany accounts and transactions have been eliminated in combination. The accompanying unaudited combined financial statements for the six months ended March 31, 1996 and 1997 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring adjustments considered necessary for a fair presentation, have been included. Magellan Health Services, Inc. ("Magellan" or "Parent") is an integrated behavioral healthcare company providing behavioral healthcare services in the United States, the United Kingdom and Switzerland. Magellan operates through three principal subsidiaries engaging in (i) the provider business, (ii) the managed care business and (iii) the public sector business.

     The Company utilizes certain Parent systems and services ("Magellan Overhead"), including, but not limited to, risk management, computer systems, auditing, third-party reimbursement and treasury. The Company procures insurance ("Insurance") for professional liability claims, worker's compensation claims and general matters through the Parent. The assets, liabilities and operating expenses for Magellan Overhead and Insurance are included in the combined financial statements of the Company. The combined financial statements of CBHS have been prepared in connection with the sale of certain CBHS assets and related transactions, which are more fully described in Note 2.

     The combined financial statements present the historical combined financial position, results of operations and cash flows of CBHS and, as a result, include certain assets, liabilities, operations and personnel that will not be included in the transactions described below in Note 2.

     On June 2, 1992, Magellan filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code. The prepackaged plan of reorganization (the "Plan") effected a restructuring of Magellan's debt and equity capitalization. Magellan's Plan was confirmed on July 8, 1992, and became effective on July 21, 1992 (effective on July 31, 1992 for financial reporting purposes). The combined financial statements for all periods are presented for the Company after the consummation of the Plan. These financial statements were prepared under the principles of fresh start accounting. (See Note 4.)

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

NET REVENUE

     Net revenue is based on established billing rates, less estimated allowances for patients covered by Medicare and other contractual reimbursement programs and discounts from established billing rates. Amounts received by the Company for treatment of patients covered by Medicare and other contractual reimbursement programs, which may be based on cost of services provided or predetermined rates, are generally less than the established billing rates of the Company's hospitals. Final determination of amounts earned under contractual reimbursement programs is subject to review and audit by the applicable agencies. Net revenue for fiscal 1994, 1995 and 1996 included $32.1 million, $35.6 million and $28.3 million,

               PROVIDER SEGMENT OF MAGELLAN HEALTH SERVICES, INC.

respectively, for the settlement and adjustment of reimbursement issues related to earlier fiscal periods. Net revenue for the six months ended March 31, 1996 and 1997 (unaudited) includes $11.1 million and $13.8 million, respectively for the settlement and adjustment of reimbursement issues related to earlier fiscal periods. Management believes that adequate provision has been made for any adjustments that may result from such reviews.

ADVERTISING COSTS

     The production costs of advertising are expensed as incurred. The Company does not consider any of its advertising costs to be direct-response and, accordingly, does not capitalize such costs. Advertising costs consist primarily of radio and television air time, which is amortized as utilized, and printed media services. Advertising expense was approximately $35.6 million, $33.5 million and $30.3 million for the years ended September 30, 1994, 1995 and 1996, respectively.

CHARITY CARE

     The Company provides healthcare services without charge or at amounts less than its established rates to patients who meet certain criteria under its charity care policies. Because the Company does not pursue collection of amounts determined to be charity care, they are not reported as revenue. For the years ended September 30, 1994, 1995 and 1996, the Company provided, at its established billing rates, approximately $29.3 million, $41.2 million and $37.9 million, respectively, of such care.

ALLOCATED INTEREST, NET

     Magellan provides financing and cash management services for CBHS. Magellan's interest expense is allocated to CBHS based on the financing and the cost of financing provided directly to CBHS. Deferred financing costs and accrued interest related to such financing is carried on the books of the Parent.

INCOME TAXES

     The operations of CBHS are included in the Magellan consolidated federal income tax return and in various unitary, foreign and consolidated state income tax returns. Magellan allocates its consolidated income tax provision or benefit to CBHS, which approximates income taxes that would be calculated on a stand-alone basis.

     Current and deferred income taxes payable or receivable are settled currently through the Due to Parent account.

CASH AND CASH EQUIVALENTS

     Cash equivalents are short-term, highly liquid interest-bearing investments with a maturity of three months or less when purchased, consisting primarily of money market instruments.

CONCENTRATION OF CREDIT RISK

     Accounts receivable from patient revenue subject the Company to a concentration of credit risk with third party payors that include insurance companies, managed healthcare organizations and governmental entities. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific payors, historical trends and other information. Management believes the allowance for doubtful accounts is adequate to provide for normal credit losses.

               PROVIDER SEGMENT OF MAGELLAN HEALTH SERVICES, INC.

ASSETS RESTRICTED FOR THE SETTLEMENT OF UNPAID CLAIMS AND OTHER LONG-TERM LIABILITIES

     Assets restricted for the settlement of unpaid claims and other long-term liabilities include marketable securities which are carried at fair market value. Transfer of such investments from the Insurance subsidiaries to the Company or any of its other subsidiaries is subject to approval by certain regulatory authorities. These assets will remain with Magellan subsequent to the sale of the psychiatric facilities.

     During fiscal 1994, the Company adopted Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" ("FAS 115"). Under FAS 115, investments are classified into three categories: (i) held to maturity; (ii) available for sale; and (iii) trading. Unrealized holding gains or losses are recorded for trading and available for sale securities. The Company's investments are classified as available for sale and the adoption of FAS 115 did not have a material effect on the Company's financial statements, financial condition and liquidity or results of operations. The unrealized gain or loss on investments available for sale was not material at September 30, 1995 and 1996.

PROPERTY AND EQUIPMENT

     As a result of the adoption of fresh start accounting, property and equipment were adjusted to their estimated fair value as of July 31, 1992 and historical accumulated depreciation was eliminated. Expenditures for renewals and improvements are charged to the property accounts. Replacements and maintenance and repairs that do not improve or extend the life of the respective assets are expensed as incurred. The Company removes the cost and related accumulated depreciation from the accounts for property sold or retired, and any resulting gain or loss is included in operations. Amortization of capital lease assets is included in depreciation expense. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets, which is generally 10 to 40 years for buildings and improvements and three to ten years for equipment. Depreciation expense was $27.4 million, $34.5 million and $34.9 million for the years ended September 30, 1994, 1995 and 1996, respectively.

INTANGIBLE ASSETS

     Intangible assets are composed principally of (i) goodwill and (ii) non-compete agreements. Goodwill represents the excess of the cost of businesses acquired over the fair value of the net identifiable assets at the date of acquisition and is amortized using the straight-line method over 25 to 40 years. Non-compete agreements are amortized over the term of the related agreements.

     The Company continually monitors events and changes in circumstances that could indicate carrying amounts of intangible assets may not be recoverable. When events or changes in circumstances are present that indicate the carrying amount of intangible assets may not be recoverable, the Company assesses the recoverability of intangible assets by determining whether the carrying value of such intangible assets will be recovered through the future cash flows expected from the use of the asset and its eventual disposition. No impairment losses on intangible assets were recorded by the Company in fiscal 1994 and 1996. Impairment losses of approximately $4.0 million were recorded in fiscal 1995. (See Note 4)

FOREIGN CURRENCY

     Changes in the cumulative translation of foreign currency assets and liabilities are presented as a separate component of stockholder's deficit. Gains and losses resulting from foreign currency transactions, which were not material, are included in operations as incurred.

RECENT ACCOUNTING PRONOUNCEMENTS

     In March, 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 121 ("FAS 121"), "Accounting for the Impairment of Long-Lived Assets and for

               PROVIDER SEGMENT OF MAGELLAN HEALTH SERVICES, INC.

Long-Lived Assets to be Disposed Of," which became effective for fiscal years beginning after December 15, 1995. FAS 121 established standards for determining when impairment losses on long-lived assets have occurred and how impairment losses should be measured. The Company adopted FAS 121 effective October 1, 1994. The initial financial statement impact of adopting FAS 121 was not material.

2. SALE OF PSYCHIATRIC FACILITIES (UNAUDITED)

     On January 30, 1997, Magellan announced that it had entered into a definitive agreement to sell substantially all of CBHS' domestic hospital real estate and related personal property (the "Assets") to Crescent Real Estate Equities Limited Partnership ("Crescent"). In addition, Magellan will form New CBHS, which will consist of the domestic portion of its provider business segment. New CBHS will be operated as a joint venture that is equally owned by Magellan and an affiliate of Crescent (the "Crescent Affiliate"). Magellan will receive $400 million in cash, subject to adjustment, and warrants in the Crescent Affiliate for the purchase of 2.5% of the Crescent Affiliate's common stock, exercisable over 12 years, as consideration for the assets. In addition to the assets, Crescent and the Crescent Affiliate will each receive 1,283,311 warrants to purchase Magellan Common Stock at $30 per share, exercisable over 12 years.

     In related agreements, (i) Crescent will lease the real estate and related assets to New CBHS for annual rent beginning at $40 million, subject to adjustment, with a 5% annual escalation clause compounded annually and additional rent of $20 million, of which at least $10 million must be used for capital expenditures, and (ii) New CBHS will pay Magellan approximately $81 million in annual franchise fees, subject to increase, for the use of assets retained by Magellan and for support in certain areas. The franchise fees paid by New CBHS will be subordinated to the lease obligation with Crescent. The assets retained by Magellan include, but are not limited to, the "CHARTER" name, intellectual property, treatment protocols and procedures, clinical quality management, operating processes and the "1-800-CHARTER" telephone call center. Magellan will provide New CBHS ongoing support in areas including managed care contracting services, advertising and marketing assistance, risk management services, outcomes monitoring, and consultation on matters relating to reimbursement, government relations, clinical strategies, regulatory matters, strategic planning and business development.

     These transactions are subject to approval by Magellan stockholders and other customary closing conditions, including the negotiation of certain financing matters.

     On March 19, 1997, Magellan announced that it had signed definitive agreements to sell its three European hospitals for approximately $75 million. The transaction is expected to close in May, 1997, pending regulatory approval.

3. ACQUISITIONS AND JOINT VENTURES

ACQUISITIONS

     In February 1995, the Company acquired a 90 percent ownership interest in Westwood Pembroke Health System ("Westwood Pembroke"), which includes two psychiatric hospitals and a professional group practice. The Company accounted for the acquisition using the purchase method of accounting. Magellan will retain its proportionate ownership interest in Westwood Pembroke subsequent to the closing of the transactions with Crescent and the Crescent Affiliate.

     During fiscal 1994, the Company agreed to acquire 40 psychiatric hospitals (the "Acquired Hospitals") from Tenet Healthcare Corporation (formerly National Medical Enterprises). The purchase price for the Acquired Hospitals was approximately $120.4 million in cash plus an additional cash amount of approximately $51 million, subject to adjustment, for the net working capital of the Acquired Hospitals (the "Hospital Acquisition").

               PROVIDER SEGMENT OF MAGELLAN HEALTH SERVICES, INC.

     On June 30, 1994, the Company completed the purchase of 27 of the Acquired Hospitals for a cash purchase price of approximately $129.6 million, which included approximately $39.3 million, subject to adjustment, for the net working capital of the facilities. On October 31, 1994, the Company completed the purchase of three additional Acquired Hospitals for a cash purchase price of approximately $5 million, which included approximately $2.2 million related to the net working capital of the facilities. On November 30, 1994, the Company completed the purchase of the remaining ten Acquired Hospitals for a cash purchase price of approximately $36.8 million, including approximately $9.5 million related to the net working capital of the ten Acquired Hospitals. The Company accounted for the Hospital Acquisition using the purchase method of accounting. The operating results of the Acquired Hospitals are included in the Company's Consolidated Statements of Operations from the respective dates of acquisition.

JOINT VENTURES

     The Company has entered into four hospital-based joint ventures with Columbia/HCA Healthcare Corporation. Generally, each member of the joint venture leases and/or contributes certain assets in each respective market to the joint venture with the Company becoming the managing member.

     The joint ventures' results of operations have been included in the consolidated financial statements since inception, less minority interest. A summary of the joint ventures is as follows:

                    MARKET                           DATE
                    ------                       ------------
Albuquerque, NM................................  May 1995
Raleigh, NC....................................  June 1995
Lafayette, LA..................................  October 1995
Anchorage, AK..................................  August 1996

     Magellan will retain its proportionate ownership interest in these joint ventures subsequent to the closing of the transactions with Crescent and the Crescent Affiliate.

4. THE RESTRUCTURING AND FRESH START REPORTING

     Under the principles of fresh start accounting, Magellan's total assets were recorded at their assumed reorganization value, with the reorganization value allocated to identifiable tangible assets on the basis of their estimated fair value. Accordingly, the Company's property and equipment were reduced and its intangible assets were written off. The excess of the reorganization value over the value of identifiable assets was reported by Magellan as "reorganization value in excess of amounts allocable to identifiable assets" (the "Excess Reorganization Value").

     The total reorganization value assigned to Magellan's assets was estimated by calculating projected cash flows before debt service requirements, for a five-year period, plus an estimated terminal value of Magellan (calculated using a multiple of approximately six (6) on projected EBDIT (which is net revenue less operating and bad debt expenses)), each discounted back to its present value using a discount rate of 12% (representing the estimated after-tax weighted cost of capital). This amount was approximately $1.2 billion and was increased by (i) the estimated net realizable value of assets to be sold and
(ii) estimated cash in excess of normal operating requirements. The above calculations resulted in an estimated reorganization value of approximately $1.3 billion, of which the Excess Reorganization Value was $225 million, of which $129 million related to continuing operations. The Excess Reorganization Value was amortized by Magellan over the three-year period ended July 31, 1995, which is reflected in the Company's Statement of Operations for the years ended September 30, 1994 and 1995.

               PROVIDER SEGMENT OF MAGELLAN HEALTH SERVICES, INC.

5. UNUSUAL ITEMS

INSURANCE SETTLEMENTS

     Unusual items included the resolutions of disputes between the Company and insurance carriers concerning certain billings for services.

     In November 1994, the Company and a group of insurance carriers resolved a billing dispute that arose in the fourth quarter of fiscal 1994 related to claims paid predominantly in the 1980's. As part of the resolution, the Company agreed to pay the insurance carriers approximately $31 million plus interest, for a total of $37.5 million in four installments over a three year period. The Company and the insurance carriers will continue to do business at the same or similar general levels. Furthermore, the parties will seek additional business opportunities that will serve to enhance their present relationships.

     In March 1995, the Company and a group of insurance carriers resolved a billing dispute which arose in fiscal 1995 related to matters arising predominately in the 1980's. As part of the settlement, the Company agreed to pay the insurance carriers $29.8 million payable in five installments over a three year period. The Company and the insurance carriers have agreed to continue to do business at the same or similar general levels and to seek additional business opportunities that will serve to enhance their present relationships.

     In August 1996, the Company and a group of insurance carriers resolved a billing dispute which arose in fiscal 1996 related to matters originating in the 1980's. As part of the settlement of these claims, certain related payer matters and associated legal fees, the Company recorded a charge of approximately $30.0 million during the quarter ended June 30, 1996. The Company will pay the insurance settlement amount in twelve installments over a three year period, beginning August 1996. The Company and the insurance carriers have agreed that the dispute and settlement will not negatively impact any present or pending business relationships nor will it prevent the parties from negotiating in good faith concerning additional business opportunities available to, and future relationships between, the parties.

     Amounts payable in future periods under the insurance settlements are as follows (in thousands):

 YEAR ENDED
SEPTEMBER 30,
-------------
   1997................................................  $21,510
   1998................................................   14,180
   1999................................................    5,745

FACILITY CLOSURES

     During fiscal 1995 and fiscal 1996, the Company consolidated, closed or sold fifteen and nine psychiatric facilities (the "Closed Facilities"), respectively. The Closed Facilities will be retained by Magellan subsequent to the closing of the transaction with Crescent and the Crescent Affiliate and will be sold, leased or used for alternative purposes depending on the market conditions in each geographic area.

     The Company recorded charges of approximately $3.6 million and $4.1 million related to facility closures in fiscal 1995 and fiscal 1996, respectively, as follows (in thousands):

                                                               1995        1996
                                                              ------      ------
Severance and related benefits..............................  $2,132      $2,334
Contract terminations and other.............................   1,492       1,782
                                                              ------      ------
                                                              $3,624      $4,116
                                                              ======      ======

     Approximately 500 and 620 employees were terminated at the facilities closed in the fourth quarter of fiscal 1995 and during fiscal 1996, respectively. Severance and related benefits paid and charged against the

               PROVIDER SEGMENT OF MAGELLAN HEALTH SERVICES, INC.

resulting liability were approximately $1.3 million and $2.9 million in fiscal 1995 and fiscal 1996, respectively. Other exit costs paid and applied against the resulting liabilities were approximately $212,000 and $1.4 million in fiscal 1995 and fiscal 1996, respectively.

     During the six months ended March 31, 1997, (unaudited) the Company consolidated or closed three psychiatric facilities and its one general hospital (the "1997 Closed Facilities"). The 1997 Closed Facilities which are owned by the Company are expected to be sold as part of the Crescent Transactions. The Company recorded charges of approximately $4.2 million related to facility closures during the six months ended March 31, 1997, (unaudited) which consisted of approximately $3.0 million for severance and related benefits and $1.2 million for contract terminations and other costs.

     Approximately 700 employees were terminated at the 1997 Closed Facilities. Severance and related benefits paid and applied against the resulting liability were approximately $2.3 million during the six months ended March 31, 1997, (unaudited). Other exit costs paid and applied against the resulting liability were approximately $280,000.

     The following table presents net revenue, salaries, supplies and other operating expenses and bad debt expenses and depreciation and amortization, of the 1995 and 1996 Closed Facilities and the 1997 Closed Facilities (in thousands):

                                                                       SIX MONTHS ENDED
                                     YEAR ENDED SEPTEMBER 30,              MARCH 31,
                                   -----------------------------   -------------------------
                                     1994       1995      1996        1996          1997
                                   --------   --------   -------   -----------   -----------
                                                                   (UNAUDITED)   (UNAUDITED)
Net revenues.....................  $124,185   $156,164   $85,810     $51,649       $20,856
Salaries, supplies and other
  operating expenses and bad debt
  expenses.......................   119,411    152,065    89,965      54,604        21,649
Depreciation and amortization....     3,291      3,134     1,870       1,193           299

     The Company also recorded a charge of approximately $2.0 million in fiscal 1996 related to severance and related benefits for approximately 275 employees who were terminated pursuant to planned overhead reductions.

ASSET IMPAIRMENTS

     As a result of the Hospital Acquisition, the Company reassessed its business strategy in certain markets at the end of fiscal 1994. The Company established a plan to consolidate services in selected markets and to close or sell certain facilities owned prior to the Hospital Acquisition. The Company recorded a charge of $23 million in fiscal 1994 primarily to write down the property and equipment at these facilities to their net realizable value.

     As discussed in Note 1, the Company adopted FAS 121 effective October 1, 1994. During fiscal 1995, the Company recorded impairment losses on property and equipment and intangible assets of approximately $23.0 million and $4.0 million, respectively. During fiscal 1996, the Company recorded impairment losses on property and equipment of approximately $1.2 million. Such losses resulted from changes in the manner that certain of the Company's assets will be used in future periods and current period operating losses at certain of the Company's operating facilities combined with projected future operating losses. Fair values of the long-lived assets that have been written down were determined using the best available information in each individual circumstance, which included quoted market price, comparable sales prices for similar assets or valuation techniques utilizing present value of estimated expected cash flows.

               PROVIDER SEGMENT OF MAGELLAN HEALTH SERVICES, INC.

OTHER

     During fiscal 1994, the Company recorded a charge of approximately $4.5 million related to the relocation of the Company's executive offices. During fiscal 1995, the Company recorded a gain of approximately $3.0 million related to the sale of three psychiatric hospitals.

     The Company also sold two psychiatric facilities during the six months ended March 31, 1997 that were closed during fiscal 1995. The Company received approximately $5.6 million in proceeds from sales and recorded an aggregate gain on such sales of approximately $2.8 million during the six months ended March 31, 1997, (unaudited).

6. BENEFIT PLANS

     Magellan maintains an Employee Stock Ownership Plan (the "ESOP"), a noncontributory retirement plan that enables eligible Company employees to participate in the ownership of Magellan.

     Magellan had recorded unearned compensation to reflect the cost of Magellan Common Stock purchased by the ESOP but not yet allocated to participants' accounts. In the period that shares are allocated or projected to be allocated to participants, ESOP expense is recorded and unearned compensation is reduced. Magellan's ESOP expense is reflected in the Company's statement of operations. All shares had been allocated to the participants as of September 30, 1995.

     During fiscal 1992, Magellan reinstated a defined contribution plan (the "401-K Plan"). Employee participants can elect to voluntarily contribute up to 6% of their compensation to the 401-K Plan. Effective October 1, 1992, Magellan began making contributions to the 401-K Plan based on employee compensation and contributions. Magellan makes a discretionary contribution of 2% of each employee's compensation and matches 50% of each employee's contribution up to 3% of their compensation. During the years ended September 30, 1994, 1995 and 1996, Magellan made contributions of approximately $4.9 million, $5.8 million and $5.3 million, respectively, to the 401-K Plan, which is reflected in salaries, supplies and other operating expenses.

     Magellan maintains five stock option plans that enable key employees and directors to purchase shares of Magellan Common Stock. Magellan's 1992 stock option plan allows for the exercise price of certain options to be reduced upon termination of employment of a certain optionee without cause. Stock option expense under Magellan's 1992 stock option plan is reflected in the Company's statement of operations. As of September 30, 1996, 362,990 options were outstanding at an exercise price of $4.36 and 6,000 options were outstanding at an exercise price of $22.75. Such options expire in October 2000 and are 100% vested.

7. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

     Information with regard to the Company's long-term debt and capital lease obligations at September 30, 1995 and 1996 is as follows (in thousands):

                                                             SEPTEMBER 30,    SEPTEMBER 30,
                                                                 1995             1996
                                                             -------------    -------------
6.59% to 10.75% Mortgage and other notes payable through
  1999.....................................................     $ 5,268          $ 3,163
Variable rate secured notes due through 2013 (3.65% to
  3.85% at September 30, 1996).............................      62,025           60,875
3.85% to 11.50% Capital lease obligations due through
  2014.....................................................      12,617           12,333
                                                                -------          -------
                                                                 79,910           76,371
Less amounts due within one year...........................       2,799            2,751
                                                                -------          -------
                                                                $77,111          $73,620
                                                                =======          =======

               PROVIDER SEGMENT OF MAGELLAN HEALTH SERVICES, INC.

     The aggregate scheduled maturities of long-term debt and capital lease obligations during the five years subsequent to September 30, 1996, are as follows (in thousands): 1997 -- $2,751; 1998 -- $2,273; 1999 -- $2,103;
2000 -- $1,991 and 2001 -- $10,359.

LEASES

     The Company leases certain of its operating facilities, some of which may be purchased during the term or at expiration of the leases. The book value of capital leased assets was approximately $8.4 million at September 30, 1996. The leases, which expire at various dates through 2069, generally require the Company to pay all maintenance, property tax and insurance costs.

     At September 30, 1996, aggregate amounts of future minimum payments under operating leases were as follows: 1997 -- $6.4 million; 1998 -- $4.8 million; 1999 -- $3.6 million; 2000 -- $2.2 million; 2001 -- $1.8 million; subsequent to 2001 -- $47.4 million.

     Rent expense for the years ended September 1994, 1995 and 1996 was $11.4 million, $15.4 million and $14.0 million, respectively.

8. INCOME TAXES

     The provision (benefit) for income taxes allocated to CBHS by Magellan consisted of the following (in thousands):

                                                           YEAR ENDED SEPTEMBER 30,
                                                         -----------------------------
                                                           1994       1995      1996
                                                         --------   --------   -------
Income taxes currently payable:
  Federal..............................................  $     --   $    595   $   977
  State, excluding California state refund.............       639      1,694       971
  California state refund..............................        --         --    (3,695)
  Foreign..............................................     1,466      1,188     3,779
Deferred income taxes:
  Federal..............................................   (11,078)   (14,360)   11,214
  State................................................    (1,583)    (2,051)    1,602
  Foreign..............................................        52         --        35
                                                         --------   --------   -------
                                                         $(10,504)  $(12,934)  $14,883
                                                         ========   ========   =======

     A reconciliation of the Company's income tax provision (benefit) to that computed by applying the statutory federal income tax rate is as follows (in thousands):

                                                           YEAR ENDED SEPTEMBER 30,
                                                         -----------------------------
                                                           1994       1995      1996
                                                         --------   --------   -------
Income tax provision (benefit) at federal statutory
  income tax rate......................................  $(20,111)  $(19,897)  $14,208
State income taxes, net of federal income tax benefit
  and excluding California state refund................      (616)      (232)    1,673
  California state refund, net of federal income tax
     benefit...........................................        --         --    (2,402)
Foreign income taxes, net of federal income tax
  benefit..............................................       987        772     2,479
Amortization of excess reorganization value............    10,920      9,100        --
Other -- net...........................................    (1,684)    (2,677)   (1,075)
                                                         --------   --------   -------
Income tax provision (benefit).........................  $(10,504)  $(12,934)  $14,883
                                                         ========   ========   =======

               PROVIDER SEGMENT OF MAGELLAN HEALTH SERVICES, INC.

9. ACCRUED LIABILITIES

     Accrued liabilities consist of the following (in thousands):

                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                1995       1996
                                                              --------   --------
Salaries, wages and other benefits..........................  $ 27,386   $ 27,313
Amounts due health insurance programs.......................    10,252     27,146
Other.......................................................    78,742     62,755
                                                              --------   --------
                                                              $116,380   $117,214
                                                              ========   ========

10. SUPPLEMENTAL CASH FLOW INFORMATION

                                                                               SIX MONTHS ENDED
                                                YEAR ENDED SEPTEMBER 30,           MARCH 31,
                                                ------------------------   -------------------------
                                                 1994     1995     1996       1996          1997
                                                ------   ------   ------   -----------   -----------
                                                                           (UNAUDITED)   (UNAUDITED)
Cash paid for interest, net of amounts
  capitalized.................................  $5,842   $5,303   $5,680     $2,099        $2,278
                                                ======   ======   ======     ======        ======

     The non-cash portion of unusual items for fiscal 1995 and 1996 includes the unpaid portion of the $29.8 million and $30.0 million insurance settlements that were recorded during the quarters ended March 31, 1995, and June 30, 1996, respectively. The payments of the insurance settlements are included in accounts payable and other accrued liabilities in the statement of cash flows for the years ended September 30, 1995 and 1996.

11. COMMITMENTS AND CONTINGENCIES

     The Company is self-insured for a substantial portion of its general and professional liability risks through Magellan. The reserves for self-insured general and professional liability losses, including loss adjustment expenses, are based on actuarial estimates that are discounted at an average rate of 6% to their present value based on the Company's historical claims experience adjusted for current industry trends. The undiscounted amount of the reserve for unpaid claims at September 30, 1995 and 1996 was approximately $113.1 million and $84.3 million, respectively. The reserve for unpaid claims is adjusted periodically as such claims mature, to reflect changes in actuarial estimates based on actual experience. During fiscal 1996, the Company recorded a reduction in malpractice claim reserves of approximately $15.3 million as a result of updated actuarial estimates. The Company recorded reductions of expenses of approximately $7.5 million and $5.0 million during the six months ended March 31, 1996 and 1997, (unaudited) respectively. These reductions resulted primarily from updates to actuarial assumptions regarding the Company's expected losses for more recent policy years. These revisions are based on changes in expected values of ultimate losses resulting from the Company's claim experiences, and increased reliance on such claim experience. While management and its actuaries believe that the present reserve is reasonable, ultimate settlement of losses may vary from the amount recorded.

     Certain assets of the Company, including substantially all accounts receivable and personal property, are pledged to the Parent's bank lenders as collateral for certain Parent indebtedness. In the opinion of management, the Parent's obligations under such indebtedness will continue to be serviced from ongoing operations, thereby mitigating the lenders' potential claims against these assets.

     Certain of the Company's subsidiaries are subject to or parties to claims, civil suits and governmental investigations and inquiries relating to their operations and certain alleged business practices. In the opinion of management, based on consultation with counsel, resolution of these matters will not have a material adverse effect on the Company's financial position or results of operations.

               PROVIDER SEGMENT OF MAGELLAN HEALTH SERVICES, INC.

     In January 1996, the Company settled an ongoing dispute with the Resolution Trust Corporation ("RTC"), for itself or in its capacity as conservator or receiver for 12 financial institutions, which formerly held certain debt securities that were issued by the Company in 1988. In connection with the settlement, the Company, denying any liability or fault, paid $2.7 million to the RTC in exchange for a release of all claims.

     On August 1, 1996, the United States Department of Justice, Civil Division, filed an Amended Complaint in a civil qui tam action initiated in November of 1994 against Magellan and the Company's Orlando South hospital subsidiary by two former employees. The Amended Complaint alleges that the hospital violated the federal False Claims Act ("the Act") in billing for inpatient treatment provided to elderly patients. The Amended Complaint is based on disputed clinical and factual issues which the Company believes do not constitute a violation of the Act. The Company and its subsidiary deny any liability in this matter and will continue to vigorously defend themselves against the suit. As is its policy, the Company will continue to cooperate with the government in this matter. The Company does not believe this matter will have a material adverse effect on its financial position or results of operations.

                            CRESCENT OPERATING, INC.

                 PRO FORMA CONSOLIDATING FINANCIAL INFORMATION


     The following unaudited proforma Statements of Crescent Operating, Inc. (the "Company" or "Crescent Operating"), assumes completion of (i) the formation and capitalization of the Company, (ii) the acquisition of the Carter-Crowley Asset Group, (iii) the purchase and subsequent sale of the 12.38% limited partner interest in the partnership that owns the Dallas Mavericks, (iv) the acquisition of a 50% equity interest in Charter Behavioral Health Systems LLC and the related acquisition of 1,238,311 warrants to purchase 1,238,311 common shares of Magellan Health Services, Inc., as of March 31, 1997 as it relates to the balance sheet, and as of January 1, 1996, in each case, as it relates to the statement of operations.


     In management's opinion, all adjustments necessary to reflect the above discussed transactions have been made. The unaudited pro forma Consolidated Balance Sheet and Statements of Operations are not necessarily indicative of what actual results of operations of the Company would have been for the period, nor does it purport to represent the Company's results of operations for future periods.

                            CRESCENT OPERATING, INC.

                      PROFORMA CONSOLIDATED BALANCE SHEET
                              AS OF APRIL 3, 1997
                                  (UNAUDITED)

                             (DOLLARS IN THOUSANDS)


                                  CRESCENT       CAPITALIZATION OF    ACQUISITION OF
                               OPERATING, INC.        CRESCENT        CARTER-CROWLEY   ACQUISITION OF      SALE OF
                                HISTORICAL(A)    OPERATING, INC.(B)   ASSET GROUP(C)   INVESTMENT(D)    INVESTMENT(D)
                               ---------------   ------------------   --------------   --------------   -------------
ASSETS:
Cash.........................       $  1              $47,947            $(15,423)        $(12,400)       $    100
A/R..........................         --                   --               1,886               --              --
Inventory....................         --                   --               1,611               --              --
Other assets.................         --                   --                 193               --              --
                                    ----              -------            --------         --------        --------
    Total current assets.....          1               47,947             (11,733)         (12,400)            100
Property and equipment,
  net........................         --                   --               3,860               --              --
Investments..................         --                   --               9,589           12,400         (12,400)
                                    ----              -------            --------         --------        --------
    Total assets.............       $  1              $47,947            $  1,716         $     --        $(12,300)
                                    ====              =======            ========         ========        ========
LIABILITIES:
Accounts payable and accrued
  liabilities................       $ --              $    --            $  1,047         $     --        $     --
Notes payable, current.......         --                   --                 299               --              --
                                    ----              -------            --------         --------        --------
    Total current............         --                   --               1,346               --              --
Long-term notes payable, net
  of current portion.........                          33,847                  --               --          (9,920)
Deferred income taxes........         --                   --                 370               --              --
                                    ----              -------            --------         --------        --------
    Total liabilities........         --               33,847               1,716               --          (9,920)
                                    ----              -------            --------         --------        --------
STOCKHOLDER'S EQUITY:
Common stock.................                              --                  --               --              --
Additional Paid in Capital...          1               14,100                  --               --          (2,380)
Retained Earnings............         --                   --                  --                               --
                                    ----              -------            --------         --------        --------
    Total stockholder's
      equity.................          1               14,100                  --               --          (2,380)
                                    ----              -------            --------         --------        --------
    Total liabilities and
      stockholder's equity...       $  1              $47,947            $  1,716         $     --        $(12,300)
                                    ====              =======            ========         ========        ========

                               CRESCENT OPERATING, INC.
                                   AS ADJUSTED FOR
                                ACQUISITION OF CARTER-     ACQUISITION OF 50%      PROFORMA
                                 CROWLEY ASSET GROUP      INTEREST IN CBHS(E)    CONSOLIDATED
                               ------------------------   --------------------   -------------
ASSETS:
Cash.........................          $20,225                  $(20,000)           $   225
A/R..........................            1,886                        --              1,886
Inventory....................            1,611                        --              1,611
Other assets.................              193                        --                193
                                       -------                  --------            -------
    Total current assets.....           23,915                   (20,000)             3,915
Property and equipment,
  net........................            3,860                        --              3,860
Investments..................            9,589                    20,000             29,589
                                       -------                  --------            -------
    Total assets.............          $37,364                  $     --            $37,364
                                       =======                  ========            =======
LIABILITIES:
Accounts payable and accrued
  liabilities................            1,047                  $     --            $ 1,047
Notes payable, current.......              299                        --                299
                                       -------                  --------            -------
    Total current............            1,346                        --              1,346
Long-term notes payable, net
  of current portion.........           23,927                        --             23,927
Deferred income taxes........              370                        --                370
                                       -------                  --------            -------
    Total liabilities........           25,643                        --             25,643
                                       -------                  --------            -------
STOCKHOLDER'S EQUITY:
Common stock.................               --                        --                 --
Additional Paid in Capital...           11,721                        --             11,721
Retained Earnings............               --                        --
                                       -------                  --------            -------
    Total stockholder's
      equity.................           11,721                        --             11,721
                                       -------                  --------            -------
    Total liabilities and
      stockholder's equity...          $37,364                  $     --            $37,364
                                       =======                  ========            =======

                 NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET


(A) Reflects Crescent Operating's audited historical balance sheet at April 3, 1997.



(B) Reflects capitalization of Crescent Operating to provide approximately $14.1 million equity and $33.8 million debt to be utilized in the acquisition of the various assets.



(C) Amounts reflect the acquisition of the Carter-Crowley Asset Group, an unrelated party, reflected at fair value based upon the acquisition transaction of $13.7 million, including liabilities assumed, accounted for as a purchase transaction. Amounts reflect the preliminary purchase price adjustments as follows (in thousands):



Property and equipment, net................................  $(3,090)
Investments:
  Hicks, Muse, Tate & Furst Equity Fund II.................    1,905
Notes payable, current.....................................   (1,874)
Long-term Notes payable....................................   (2,690)


     Fair values assigned were based upon the following methodologies:


        Dallas Basketball Limited (DBL) -- Sales of comparable sports franchises and a recent limited partnership transaction within DBL. (See Note D).



        Hicks, Muse, Tate & Furst Equity Fund II (the "Fund") -- Recorded based upon the purchase price paid by Crescent Operating to Carter-Crowley for its ownership interest in the Fund. Current values of traded securities are based upon quoted rates and current values of non-traded securities are determined by the general partner of the Fund.



        As of March 31, 1997, Crescent Operating's investments in the Fund portfolio consisted of investments in the following industries: (i) manufacturing (36.6%, 22.0% of which consisted of investments in the common stock, preferred stock and warrants of a company that manufactures copper wire); (ii) communications (33.2%, 32.4% of which consisted of an investment of a partnership interest in a cable television operator); (iii) real estate (15.0%, all of which consisted of an investment in a company which owns partnership interests in partnerships that provide debt and equity capital to real estate owners and developers); (iv) financial services (10.3%, all of which consisted of investments of partnership interests in a foreign insurance company and a small business investment company); and (v) food (4.9%, all of which consisted of an investment in the common stock of a chocolate company).



        The following represents companies or partnerships in which Crescent Operating has a significant interest through its ownership interest in the Fund. Crescent Operating's interest in the Fund is recorded based upon the purchase price paid by Crescent Operating to Carter-Crowley for its ownership interest in the Fund. The Fund determines the current market value of the underlying securities and investments by using quoted rates for securities that are publicly traded and as determined by the general partner of the Fund for securities that are not publicly traded. For each investment Crescent Operating (or previously by Carter-Crowley) has contributed to within the Fund, the number of shares or partnership interest owned by Crescent Operating is calculated by the number of shares or partnership interest owned by the Fund multiplied by Crescent Operating's ownership percentage as determined based on contributions by Crescent Operating (or previously by Carter-Crowley) divided by total contributions to the Fund.


                                                                                                CRESCENT
                                                            SHARES,                            OPERATING     CARTER-
                         PUBLICLY                         WARRANTS OR                           PURCHASE     CROWLEY
                          TRADED          TYPE OF         PARTNERSHIP                            PRICE         COST
 COMPANY/PARTNERSHIP    SECURITIES      INVESTMENT          INTEREST           INDUSTRY        ALLOCATION     BASIS
----------------------  ----------   -----------------   --------------   ------------------   ----------   ----------
Marcus Cable Company,       No       Partnership
  L.P.(1)                                                         0.33%   Communications       $3,110,724   $2,002,574
International Wire          No       Common Stock/
  Group, Inc.(1)                                              1,725,738   Manufacturing         2,107,965    1,725,738
                                     Debt Securities/                --                                --       80,321
                                     Warrants                     5,920                                --        5,383
Olympus Partnerships        No       Various             0.19% to 2.08%   Real Estate           1,434,263    1,277,062
                                     Partnerships
Crain Holdings Corp.        No       Common Stock               425,253   Manufacturing           899,455      479,423
Seguros Comer. Amer.,
  SA de CV(1)              Yes       Common Stock               229,340   Financial Services      691,629      725,883
Other Investments                                                                               1,345,260    1,498,094
                                                                                               ----------   ----------
                                                                                               $9,589,296   $7,794,478
                                                                                               ==========   ==========

                           FAIR
                          MARKET
                         VALUE AT
                         MARCH 31,
 COMPANY/PARTNERSHIP       1997
----------------------  -----------
Marcus Cable Company,
  L.P.(1)               $ 3,393,193
International Wire
  Group, Inc.(1)          2,201,318
                             91,316
                              6,744
Olympus Partnerships      1,564,501

Crain Holdings Corp.        981,130
Seguros Comer. Amer.,
  SA de CV(1)               754,432
Other Investments         1,467,416
                        -----------
                        $10,460,050
                        ===========


---------------


(1) This company files periodic reports with the Securities and Exchange Commission.


        Moody-Day -- A multiple of historical cash flow.

        Notes payable, current and long-term notes payable -- adjustments represent historical liabilities of Carter-Crowley not being assumed.

        Property and equipment, net -- in applying the provisions of APB No. 16, the book value of assets acquired in excess of purchase price has been recorded as a reduction in long-term assets.


(D) Reflects the acquisition and subsequent sale of the investment in DBL, repayment of debt and capital distribution to Crescent Operating Partnership. Crescent Operating recognized a $150,000 gain on the sale of DBL. (See Note 6 to Crescent Operating, Inc. historical financial statements).



(E) Increase reflects the acquisition of a 50% interest in Charter Behavioral Health Systems LLC ("CBHS") and the related acquisition of 1,283,311 million warrants to purchase 1,283,311 million common shares of Magellan Health Services, Inc. ("Magellan Warrants") based on a preliminary valuation, as follows (in thousands):



            Investments in CBHS.....................  $ 7,500
            Acquisition of Magellan Warrants........   12,500
                                                      =======
                                                      $20,000
                                                      =======


     Crescent Operating and Crescent have valued the Magellan Warrants at $25.0 million ($12.5 million for the Magellan Warrants issued to Crescent Operating and $12.5 million for the Magellan Warrants issued to Crescent), based upon a Black Shoales valuation performed by an independent third party.

     The following is a pro forma condensed balance sheet of CBHS as of March 31, 1997:

                                                                  MARCH 31,
                                                                    1997
                                                                  ---------
    Current assets..............................................    $ 9,657
    Property and equipment, net.................................     18,418
    Other long-term assets......................................        343
                                                                    -------
                                                                    $28,418
                                                                    =======
    Accrued liabilities.........................................    $ 6,984
    Capital lease obligation....................................         53
    Note Payable -- Magellan....................................     10,000
                                                                    -------
              Total current liabilities.........................     17,037
    Capital lease obligation....................................        888
    Member capital..............................................     10,493
                                                                    -------
              Total liabilities and member capital..............    $28,418
                                                                    =======

                            CRESCENT OPERATING, INC.

                 PROFORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                                           CRESCENT OPERATING, INC.
                                                                                               AS ADJUSTED FOR
                                             CRESCENT       ACQUISITION OF                      ACQUISITION OF
                                          OPERATING, INC.   CARTER-CROWLEY      OTHER           CARTER-CROWLEY
                                           HISTORICAL(A)    ASSET GROUP(B)   ADJUSTMENTS         ASSET GROUP
                                          ---------------   --------------   -----------   ------------------------
Revenues.................................      $ --            $10,394         $    --             $10,394
Cost of Sales............................        --              8,537              --               8,537
                                               ----            -------         -------             -------
Gross Profit.............................        --              1,857              --               1,857
Equity in loss of CBHS...................        --                 --              --                  --
Selling, General and Administrative
  Expenses...............................        --              1,748             506(C)            2,254
                                               ----            -------         -------             -------
Income (Loss) from Operations............        --                109            (506)               (397)
Other (Income) Expense:
  Interest Expense.......................        --                356           2,545(D)            2,901
  Other..................................        --                (79)             --                 (79)
                                               ----            -------         -------             -------
        Total Other Expense, net.........        --                277           2,545               2,822
                                               ----            -------         -------             -------
  Income (Loss) Before Income Taxes......        --               (168)         (3,051)             (3,219)
  Income Tax Benefit.....................        --                (57)             --                 (57)
                                               ----            -------         -------             -------
  Net Income (Loss)......................      $ --            $  (111)        $(3,051)            $(3,162)
                                               ====            =======         =======             =======
  Net Income (Loss) per Share............


                                           ACQUISITION OF
                                            50% INTEREST     PRO FORMA
                                             IN CBHS(E)     CONSOLIDATED
                                           --------------   ------------
Revenues.................................     $    --         $ 10,394
Cost of Sales............................          --            8,537
                                              -------         --------
Gross Profit.............................          --            1,857
Equity in loss of CBHS...................       7,659            7,659
Selling, General and Administrative
  Expenses...............................          --            2,254
                                              -------         --------
Income (Loss) from Operations............      (7,659)          (8,056)
Other (Income) Expense:
  Interest Expense.......................          --            2,901
  Other..................................          --              (79)
                                              -------         --------
        Total Other Expense, net.........          --            2,822
                                              -------         --------
  Income (Loss) Before Income Taxes......      (7,659)         (10,878)
  Income Tax Benefit.....................          --              (57)
                                              -------         --------
  Net Income (Loss)......................     $(7,659)        $(10,821)
                                              =======         ========
  Net Income (Loss) per Share............                     $   (.98)
                                                              ========

            NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                             (AMOUNTS IN THOUSANDS)


(A) Crescent Operating had no operations prior to the acquisition of the Carter-Crowley Asset Group

(B)  Reflects the historical income and expenses associated with the acquired company, assuming it occurred at the beginning of the period...............................................

(C)  Reflects the incremental:
     Corporate general and administrative expenses related to the formation and operation of the Company as follows:
     Salaries and benefits.......................................  $   250
     Rent and other office supplies..............................      200
     Professional fees...........................................      150
     Depreciation and amortization of the purchase price
     adjustment as a result of the acquisition of the
     Carter-Crowley Asset Group..................................      (94)
                                                                   -------
                                                                   $   506
                                                                   -------

(D)  Increase is a result of interest expense for long term
     financing in conjunction with the capitalization of the
     Company, assuming it occurred at the beginning of the
     period.
     $23,927 loan at a rate of 12%...............................  $ 2,901
     Less historical interest expense............................     (356)
                                                                   -------
     Incremental interest expense................................  $ 2,545
                                                                   =======

(E)  Reflects the Company's 50% share of net loss of CBHS
     (accounted for on the equity method of accounting since the
     Company does not control CBHS; the four member board
     consists of two directors named by the Company and two
     directors named by Magellan) (see F-46).....................  $(7,659)

                            CRESCENT OPERATING, INC.

                 PROFORMA CONSOLIDATED STATEMENT OF OPERATIONS
            FOR THE THREE MONTHS IN THE PERIOD ENDED MARCH 31, 1997
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                                           CRESCENT OPERATING, INC.
                                                                                               AS ADJUSTED FOR
                                             CRESCENT       ACQUISITION OF                      ACQUISITION OF
                                          OPERATING, INC.   CARTER-CROWLEY      OTHER           CARTER-CROWLEY
                                           HISTORICAL(A)    ASSET GROUP(B)   ADJUSTMENTS         ASSET GROUP
                                          ---------------   --------------   -----------   ------------------------
Revenues.................................      $ --             $3,039          $  --               $3,039
Cost of Sales............................        --              2,462             --                2,462
                                               ----             ------          -----               ------
Gross Profit.............................        --                577             --                  577
Equity in loss of CBHS...................        --                 --             --                   --
Selling, General and Administrative
  Expenses...............................        --                438            126(C)               564
                                               ----             ------          -----               ------
Income (loss) from Operations............        --                139           (126)                  13
Other (Income) Expense:
  Interest Expense.......................        --                113            612(D)               725
  Other..................................        --                 (9)            --                   (9)
                                               ----             ------          -----               ------
        Total Other Expense, net.........        --                104            612                  716
                                               ----             ------          -----               ------
  Income (Loss) Before Income Taxes......        --                 35           (738)                (703)
  Income Tax Provision...................        --                 12             --                   12
                                               ----             ------          -----               ------
  Net Income (Loss)......................      $ --             $   23          $(738)              $ (715)
                                               ====             ======          =====               ======
  Net Income (Loss) per Share............


                                           ACQUISITION OF
                                            50% INTEREST     PRO FORMA
                                             IN CBHS(E)     CONSOLIDATED
                                           --------------   ------------
Revenues.................................     $    --         $ 3,039
Cost of Sales............................          --           2,462
                                              -------         -------
Gross Profit.............................          --             577
Equity in loss of CBHS...................       2,416           2,416
Selling, General and Administrative
  Expenses...............................          --             564
                                              -------         -------
Income (loss) from Operations............      (2,416)         (2,403)
Other (Income) Expense:
  Interest Expense.......................          --             725
  Other..................................          --              (9)
                                              -------         -------
        Total Other Expense, net.........          --             716
                                              -------         -------
  Income (Loss) Before Income Taxes......      (2,416)         (3,119)
  Income Tax Provision...................          --              12
                                              -------         -------
  Net Income (Loss)......................     $(2,416)        $(3,131)
                                              =======         =======
  Net Income (Loss) per Share............                     $  (.28)
                                                              =======

            NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE THREE MONTHS IN THE PERIOD ENDED MARCH 31, 1997
                             (AMOUNTS IN THOUSANDS)


(A) Crescent Operating had no operations prior to the acquisition of the Carter-Crowley Asset Group

(B)  Reflects the historical income and expenses associated with the acquired company, assuming it occurred at the beginning of the period...............................................

(C)  Reflects the incremental:
     Corporate general and administrative expenses related to the formation and operation of the Company as follows:
     Salaries and benefits.......................................  $    62
     Rent and other office supplies..............................       50
     Professional fees...........................................       38
     Depreciation and amortization of the purchase price
     adjustment as a result of the acquisition of the
     Carter-Crowley Asset Group..................................      (24)
                                                                   -------
                                                                       126

(D)  Increase is a result of interest expense for long term
     financing in conjunction with the capitalization of the
     Company, assuming it occurred at the beginning of the
     period.
     $23,927 loan at a rate of 12%...............................  $   725
     Less historical interest expense............................     (113)
                                                                   -------
     Incremental interest expense................................  $  (612)
                                                                   =======

(E)  Reflects the Company's 50% share of net loss of CBHS
     (accounted for on the equity method of accounting since the
     Company does not control CBHS; the four member board
     consists of two directors named by the Company and two
     directors named by Magellan) (see F-49).....................  $(2,416)

                     CHARTER BEHAVIORAL HEALTH SYSTEMS, LLC

                 PROFORMA CONSOLIDATED STATEMENT OF OPERATIONS
                               SEPTEMBER 30, 1996

     The following unaudited proforma statement of operations of Charter Behavioral Health Systems, LLC (CBHS) for the year ended September 30, 1996, assumes the following: (i) the elimination of the European Hospitals, JV Hospitals not being acquired by CBHS and other operations and overhead and (ii) the completion of the Crescent Transaction, including the execution of the Facility Lease Agreement and Master Franchise Agreement, as if they had occurred on October 1, 1995.

                     CHARTER BEHAVIORAL HEALTH SYSTEMS, LLC

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1996

     (The investment in this entity will be reflected in the financial statements of Crescent Operating, Inc. on the equity method of accounting. (See F-42 Note E)

                                                                                            PRO FORMA
                                                            CHARTER                          CHARTER
                             PROVIDER                      BEHAVIORAL                       BEHAVIORAL
                              SEGMENT                        HEALTH        PRO FORMA          HEALTH
                            AS REPORTED    CARVE OUT(A)   SYSTEMS, LLC    ADJUSTMENTS      SYSTEMS, LLC
                            -----------    ------------   ------------    -----------      ------------
Net Revenue...............  $1,044,345       $235,601       $808,744       $ 10,615(B)       $819,359
                            ----------       --------       --------       --------          --------
Salaries, supplies and
  other operating
  expense.................     800,912        195,585        605,327        152,312(C)        757,639
Bad debt expense..........      79,930          9,909         70,021              0            70,021
Depreciation and
  amortization............      37,108          8,245         28,863        (26,444)(D)         2,419
Interest, net.............      47,615         42,763          4,852         (1,252)(E)         3,600
Stock option expense......         914            914              0              0                 0
Unusual items.............      37,271         36,274            997              0               997
                            ----------       --------       --------       --------          --------
                             1,003,750        293,690        710,060        124,616           834,676
                            ----------       --------       --------       --------          --------
Income before income taxes
  and minority interest...      40,595        (58,089)        98,684       (114,001)          (15,317)
Provision for income
  taxes...................      14,883        (24,591)        39,474        (39,474)(F)            --
                            ----------       --------       --------       --------          --------
Income before minority
  interest................      25,712        (33,498)        59,210        (74,527)          (15,317)
Minority interest.........       1,615          1,615              0             --                --
                            ----------       --------       --------       --------          --------
Net income................  $   24,097       $(35,113)      $ 59,210       $(74,527)         $(15,317)
                            ==========       ========       ========       ========          ========

                     CHARTER BEHAVIORAL HEALTH SYSTEMS, LLC

                        NOTES TO PRO FORMA CONSOLIDATED

                            STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1996

(A) Includes the elimination of the European Hospitals, and JV Hospitals and other operations, including closed facilities, which will not be part of CBHS after the Crescent Transaction, and corporate overhead and other adjustments necessary to eliminate revenues and expenses related to non-acquired assets.

(B) Represents management fees of $10.6 million payable by Magellan to CBHS for the management of hospital based businesses controlled and less than wholly-owned by Magellan which will not be part of CBHS after the Crescent Transaction.


(C) Reflects increase in expenses pursuant to franchise fees of $78.2 million payable under the Master Franchise Agreement, rent expense of $63.0 million payable to Crescent for hospital-based real estate and equipment computed on a straight-line basis over the 12 year term under the Facility Lease Agreement, and $11.1 million of corporate general and administrative expenses for necessary CBHS corporate functions formerly performed by Magellan including human resources, legal, and finance and accounting.


(D) Reflects decrease in historical depreciation and amortization expense as a result of the sale of fixed assets and the Facility Lease Agreement.

(E) Reflects decrease in interest expense based on the following assumptions (in thousands):

Old interest expense, net................................            $ (4,852)
Expected average borrowings -- working capital...........  45,000
Estimated borrowing rate.................................     8.0%
                                                           ------
                                                                        3,600
                                                                     --------
Pro forma adjustment.....................................            $ (1,252)
                                                                     ========

     Borrowing rate estimates the rate on a loan commitment received from a group of commercial banks to provide a line of credit of up to $100 million pursuant to a 5-year revolving credit facility.

(F) Pro forma adjustment reflects the elimination of the provision for income taxes as Charter Behavioral Health Systems, LLC is a limited liability company and is not subject to federal income tax.

                     CHARTER BEHAVIORAL HEALTH SYSTEMS, LLC

                 PROFORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                 MARCH 31, 1997

     The following unaudited proforma statement of operations of Charter Behavioral Health Systems, LLC (CBHS) for the three months in the period ended March 31, 1997, assumes the following: (i) the elimination of the European Hospitals, JV Hospitals not being acquired by CBHS and other operations and overhead and (ii) the completion of the Crescent Transaction, including the execution of the Facility Lease Agreement and Master Franchise Agreement, as if they had occurred on October 1, 1996.

                     CHARTER BEHAVIORAL HEALTH SYSTEMS, LLC

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
            FOR THE THREE MONTHS IN THE PERIOD ENDED MARCH 31, 1997


                                                                                             PRO FORMA
                                                             CHARTER                          CHARTER
                              PROVIDER                      BEHAVIORAL                       BEHAVIORAL
                               SEGMENT                        HEALTH        PRO FORMA          HEALTH
                             AS REPORTED    CARVE OUT(A)   SYSTEMS, LLC    ADJUSTMENTS      SYSTEMS, LLC
                             -----------    ------------   ------------    -----------      ------------
Net Revenue................   $236,862        $ 42,075       $194,787       $  3,541(B)       $198,328
                              --------        --------       --------       --------          --------
Salaries, supplies and
  other operating
  expense..................    181,705          34,210        147,495         36,696(C)        184,191
Bad debt expense...........     14,826             690         14,136              0            14,136
Depreciation and
  amortization.............      9,329           2,099          7,230         (6,097)(D)         1,133
Interest, net..............     13,176          12,231            945            255(E)          1,200
Stock option expense.......        829             829              0
Unusual items..............      1,395          (1,105)         2,500              0             2,500
                              --------        --------       --------       --------          --------
                               221,260          48,954        172,306         30,854           203,160
                              --------        --------       --------       --------          --------
Income before income taxes
  and minority interest....     15,602          (6,879)        22,481        (27,313)           (4,832)
Provision for income
  taxes....................      5,938          (3,054)         8,992         (8,992)(F)            --
                              --------        --------       --------       --------          --------
Income before minority
  interest.................      9,664          (3,825)        13,489        (18,321)           (4,832)
Minority interest..........        693             693              0             --                --
                              --------        --------       --------       --------          --------
Net income.................   $  8,971        $ (4,518)      $ 13,489       $(18,321)         $ (4,832)
                              ========        ========       ========       ========          ========

                     CHARTER BEHAVIORAL HEALTH SYSTEMS, LLC

                        NOTES TO PRO FORMA CONSOLIDATED

                            STATEMENT OF OPERATIONS
            FOR THE THREE MONTHS IN THE PERIOD ENDED MARCH 31, 1997

(A) Includes the elimination of the European Hospitals, and JV Hospitals and other operations, including closed facilities, which will not be part of CBHS after the Crescent Transaction, and corporate overhead and other adjustments necessary to eliminate revenues and expenses related to non-acquired assets.

(B) Fees from Magellan for the management of hospital-based businesses controlled by Magellan that are less than wholly-owned by Magellan.

(C) The pro forma adjustments to salaries, supplies and other operating expenses are as follows (000's):


Franchise Fees..............................................  $19,550
Rent Expense under the Facilities Lease.....................   15,764
Additional Corporate Overhead...............................    1,382
                                                              -------
                                                              $36,696
                                                              =======


(D) The pro forma adjustment to depreciation and amortization expense represents the decrease in depreciation expense as a result of the sale of property and equipment to Crescent by Magellan and the elimination of amortization expense related to impaired intangible assets.

(E)  The pro forma adjustment to interest, net, is computed as follows (000's):

Interest expense on serviced IRB's..........................  $   (945)
Interest expense for new borrowings.........................     1,200
                                                              --------
                                                              $    255
                                                              ========
Average borrowings..........................................    60,000
Borrowing rate..............................................       8.0%
                                                              --------
          Annual Interest...................................     4,800
                                                              ========
          Quarterly Interest................................     1,200
                                                              ========

(F) CBHS will be formed as a limited liability company. Accordingly, no tax benefit is presented as the tax consequences will pass through to Magellan and COI.

          ============================================================

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION MADE PURSUANT HERETO SHALL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                              PAGE
                                              ----
Summary.....................................    2
Risk Factors................................   11
The Distribution............................   17
Dividend Policy.............................   23
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations................................   23
Business....................................   27
Management..................................   39
Certain Transactions........................   44
Description of Crescent Operating Capital
  Stock.....................................   47
Certain Antitakeover Provisions.............   50
Experts.....................................   56
Legal Matters...............................   56
Index to Financial Statements...............  F-1

           ---------------------

     UNTIL                , 1997 (25 DAYS AFTER
  THE DATE OF THIS PROSPECTUS), ALL DEALERS
  EFFECTING TRANSACTIONS IN THE COMMON STOCK
  DISTRIBUTED PURSUANT HERETO, WHETHER OR NOT
  PARTICIPATING IN THIS DISTRIBUTION, MAY BE
  REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN
  ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER
  A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND
  WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR
  SUBSCRIPTIONS.


          ============================================================
          ============================================================

                                    CRESCENT
                                OPERATING, INC.


                                  COMMON STOCK

                            ------------------------

                                   PROSPECTUS
                            ------------------------

                                            , 1997
          ============================================================

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses expected to be incurred in connection with the issuance and distribution of the Crescent Operating Common Stock registered hereby, all of which expenses, except for the SEC registration fee, are estimates:


                        DESCRIPTION                             AMOUNT
                        -----------                            --------
SEC Registration Fee........................................   $  4,274
Listing Fee.................................................   $ 13,250
Transfer Agent's and Registrar's Fee........................   $ 10,000
Printing and Engraving Fees.................................   $200,000
Legal Fees and Expenses.....................................   $150,000
Accounting Fees and Expenses................................   $ 75,000
Miscellaneous...............................................   $ 47,476
                                                               --------
          Total.............................................   $500,000
                                                               ========


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits


          3.1*           -- Certificate of Incorporation
          3.2*           -- Bylaws
          3.3*           -- First Amended and Restated Certificate of Incorporation
          3.4*           -- Form of Amended and Restated Bylaws
          4.1            -- Form of Specimen stock certificate (filed herewith)
          4.2            -- Form of Preferred Share Purchase Rights Plan (filed
                            herewith)
          5*             -- Opinion of Shaw, Pittman, Potts and Trowbridge as to the
                            legality of the Crescent Operating Common Stock being
                            registered
          8              -- Opinion of Shaw Pittman, Potts & Trowbridge relating to certain material tax issues (filed herewith)
         10.1            -- Amended Stock Incentive Plan (filed herewith)
         10.2*           -- Form of Intercompany Agreement between Crescent Operating
                            Partnership and Crescent Operating
         10.3*           -- Form of Operating Agreement of Charter Behavioral Health
                            Systems, LLC
         10.4*           -- Form of Warrant Purchase Agreement between Crescent
                            Operating and Magellan with respect to Crescent Operating
                            securities
         10.5*           -- First Amendment to Amended and Restated Credit and
                            Security Agreement, dated as of May 30, 1997, between
                            Crescent Operating Partnership and Crescent Operating,
                            together with related Note
         10.6            -- Line of Credit and Security Agreement, dated as of May
                            21, 1997, between Crescent Operating Partnership and
                            Crescent Operating, together with related Line of Credit
                            Note (filed herewith)
         10.7*           -- Acquisition Agreement, dated as of February 10, 1997,
                            between Crescent Operating Partnership and the
                            Carter-Crowley Sellers
         10.8            -- Assignment of Limited Partnership Interest (filed
                            herewith)
         23.1            -- Consent of Shaw, Pittman, Potts & Trowbridge (included in its exhibits filed as part of Exhibits 5 and 8)
         23.2            -- Consent of Arthur Andersen LLP (filed herewith)
         23.3            -- Consent of Arthur Andersen LLP (filed herewith)
         23.4            -- Consent of Arthur Andersen LLP (filed herewith)
         99.1*           -- Consents of Certain Persons Named as Directors


---------------

 * Filed previously.


     (b) Financial Statement Schedules.


          Not applicable.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on June 11, 1997.


                                        CRESCENT OPERATING, INC.
                                          (Registrant)

                                        By:       /s/ GERALD W. HADDOCK
                                           -------------------------------------
                                                     GERALD W. HADDOCK
                                           PRESIDENT AND CHIEF EXECUTIVE OFFICER

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                   SIGNATURES                                     TITLE                      DATE
                   ----------                                     -----                      ----

             /s/ GERALD W. HADDOCK                Director, President and Chief          June 11, 1997
------------------------------------------------    Executive Officer (Principal
               GERALD W. HADDOCK                    Executive Officer)

             /s/ JEFFREY L. STEVENS               Chief Financial Officer, Treasurer     June 11, 1997
------------------------------------------------    and Secretary (Principal Financial
               JEFFREY L. STEVENS                   and Accounting Officer)

                                 EXHIBIT INDEX


        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
          3.1*           -- Certificate of Incorporation
          3.2*           -- Bylaws
          3.3*           -- First Amended and Restated Certificate of Incorporation
          3.4*           -- Form of Amended and Restated Bylaws
          4.1            -- Form of Specimen stock certificate (filed herewith)
          4.2            -- Form of Preferred Share Purchase Rights Plan (filed
                            herewith)
          5*             -- Opinion of Shaw, Pittman, Potts and Trowbridge as to the
                            legality of the Crescent Operating Common Stock being
                            registered
          8              -- Opinion of Shaw Pittman, Potts & Trowbridge relating to certain material tax issues (filed herewith)
         10.1            -- Amended Stock Incentive Plan (filed herewith)
         10.2*           -- Form of Intercompany Agreement between Crescent Operating
                            Partnership and Crescent Operating
         10.3*           -- Form of Operating Agreement of Charter Behavioral Health
                            Systems, LLC
         10.4*           -- Form of Warrant Purchase Agreement between Crescent
                            Operating and Magellan with respect to Crescent Operating
                            securities
         10.5*           -- First Amendment to Amended and Restated Credit and
                            Security Agreement, dated as of May 30, 1997, between
                            Crescent Operating Partnership and Crescent Operating,
                            together with related Note
         10.6            -- Line of Credit and Security Agreement, dated as of May
                            21, 1997, between Crescent Operating Partnership and
                            Crescent Operating, together with related Line of Credit
                            Note (filed herewith)
         10.7*           -- Acquisition Agreement, dated as of February 10, 1997,
                            between Crescent Operating Partnership and the
                            Carter-Crowley Sellers
         10.8            -- Assignment of Limited Partnership Interest (filed
                            herewith)
         23.1            -- Consent of Shaw, Pittman, Potts & Trowbridge (included in its exhibits filed as part of Exhibits 5 and 8)
         23.2            -- Consent of Arthur Andersen LLP (filed herewith)
         23.3            -- Consent of Arthur Andersen LLP (filed herewith)
         23.4            -- Consent of Arthur Andersen LLP (filed herewith)
         99.1*           -- Consents of Certain Persons Named as Directors


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 * Filed previously.